     As filed with the Securities and Exchange Commission on April 24, 2002

                          SEC Registration No. 1022701

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 3
                                       TO
                       REGISTRATION STATEMENT ON FORM S-1
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           NEOMEDIA TECHNOLOGIES, INC.
                         (Name of issuer in its charter)



          Delaware                                     7373                           36-3680347
-------------------------------                -------------------                  -------------------
(State or other jurisdiction of             (Primary Standard Industrial              (I.R.S. Employer
 incorporation or organization)              Classification Code Number)             Identification No.)


                          2201 Second Street, Suite 600
                            Fort Myers, Florida 33901
                                  941-337-3434
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                Charles W. Fritz
                          2201 Second Street, Suite 600
                         Fort Myers, Florida 33901-3083
                                  941-337-3434
                                941-337-3668 Fax
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

 Robert Steven Brown, Esq.                       Charles W. Fritz
 Amos S. Edelman, Esq.                           Charles T. Jensen
 Reitler Brown LLC                               NeoMedia Technologies, Inc.
 800 Third Avenue, 21st Floor                    2201 Second Street, Suite 600
 New York, New York  10022                       Fort Myers, Florida 33901-3083
 (212) 209-3050                                  (941) 337-3434
 (212) 371-5500 Fax                              (941) 337-3668 Fax

-------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE
                                 See next page.

Approximate date of commencement of proposed sale to the public: from time to time following the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

    Title of Shares         Amount to be    Proposed Maximum         Proposed Maximum           Amount of
    To be Registered         Registered      Price Per Unit      Aggregate Offering Price    Registration Fee
    ----------------         ----------      --------------      ------------------------    ----------------
Common Stock/(1)/             27,541,350      $0.130 (3)             $3,580,400.00                $  895.00

Common Stock/(1)/              1,232,510      $0.165 (4)             $  203,400.00                $   51.00
                           -------------                             -------------                ---------
                              28,773,860                             $3,783,800.00                $  946.00
                           =============                             =============                =========


/(1)/ Shares of the common stock, par value $0.01 per share, of NeoMedia Technologies, Inc.

/(2)/ Represents 26,956,437 shares of common stock, and 1,817,423 shares of common stock issuable upon exercise of warrants and options. The shares of common stock offered hereby are being registered for resale by the holders thereof.

/(3)/ In accordance with Rule 457(c), the price represents the average of the high and low sale prices of the registrant's common stock on November 13, 2001 on the Nasdaq SmallCap Market

/(4)/ In accordance with Rule 457(c), the price represents the average of the high and low sale prices of the registrant's common stock on April 4, 2002 on the NASDAQ SmallCap Market. Estimated solely for purposes of computing the registration fee pursuant to Rule 457.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   Subject to Completion, dated April 22, 2002

PROSPECTUS


                               28,773,860 Shares

                          NeoMedia Technologies, Inc.

                                  Common Stock


         The stockholders of NeoMedia Technologies, Inc. identified on page 45 of this prospectus may offer and sell the shares covered by this prospectus from time to time. The shares covered by this prospectus are comprised of 26,956,437 shares of our common stock outstanding on the date hereof, including 3,544,074 shares held by some of our affiliates, and 1,817,423 shares of our common stock issuable upon the exercise of outstanding warrants. Except as otherwise described in this prospectus, the selling stockholders will receive all of the proceeds from the sales of the shares and will pay all commissions and selling expenses, if any, on the resale of these shares. We have agreed to pay the expenses of registration of the sale of these shares. We will receive the proceeds from the exercise of the warrants for 1,817,423 of the shares registered in this offering if and when such warrants are exercised, the aggregate proceeds of which are expected to amount to at least $218,090. We also expect to receive up to $3,040,000, plus interest at a rate of 6% per annum, upon repayment of limited recourse promissory notes issued to us as primary consideration for 19,000,000 shares of our common stock, selling at $0.17 per share, offered by us in a private placement and registered for public sale in this offering, and for which $0.01 per share, or $190,000 in aggregate, was paid in cash.

         Our common stock trades on the Nasdaq Small Cap Market under the symbol "NEOM". On April 4, 2002, the last reported sale price of our common stock on the Nasdaq Small Cap Market was $0.17 per share.

         Beginning on page 12, we have listed several Risk Factors which you should consider. You should read the entire prospectus carefully before you make your investment decision.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

-------------------------------------------------------------------------------

                 The date of this prospectus is April 22, 2002.

                                TABLE OF CONTENTS


                                                                     Page No.

Prospectus Summary.......................................................4
Cautionary Note Regarding Forward Looking Statement.....................11
Risk Factors............................................................12
Use Of Proceeds.........................................................22
Capitalization..........................................................23
Market For Our Common Stock.............................................24
Dividend Policy.........................................................25
Selected Financial Data Sheet...........................................26
Management's Discussion And Analysis Of Financial
  Condition And Results Of Operations...................................28
Business................................................................33
Management..............................................................41
Principal And Selling Stockholders......................................51
Related Party Transactions..............................................55
Description Of Securities...............................................56
Shares Eligible For Future Sale.........................................59
Plan Of Distribution....................................................60
Legal Matters...........................................................61
Experts.................................................................61
Changes In And Disagreements With Accountants On
  Accounting And Financial Disclosures..................................61
Where You Can Find More Information.....................................62

                               PROSPECTUS SUMMARY

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should read both this prospectus and any prospectus supplement related to this prospectus together with the information described on page 69 under the heading "Where You Can Find More Information." You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

         The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the Risk Factors beginning on page 12, and our financial statements and the related notes beginning on page F-1. When we refer in this prospectus to "NeoMedia," "we," "our," and "us," we mean NeoMedia Technologies, Inc., a Delaware corporation, together with our subsidiaries and our respective predecessors. When we refer in this prospectus to "common stock", we mean shares of the common stock, par value $0.01 per share, of NeoMedia Technologies, Inc. This prospectus contains forward-looking statements and information relating to NeoMedia. See "Cautionary Note Regarding Forward-Looking Statements" on page 11.


                                    NeoMedia

Our Business

         We develop proprietary technologies that link physical information and objects to the Internet marketed under our "PaperClick(TM)" brand name and automate print production operations.

         We are structured as two distinct business units: Internet Switching Service and Consulting and Integration Services.

         NeoMedia Internet Switching Service (NISS), our physical world-to-Internet offerings, is our core business and is based in the United States, with development and operating facilities in Fort Myers, Florida. Application services develops and supports all of our physical world to Internet technology as well as its suite of application service provider services, including our linking "switch" and our application platforms. NISS also provides the systems integration resources needed to design and build custom customer solutions predicated on our infrastructure technology.

         NeoMedia Consulting and Integration Services (NCIS) is the original business line upon which we were organized. This unit resells client-server equipment and related software. The unit also provides general and specialized consulting services targeted at software driven print applications, and especially at process automation of production print facilities through its integrated document factory solution. NCIS also identifies prospects for custom applications based on our products and services. The operations are based in Lisle, Illinois.

Our Products and Services

         Internet Switching Service

         Our primary focus is to develop and commercialize technologies and products that link physical print media and physical objects to the Internet, creating a common media space. As an innovator and pioneer in this industry, we have developed our proprietary PaperClick switching platform while obtaining four U.S. patents covering the convergence of the physical world and the Internet. NISS currently sells the following products:

         PaperClick(TM) switching service. PaperClick(TM) is a state-of-the-art application-switching platform that links physical objects to digital media through the use of scanned UPC, EAN, or custom PaperClick(TM) codes. This dynamic open solution serves a wide variety of customers in industrial, commercial, and educational applications.

         Intellectual Property Licensing. We hold four U.S. patents relating to the physical world-to-Internet marketplace. We intend to license this intellectual property portfolio to companies endeavoring to unlock the potential of this emerging market. To date, we have entered into such agreements with Digital:Convergence, A.T. Cross Company, and Symbol Technologies. During January 2002, we announced that we had entered into an agreement with Baniak Pine and Gannon, a law firm specializing in patent licensing and litigation, under which the firm will represent us in seeking out potential licensees of our patent portfolio.

         Our customers for our physical world-to-Internet offerings have included Amway, Solar Communications, Inc., NYCO Products Company, and two universities in Latin America.

         Consulting and Integration Services

         We provide equipment and software reselling and integration and automation consulting services, which allow our customers, including Fortune 500 companies, and large companies such as Ameritech, to integrate and maximize the performance of their existing equipment and software. Additionally, we offer data storage management solutions and consultancy consisting of tools and services that insure data integrity, efficiency, and accessibility. We also provide consulting services targeted at software-driven print applications and process automation of production print facilities. We add value to these services by offering system integration and encoding and code migration products incorporating proprietary technology. Also, we offer integrated document factory solutions, which are designed to assist larger financial service concerns such as banks, insurance companies, and brokerage firms, and help companies to manage high-volume printing of statements on a frequent basis.

Our Markets

         Internet Switching Service

         Although we have been developing our physical world-to-Internet technology and offerings since 1996, the physical world-to-Internet market in which we compete is relatively new. In the past year, new technologies and concepts have emerged in the physical world-to-Internet space. We view the increased development of other products in this space as a validation of the physical world-to-Internet concept and believe that the increased promotion of these products and services by us and other companies in this space, including Digital:Convergence and AirClic, Inc., ("AirClic") will raise consumer awareness of this technology, resulting in a larger market.

         We believe that the versatility of our physical world-to-Internet technologies will provide us with a significant competitive advantage in the emerging market. We also believe that the significant portfolio of physical world-to-Internet technologies that we have developed over the last five years will provide a barrier to entry for most potential competitors.

         Consulting and Integration Services

         The technology and equipment resale business is becoming a commodity industry for products undifferentiated by value-added proprietary elements and services. Resale operations are also being compressed as equipment manufacturers consolidate their distribution channels.

         The largest competition, in terms of number of competitors, is for customers desiring systems integration, including the re-marketing of another party's products, and document solutions. These competitors range from local, small privately held companies to large national and international organizations, including large consulting firms. A large number of companies act as re-marketers of another party's products, and therefore, the competition in this area is intense. In some instances, we, in acting as a re-marketer, may compete with the original manufacturer.

Recent Sales and Marketing Developments

         In January 2001, we entered into an agreement with A.T. Cross Company, a major international manufacturer of fine writing instruments and pen computing products. Cross licensed the rights under our physical world-to Internet patents for personal portable scanning devices used to link bar codes on documents and other physical consumer goods to corresponding Internet content. Cross pays us a royalty per device sold for license rights granted under this agreement.

         In February 2001, we won best of show at the Internet World Wireless 2001 in the commerce category. According to the IWW announcement, this award exemplifies our outstanding achievements as a business leader in the Internet marketplace, and represents broad industry recognition and appreciation of our achievements.

         In May 2001, we entered into an agreement with Symbol Technologies, Inc., granting Symbol a worldwide, non-exclusive license of our patents surrounding the sale and use of scanning devices used in physical world-to-Internet technologies.

         In March 2001, we purchased all of the net assets of Qode.com, Inc.
(Qode), except for cash. In consideration for these assets, we issued 274,699 shares of our common stock, valued at $1,359,760. On August 31, 2001, we signed a non-binding letter of intent to sell the assets and liabilities of the Qode business unit to The Finx Group, Inc., a holding company based in Elmsford, NY. The final contract is contingent upon the completion of due diligence and definitive terms and conditions stated in the letter of intent. We intend to sell the assets and liabilities of Qode, which consist of all inventory, equipment and the ownership and operation of the comprehensive universal internet database along with the corresponding patents. The Finx Group will assume $620,000 in Qode payables and $800,000 in long-term leases in exchange for 500,000 shares of the Finx Group. We also will be granted rights to use and sell Qode services, and Finx will pay us up to $5 million in affiliate revenues over the next five years.

         In January 2002, we entered into an agreement with the law firm of Baniak Pine and Gannon, under which the firm will seek potential licensees of our patent portfolio.

Our Strategy

         Internet Switching Service

         Our objective is to position NeoMedia to take advantage of an anticipated surge in consumer interest in physical world-to-Internet technologies by licensing a high-margin switching solution (PaperClick(TM)) to emerging developers of this space, as well as traditional businesses with offerings related to commerce, publishing, e-learning, and others. We will also aggressively seek to license our intellectual property portfolio to companies endeavoring to tap the potential of this emerging market.

         Consulting and Integration Services

         Our objective in this industry is to obtain greater market share by differentiating our offerings with value-added proprietary elements and services. Proprietary products, such as our encoders, systems integration services, and integrated document factory solutions, offer a competitive value-add to our consulting and integration business. Additionally, we plan to continue to add customers to our storage area network (SAN) solution, which is a data storage management tool that insures data integrity, efficiency and accessibility. This division has unique offerings, which, to the extent that they meet market needs, offer the potential for growth in this industry.

         For the years ended December 31, 2001, 2000, and 1999, one customer, Ameritech Services, Inc., accounted for 36.6%, 29.9%, and 23.9%, respectively, of our revenue. We have no written agreement with Ameritech Services to prevent termination of this commercial relationship. The loss of this customer would materially adversely affect the business prospects, financial condition, and results of operations of our consulting and integration segment. For these reasons, we are seeking, and continue to seek, to diversify our sources of revenue.

Our History and Structure

         We were incorporated as Dev-Sys, Inc. under the laws of the State of Delaware on July 29, 1996, to acquire by tax-free merger Dev-Tech Associates, Inc., NeoMedia's predecessor, which was organized in Illinois in December 1989. In March 1996, Dev-Tech's common stock was split, with an aggregate of 2,551,120 shares of common stock being issued in exchange for the 164 then issued and outstanding shares of common stock. On August 5, 1996, we acquired all of the shares of Dev-Tech in exchange for the issuance of shares of our common stock to Dev-Tech's stockholders. In November 1996, a reverse stock split was effected whereby each NeoMedia stockholder received 0.90386 shares of common stock for each one share of common stock then owned. On October 4, 1996, we changed our name to NeoMedia Technologies, Inc.

         We also have the following wholly-owned subsidiaries: NeoMedia Migration, Inc., incorporated in Delaware; Distribuidora Vallarta, S.A., organized under the laws of Guatemala; NeoMedia Technologies of Canada, Inc., organized under the laws of Canada; NeoMedia Tech, Inc., incorporated in Delaware; NeoMedia EDV GMBH, organized under the laws of Austria; NeoMedia Technologies Holding Company B.V., organized under the laws of the Netherlands; NeoMedia Technologies de Mexico S.A. de C.V., organized under the laws of Mexico; NeoMedia Migration de Mexico S.A. de C.V., organized under the laws of Mexico; NeoMedia Technologies do Brazil Ltd., organized under the laws of Brazil, and NeoMedia Technologies UK Limited, organized under the laws of the United Kingdom.

         In November, 1996, we acquired the migration services company, Dev-Tech Migration, Inc., an Illinois corporation and an affiliate of Dev-Tech Associates, Inc., our predecessor, through a tax-free merger of Dev-Tech Migration into our subsidiary, NeoMedia Migration, Inc. In return, we issued 827,525 shares of our common stock to Charles W. Fritz, the sole stockholder of Dev-Tech Migration and one of our principal stockholders, officers and directors.

         On September 25, 1997, we purchased all of the stock of Allegiant Legacy Solutions, Inc., a software development company specializing in Year 2000 bug identification and correction technology ("Allegiant"), from George G. Luntz and Gerald L. Willis. In return, Mr. Luntz and Mr. Willis received an aggregate of 1,070,000 shares of our common stock. The number of shares of NeoMedia's common stock received by Mr. Luntz and Mr. Willis was determined through arms-length negotiations between the parties. In connection with the acquisition of Allegiant, we entered into an employment agreement with Mr. Luntz and entered into a consulting agreement with Mr. Willis, both of which have been terminated. On December 2, 1997, Allegiant was merged into NeoMedia.

         On March 1, 2001, we purchased all of the net assets of Qode.com, Inc.
(Qode), except for cash. In consideration for these assets, we issued 274,699 shares of common stock, valued at $1,359,760. Additionally, we placed in escrow 1,676,500 shares of our common stock valued at $8,298,675. Stock issued was valued at $4.95 per share, which is the average closing price for the few days before and after the measurement date of March 1, 2001. On August 31, 2001, we signed a non-binding letter of intent to sell the assets and liabilities of our Ft. Lauderdale-based Qode business unit, which we acquired in March 2001, to The Finx Group, Inc., a holding company based in Elmsford, NY. The final contract is contingent upon the completion of due diligence and definitive terms and conditions stated in the letter of intent. We intend to sell the assets and liabilities of Qode, which consist of all inventory, equipment and the ownership and operation of the comprehensive universal internet database along with the corresponding patents. The Finx Group will assume $620,000 in Qode payables and $800,000 in long-term leases in exchange for 500,000 shares of the Finx Group. We also will be granted rights to use and sell Qode services, and Finx will pay us up to $5 million in affiliate revenues over the next five years. As of April 4, 2002, the transaction had not been consummated due to the encumbrance of certain of our Qode-related assets under the Company's note payable to Airclic, Inc. The Finx group has taken possession of certain Qode system assets and has taken over ongoing expenses related to the business unit.

         Our principal executive offices are located at 2201 Second Street, Suite 600, Fort Myers, Florida 33901. Our general telephone number is (941) 337-3434. Our Web site is located at www.neom.com. Information contained on our Web site is not part of this prospectus.

                                   -----------

         Unless otherwise stated, the information in this prospectus does not give effect to:

- The proposed sale of certain of the assets and liabilities purchased by NeoMedia from Qode.com, Inc. which is currently the subject of an executed non-binding letter of intent;

- Any issuances of shares of common stock or the issuance, exercise, exchange or conversion of options, warrants or other rights or debt or equity securities directly or indirectly exercisable, exchangeable or convertible into shares of common stock after the effective date of this registration statement.

         Unless otherwise stated, the information in this prospectus reflects any stock splits to date. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  The Offering

Common stock
   offered........................      28,773,860 shares

Common stock outstanding immediately
   prior to this offering............   40,315,153 shares

Common stock outstanding immediately
   following this offering..........    43,774,002 shares

Use of proceeds......................   The shares of common stock offered
                                        pursuant to this registration are held
                                        by certain of our stockholders
                                        identified in "Principal and Selling
                                        Stockholders", on page 45. We will not
                                        receive any proceeds from the sale of
                                        the shares offered hereby, except an
                                        amount not anticipated to exceed
                                        $3,040,000, plus interest at a rate of
                                        6% per annum, in repayment of the
                                        principal and interest of promissory
                                        notes issued to us as primary
                                        consideration for the issuance of
                                        19,000,000 shares of common stock, and
                                        the exercise price of warrants
                                        exercisable for shares of common stock
                                        offered pursuant to this registration,
                                        which proceeds are not expected to
                                        exceed $500,000.

Nasdaq Small Cap Market
Trading symbol..................        "NEOM"

Risk factors.........................   An investment in our common stock is
                                        highly speculative and involves a high
                                        degree of risk. You should read the
                                        "Risk Factors" section beginning on page
                                        12.

                   Summary Consolidated Financial Information

         The following selected statements of operations data for the years ended December 31, 1997 and 1998 and the selected balance sheet data as of each of December 31, 1997 and 1998, are derived from our consolidated financial statements and related notes not included elsewhere in this prospectus audited by KPMG LLP, our former independent auditors. See "Changes in and Disagreements with Accountants on Accounting and Financial Disclosures", on page 54. The following selected statements of operations data for the years ended December 31, 1999 and 2000, and the selected balance sheet data as of each of December 31, 1999 and 2000, are derived from our consolidated financial statements and notes included elsewhere in this prospectus audited by Arthur Andersen LLP, our former independent auditors. The following selected statements of operations data for the year ended December 31, 2001, and the selected balance sheet data as of December 31, 2001, are derived from our financial statements and notes included elsewhere is this prospectus audited by Stonefield Josephson, Inc., our current independent auditors. The results of operation for any interim period are not necessarily indicative of the results for the remainder of the year or to be expected for the entire year.

         Some significant assumptions included in the data presented below are as follows:

         - December 31, 2001 numbers include a loss from operations of discontinued Qode business unit of $3.6 million and a loss on disposal of discontinued Qode business unit of $3.1 million;

         - December 31, 2001 numbers reflect a loss on impairment of assets of $2.9 million relating to the write-off of assets employed in our MLM/Affinity product line.

         - December 31, 2001 numbers reflect the second quarter write-off of approximately $7.4 million of assets and liabilities related to the Digital:Convergence license contract. The write-off is reflected as an operating expense in the consolidated statement of operations for the year ended December 31, 2001 contained herein; and

         - December 31, 2001 numbers do not reflect working capital or stated capital which we expect to receive upon the exercise of outstanding warrants and other options and the payment of promissory notes issued as consideration for the purchase of up to 19,000,000 shares of our common stock.

         The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.
                          Statement of Operations Data:

                                                                          Year Ended December 31,
                                                -----------------------------------------------------------------------
                                                  2001            2000            1999          1998           1997
                                                (Actual)        (Actual)        (Actual)      (Actual)        (Actual)
                                                                   (in thousands, except shares data)

Net sales .................................   $      8,142    $     27,565    $     25,256    $     23,478    $     24,434
Operating income/(loss) ...................        (18,789)         (5,583)        (10,246)        (11,616)         (5,904)
Total operating expenses ..................         16,706          33,148          35,502          35,094          30,338
Digital Convergence write-off .............          7,354              --              --              --              --
Loss on impairment of assets ..............          2,871              --              --              --              --
Interest expense/(income) .................            (21)           (174)            226            (121)            147
Loss from operations and disposal of
discontinued operations ...................         (6,701)             --              --              --              --
Net income/(loss) .........................        (25,469)         (5,409)        (10,472)        (11,495)         (5,973)
Net income/(loss) per weighted average
common share outstanding (basic and
diluted) ..................................         ($1.55)         ($0.39)         ($1.01)         ($1.34)         ($0.90)
Weighted average common shares outstanding
(basic and diluted) .......................     16,410,246      13,931,104      10,377,478       8,560,849       6,615,107

                               Balance Sheet Data

                                                     At December 31,
                                -----------------------------------------------------------
                                    2001       2000        1999        1998       1997
                                  (Actual)   (Actual)    (Actual)    (Actual)   (Actual)
Cash ..........................   $    134    $  4,453   $  2,460    $  1,350    $ 10,283
Working capital ...............     (5,163)      8,426     (1,667)       (453)     12,112
Current assets ................      3,749      15,868      7,294       8,115      17,870
Total assets ..................      9,039      40,594     13,657      12,630      19,799
Short-term debt ...............        899         137        625         577         201
Long-term debt, less current
portion .......................        390         539        676         801         915
Total stockholders' equity ....       (263)     19,110      4,020       3,261      13,126

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

            This prospectus contains forward-looking statements and information relating to NeoMedia. We intend to identify forward-looking statements in this prospectus by using words such as "believes," "intends," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," "estimates," "predicts," "potential," "continue," or similar terminology. These statements are based on our beliefs as well as assumptions we made using information currently available to us. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause such a difference include those which we discuss in the Risk Factors section of this prospectus beginning on page 12, including our ability to secure additional funding, increase our customer base, develop and maintain strategic partnerships and licensing arrangements, develop our technology, respond to competitive developments, or comply with government regulations.

                            RISK FACTORS

         Investing in our shares of common stock involves a high degree of risk. Before purchasing our shares of common stock, you should carefully consider the risks described below in addition to the other information in this prospectus. Our business, prospects, financial condition, and results of operations may be materially and adversely affected due to any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

Risks Specific To NeoMedia

            Currently Pending Legal Actions Threaten To Divest Us Of Critical Intellectual Property

            On September 6, 2001, AirClic filed suit against us in the Court of Common Pleas, Montgomery County, Pennsylvania, seeking, among other things, the accelerated repayment of a $500,000 loan it advanced to us under the terms of a letter of intent entered into between AirClic and us. The letter of intent was subsequently abandoned on the basis of our alleged breach of certain representations made by us in the promissory note issued by us to AirClic in respect of such advance. See, "Business - Legal Proceedings". The note issued by us in respect of AirClic's $500,000 advance is secured by substantially all of our property, including our core physical world-to-Internet technologies. If we are deemed to have defaulted under such note, and we do not pay the judgment, AirClic, which is one of our key competitors, could acquire our core intellectual property and other assets, which would have a material adverse effect on our business, prospects, financial condition, and results of operations. We are vigorously defending this claim and have interposed counterclaims against AirClic. The lawsuit is in its preliminary stages and, as such, at this time it is difficult to assess the outcome. Whether or not AirClic is successful in asserting its claims that we breached certain representations made by us in the note, the note became due and payable in accordance with its terms on January 11, 2002. Based on the cash currently available to us, payment of the note and related interest would have a material adverse effect on our financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". If we fail to pay such note, AirClic could proceed against our intellectual property and other assets securing the note which would have a material adverse effect on our business, prospects, financial condition, and results of operations. We are aggressively seeking bridge financing to enable us to pay such principal and interest as remains under the note following the resolution of our counterclaims against AirClic. See "Risk Factors - Risks Specific to NeoMedia - We Cannot Predict Our Capital Needs And We May Not Be Able To Secure Additional Financing".

         AirClic has also filed suit against us in the United States District Court for the Eastern District of Pennsylvania. In this second action, AirClic seeks a declaration that certain core intellectual property securing the note issued by us to AirClic, some of which is patented and others for which a patent application is pending, is invalid and in the public domain. Any declaration that our core patented or patentable technology is non-protectable and in the public domain would have a material adverse effect on our business, prospects, financial condition, and results of operations. We are vigorously defending this second action as well. See, "Risk Factors - Risks Specific to NeoMedia - We May Be Unable To Protect Our Intellectual Property Rights And We May Be Liable For Infringing The Intellectual Property Rights Of Others".

         Our Shares May Be De-Listed From Trading On The Nasdaq SmallCap Market, Which May Have A Material Adverse Effect On Your Ability To Resell Your Shares Or Obtain Accurate Price Quotations

         On March 11, 2002, we received a Nasdaq Staff Determination stating that, as of December 31, 2001, we did not meet either the minimum net tangible assets ($2,000,000) or minimum stockholders' equity ($2,500,000) criteria for continued listing on the Nasdaq SmallCap Market and advising that, accordingly, our shares were subject to de-listing from such market. We have requested a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance that such panel will grant our request for continued listing of our common stock on the Nasdaq SmallCap Market.

         If our shares are de-listed, trading, if any, of our common stock would then be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq SmallCap Market listing requirements, or in what are commonly referred to as the "pink sheets". In such circumstance, your ability to resell shares of our stock, obtain accurate or timely price quotations on our shares, and, potentially, our ability to sell shares for our own account in order to raise equity financing would be materially adversely affected.

         We Have Had A Retained Deficit; We Anticipate Future Losses

         We have incurred substantial losses since our inception, and we anticipate continuing to incur substantial losses for the foreseeable future. We incurred a loss of $25,469,000 in the year ended December 31, 2001, $5,409,000 in the year ended December 31, 2000, $10,472,000 in the year ended December 31, 1999, $11,495,000 in the year ended December 31, 1998, $5,973,000 in the year ended December 31, 1997, and $3,075,000 in the year ended December 31, 1996. Our accumulated losses were approximately $63,344,000 on December 31, 2001. As of December 31, 2001 and December 31, 2000, we had a working capital (deficit) of approximately $(5,163,000) and $8,426,000, respectively. We had stockholders' equity of $(263,000) and $19,110,000 at December 31, 2001 and December 31, 2000,
respectively. See our financial statements and the related notes. We generated revenues of $8,142,000 for the year ended December 31, 2001 and $27,565,000 for the year ended December 31, 2000. In addition, during the year ended December 31, 2001 and the year ended December 31, 2000, we recorded negative cash flows from operations of $5,202,000 and $6,775,000, respectively. To succeed, we must develop new client and customer relationships and substantially increase our revenue derived from improved products and additional value-added services. We have expended and will continue to expend resources to develop and improve our products, increase our value-added services and to market our products and services. These development and marketing expenses must be incurred well in advance of the recognition of revenue. As a result, we may not be able to achieve or sustain profitability.

         Our Auditors Have Qualified Their Report On Our Financial Statements With Respect To Our Ability To Continue As A Going Concern

         The report of Stonefield Josephson, Inc., our current independent auditors, with respect to our financial statements and the related notes for the year ended December 31, 2001, indicates that, at the date of their report, we had suffered recurring losses from operations and our current cash position raised substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes. The report of Arthur Andersen LLP, our former independent auditors, with respect to our financial statements and the related notes for the years ended December 21, 2000 and 1999, indicates that, at the date of their report, we had suffered recurring losses from operations and our current cash position raised substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes.

         Because The Physical World - to - Internet Market In Which We Operate Has Existed For A Short Period Of Time, There Is Limited Information Upon Which Investors Can Evaluate Our Business

         The physical world-to-Internet market in which we operate is a recently developed market. Further, we have conducted operations in this market only since March 1996. Consequently, we may be deemed to have a relatively limited operating history upon which you may base an evaluation of our primary business and determine our prospects for achieving our intended business objectives. To date, we have sold our physical world-to-Internet products to only 12 companies. Further, Digital:Convergence, our primary customer for our physical world-to-Internet products, is facing pressing financial difficulties and is presently being sued by us for default on a promissory note issued to us in lieu of payment. See "Business - Other Recent Developments - Digital:Convergence Corporation Relationship". We are prone to all of the risks inherent to the establishment of any new business venture, including unforeseen changes in our business plan. You should consider the likelihood of our future success to be highly speculative in light of our limited operating history in our primary market, as well as the limited resources, problems, expenses, risks, and complications frequently encountered by similarly situated companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as the physical world-to-Internet space. To address these risks, we must, among other things,

         -        maintain and increase our client base;
         - implement and successfully execute our business and marketing strategy;
         -        continue to develop and upgrade our products;
         - continually update and improve our service offerings and features;
         -        respond to industry and competitive developments; and
         -        attract, retain, and motivate qualified personnel.

We may not be successful in addressing these risks. If we are unable to do so, our business, prospects, financial condition, and results of operations would be materially and adversely affected.

         Fluctuations In Our Operating Results May Affect Our Stock Price

         As a result of the emerging and evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

         -        our ability to retain existing clients and customers;
         - our ability to attract new clients and customers at a steady rate;
         -        our ability to maintain client satisfaction;
         - our ability to motivate potential clients and customers to acquire and implement new technologies;
         -        the extent to which our products gain market acceptance;
         -        the timing and size of client and customer purchases;
         -        introductions of products and services by competitors;
         -        price competition in the markets in which we compete;
         - the pricing of hardware and software which we resell or integrate into our products;
         - the level of use of the Internet and online services and the rate of market acceptance of physical world-to-Internet marketing;
         - our ability to upgrade and develop our systems and infrastructure in a timely and effective manner;
         - our ability to attract, train, and retain skilled management, strategic, technical, and creative professionals;
         - the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure;
         - unanticipated technical, legal, and regulatory difficulties with respect to use of the Internet; and
         - general economic conditions and economic conditions specific to Internet technology usage and electronic commerce.

         We Are Uncertain Of The Success Of Our Internet Switching Services Business Unit And The Failure Of This Unit Would Negatively Affect The Price Of Our Stock.

         We provide products and services that provide a seamless link from physical objects, including printed material, to the Internet. We can provide no assurance that:

         - this Internet Switching Services business unit will ever achieve profitability;
         - our current product offerings will not be adversely affected by the focusing of our resources on the physical world-to-Internet space; or
         -        the products we develop will obtain market acceptance.

In the event that the Internet Switching Services business unit should never achieve profitability, that our current product offerings should so suffer, or that our products fail to obtain market acceptance, our business, prospects, financial condition, and results of operations would be materially adversely affected.

         We Depend On The Resale Of Software And Equipment For Revenue And A Reduction In These Sales Would Materially Adversely Affect Our Operations And The Value Of Our Stock.

         During the years ended December 31, 2001, 2000, 1999, 1998, 1997 and 1996, we derived 73%, 66%, 78%, 72%, 78%, and 83%, respectively, of our revenues from the resale of computer software and technology equipment. A loss or a reduction of this revenue would have a material adverse effect on our business, prospects, financial condition, and results of operations, as well as our stock price. We can provide no assurance that:

         -        the market for our products and services will continue;
         - we will be successful in marketing these products due to competition and other factors;
         - we will continue to be able to obtain short-term financing for the purchase of the products that we resell; or
         - our relationship with companies whose products and services we sell will continue, including our relationship with Sun Microsystems Computer Company.

Further, the technology and equipment resale business is becoming a commodity industry for products undifferentiated by value-added proprietary elements and services. A large number of companies act as re-marketers of another party's products, and therefore, the competition in this area is intense. Resale operations are also being compressed as equipment manufacturers consolidate their distribution channels. In some instances, we, in acting as a re-marketer, may compete with the original manufacturer. An inability to effectively compete and generate revenues in this industry would have a material adverse effect on our business, prospects, financial condition, and results of operations.

         A Large Percentage Of Our Assets Are Intangible Assets, Which Will Have Little Or No Value If Our Operations Are Unsuccessful.

         At December 31, 2001, approximately 48% of our total assets were intangible assets, consisting primarily of rights related to our patents and other intellectual property. If our operations are unsuccessful, these assets will have little or no value, which will materially adversely affect the value of our stock and the ability of our stockholders to recoup their investments in our capital stock.

         Our Marketing Strategy Has Not Been Tested And May Not Result In
         Success

         To date, we have conducted limited marketing efforts directly. All of our marketing efforts have been largely untested in the marketplace, and may not result in sales of our products and services. To penetrate the markets in which we compete, we will have to exert significant efforts to create awareness of, and demand for, our products and services. With respect to our marketing efforts conducted directly, we intend to expand our sales staff after this offering, upon receipt of the remaining payment for shares subject to the promissory notes and warrants issued by selling stockholders in respect of 19,000,000 shares of common stock registered in this offering. Our failure to further develop our marketing capabilities and successfully market our products and services would have a material adverse effect on our business, prospects, financial condition, and results of operations.

         We Rely On Internally Developed Systems Which Are Inefficient, Which May Put Us At A Competitive Disadvantage

         We use internally developed technologies for a portion of our systems integration services, as well as the technologies required to interconnect our clients' and customers' physical world-to-Internet systems and hardware with our own. As we developed these systems in order to integrate disparate systems and hardware on a case-by-case basis, these systems are inefficient and require a significant amount of customization. Such client and customer specific customization is time-consuming and costly and may place us at a competitive disadvantage when compared to competitors with more efficient systems. We intend to upgrade and expand our systems and technologies and to integrate newly-developed and purchased technologies with our own in order to improve the efficiency of our systems and technologies, although we are unable to predict whether these upgrades will improve our competitive position when compared to our competitors.

         We Have Limited Human Resources; We Need To Attract And Retain Highly Skilled Personnel; And We May Be Unable To Effectively Manage Our Growth With Our Limited Resources

         Our future success will depend in large part on our ability to attract, train, and retain additional highly skilled executive level management, creative, technical, and sales personnel. Competition is intense for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. Due to our current working capital deficiency, we are currently unable to afford a directors' and officers' liability insurance policy with a term of greater than six months. Our existing policy expires on July 25, 2002. To the extent that sufficient resources are available, we intend to maintain a directors' and officers' liability insurance policy at all times. See "Management - Director and Officer Liability." However, any inability to maintain such liability insurance in the future would materially adversely affect our ability to attract and retain qualified director and officer candidates. If we are not successful in attracting and retaining qualified personnel, our business, prospects, financial condition, and results of operations will be materially adversely affected.

         We Depend Upon Our Senior Management And Their Loss Or
         Unavailability Could Put Us At A Competitive Disadvantage

         Our success depends largely on the skills of certain key management and technical personnel. The loss or unavailability of any of these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition, and results of operations. None of our key management or technical personnel is presently subject to employment agreements. We have recently awarded stock options to key members of management. See "Management - Management Compensation." All key management personnel are required to sign non-solicitation and confidentiality agreements. I have not seen these or been otherwise informed of existence of policy. However, there is no guarantee that these option incentives or contractual restrictions will discourage our key management and technical personnel from leaving. If we are not successful in retaining our key personnel, our business, prospects, financial condition, and results of operations would be materially adversely affected.

         We May Be Unable To Protect Our Intellectual Property Rights And We May Be Liable For Infringing The Intellectual Property Rights Of Others

         Our success in the physical world-to-Internet and the value-added systems integration markets is dependent upon our proprietary technology, including our patents and other intellectual property, and on our ability to protect our proprietary technology and other intellectual property rights. In addition, we must conduct our operations without infringing on the proprietary rights of third parties. We also intend to rely upon unpatented trade secrets and the know-how and expertise of our employees, as well as our patents. To protect our proprietary technology and other intellectual property, we rely primarily on a combination of the protections provided by applicable patent, copyright, trademark, and trade secret laws as well as on confidentiality procedures and licensing arrangements. We have four patents for our physical world-to-Internet technology. We also have several trademarks relating to our proprietary products. Although we believe that we have taken appropriate steps to protect our unpatented proprietary rights, including requiring that our employees and third parties who are granted access to our proprietary technology enter into confidentiality agreements with us, we can provide no assurance that these measures will be sufficient to protect our rights against third parties. Others may independently develop or otherwise acquire patented or unpatented technologies or products similar or superior to ours.

         We license from third parties certain software tools that we include in our services and products. If any of these licenses were terminated, we could be required to seek licenses for similar software from other third parties or develop these tools internally. We may not be able to obtain such licenses or develop such tools in a timely fashion, on acceptable terms, or at all. Companies participating in the software and Internet technology industries are frequently involved in disputes relating to intellectual property. We may in the future be required to defend our intellectual property rights against infringement, duplication, discovery, and misappropriation by third parties or to defend against third-party claims of infringement. Likewise, disputes may arise in the future with respect to ownership of technology developed by employees who were previously employed by other companies. Any such litigation or disputes could result in substantial costs to, and a diversion of effort by, us. An adverse determination could subject us to significant liabilities to third parties, require us to seek licenses from, or pay royalties to, third parties, or require us to develop appropriate alternative technology. Some or all of these licenses may not be available to us on acceptable terms or at all, and we may be unable to develop alternate technology at an acceptable price or at all. Any of these events could have a material adverse effect on our business, prospects, financial condition, and results of operations. See "Risk Factors - Risks Specific To NeoMedia - Currently Pending Legal Actions Threaten To Divest Us Of Critical Intellectual Property."

         We Are Exposed To Product Liability Claims For Which Insurance Coverage Is Limited, Potentially Inadequate And In Some Cases Unavailable, And An Uninsured Claim Could Have A Material Adverse Effect On Our Business, Prospects, Financial Condition, And Results Of Operations, As Well As The Value Of Our Stock

         Many of our projects are critical to the operations of our clients' businesses. Any failure in a client's information system could result in a claim for substantial damages against us, regardless of our responsibility for such failure. We could, therefore, be subject to claims in connection with the products and services that we sell. We currently maintain product liability and errors and omissions insurance. There can be no assurance that:

         - we have contractually limited our liability for such claims adequately or at all;
         - we would have sufficient resources to satisfy any liability resulting from any such claim;
         - our coverage, if available, will be adequate in term and scope to protect us against material adverse effects in the event of a successful claim; or
         -        our insurer will not disclaim coverage as to any future claim.

The successful assertion of one or more large claims against us that exceed available insurance coverage could materially adversely affect our business, prospects, financial condition, and results of operations.

         We Cannot Predict Our Future Capital Needs And We May Not Be Able To Secure Additional Financing

         We expect to receive up to $218,090 attributable to the payment of the exercise prices of warrants for shares of common stock that we are registering in this offering. We also expect to receive up to $3,040,000, plus interest at a rate of 6% per annum, upon repayment of limited recourse promissory notes issued to us as primary consideration for 19,000,000 shares of our common stock, sold at $0.17 per share, offered by us in a private placement and registered for public sale in this offering, assuming all 19,000,000 of such shares offered in the private placement are resold in connection with this offering and the notes are repaid in full. A price of $0.01 per share was paid in cash for such shares and the limited recourse promissory notes are for the balance of the purchase price of $0.16 per share. The promissory notes become due and payable on the earlier of (1) the date which is on or about May 11, 2002, or (2) 30 days following the effectiveness of this registration statement. The promissory notes are limited recourse in nature. If any portion of the notes are unpaid, our sole recourse will be to cancel the shares of common stock issued in respect of such unpaid promissory notes or the proceeds of sales of the shares of common stock purchased in consideration of such promissory notes. Therefore, if the issuers of the promissory notes default on their payment obligations under the notes, substantially less or none of the $3,040,000 subscription price anticipated to be received in connection with the sale of the promissory notes would be received by us, which would have a material adverse effect on our business, prospects, financial condition, and results of operations.

         Despite the anticipated infusion of such capital, and because we cannot reliably predict when or if such warrant exercises and note repayments will occur, if at all, we are unable to determine whether and for how long we will be able to meet our capital requirements. We anticipate offering up to 10,000,000 additional shares of common stock within six months of this offering and the offering for sale convertible debt and preferred stock in order to obtain short-term financing. As is typical with short-term, bridge financing, this capital may be obtained upon terms highly unfavorable to us. Further, we cannot be certain that anticipated revenues from operations will be sufficient to satisfy our capital requirements. We believe that we will have sufficient capital to sustain operations through June 30, 2002. Our belief is based on our operating plan, which in turn is based on assumptions that may prove to be incorrect. If capital raised from financing efforts and our financial resources are insufficient we may require additional financing in order to execute on our operating plan and continue as a going concern. We cannot predict whether this additional financing will be in the form of equity or debt, or be in another form. We may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In any of these events, we may be unable to implement our current plans for expansion, repay our debt obligations as they become due or respond to competitive pressures, any of which circumstances would have a material adverse effect on our business, prospects, financial condition and results of operations. In the event that any future financing should take the form of a sale of equity securities, the holders of the common stock may experience additional dilution.

         Because We Will Not Pay Cash Dividends, Investors May Have To Sell Their Shares In Order To Realize Their Investment

         We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and marketing of our products and services. We are currently party to a credit agreement with Bank One which restricts our ability to pay dividends and any future credit agreements into which we may enter with institutional lenders may similarly restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that the Board of Directors decides is relevant. As a result, investors may have to sell their shares of common stock to realize their investment. See "Dividend Policy" and "Description of Securities - Common Stock."

         Some Provisions Of Our Certificate of Incorporation And By-Laws May Deter Takeover Attempts, Which May Limit The Opportunity Of Our Stockholders To Sell Their Shares At A Premium To The Then Market Price

         Some of the provisions of our certificate of incorporation and by-laws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares at a premium to the then market price. On December 10, 1999, our Board of Directors adopted a stockholders rights plan and declared a non-taxable dividend of one right to acquire Series A Preferred Stock of the Company, par value $0.01 per share, on each outstanding share of our common stock to stockholders of record on December 10, 1999 and each share of common stock issued thereafter until a pre-defined hostile takeover date. The stockholder rights plan was adopted as an anti-takeover measure, commonly referred to as a "poison pill." The stockholder rights plan was designed to enable all stockholders not engaged in a hostile takeover attempt to receive fair and equal treatment in any proposed takeover of the corporation and to guard against partial or two-tiered tender offers, open market accumulations and other hostile tactics to gain control of NeoMedia. The stockholders rights plan, which is similar to plans adopted by many leading public companies, was not adopted in response to any effort to acquire control of NeoMedia at the time of adoption. This stockholders rights plan may have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of NeoMedia or a change in control of NeoMedia. See "Description of Securities - Stockholders Rights Plan." Certain of our directors, officers and principal stockholders, Charles W. Fritz, William E. Fritz and The Fritz Family Limited Partnership and their holdings were exempted from the triggering provisions of our "poison pill" plan, as a result of the fact that, as of the plan's adoption, their holdings might have otherwise triggered the "poison pill".

         In addition, our certificate of incorporation authorizes the Board of Directors to designate and issue preferred stock, in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion, and redemption rights, and sinking fund provisions.

         We are authorized to issue a total of 10,000,000 shares of Preferred Stock, par value $0.01 per share. Our designated Preferred Stock is currently comprised of 200,000 shares of Series A Preferred Stock, par value $0.01 per share, which shares are issuable in connection with our stockholders rights plan, following the conversion and cancellation of 452,489 shares of Series A Convertible Preferred Stock, par value $0.01 per share, 47,511 shares of Series A Convertible Preferred Stock; and 100,000 shares of Series B 12% Convertible Redeemable Preferred Stock, par value $0.01 per share. No shares of our preferred stock are currently issued or outstanding. See "Description of Securities".

         We have no present plans for the issuance of any additional preferred stock. However, the issuance of any preferred stock could materially adversely affect the rights of holders of our common stock, and, therefore, could reduce the value of shares of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with, or sell its assets to, a third party. The ability of the Board of Directors to issue preferred stock could have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of us or a change in our control thereby preserving our control by the current stockholders. See "Description of Securities."

Risks Relating To Our Industry

         Internet Security Poses Risks To Our Entire Business

         Concerns over the security of the Internet and other electronic transactions and the privacy of consumers and merchants may inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions, which may have a material adverse effect on our physical world-to-Internet business.

         We Will Only Be Able To Execute Our Physical World-To-Internet Business Plan If Internet Usage and Electronic Commerce Continue To Grow

         Our future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of information and commerce. If use of the Internet and other online services does not continue to grow or grows more slowly than we expect, if the infrastructure for the Internet and other online services does not effectively support the growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, our physical world-to-Internet business, and therefore our business, prospects, financial condition, and results of operations, could be materially adversely affected. Rapid growth in the use of, and interest in, the Internet, the Web, and online services is a recent phenomenon, and may not continue on a lasting basis. In addition, customers may not adopt, and continue to use, the Internet and other online services as a medium of information retrieval or commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and few services and products have generated profits. For us to be successful, consumers and businesses must be willing to accept and use novel and cost efficient ways of conducting business and exchanging information.

         In addition, the public in general may not accept the Internet and other online services as a viable commercial or information marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet and other online networks continue to experience significant growth in the number of users, their frequency of use, or in their bandwidth requirements, the infrastructure for the Internet and online networks may be unable to support the demands placed upon them. In addition, the Internet or other online networks could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Significant issues concerning the commercial and informational use of the Internet and online networks technologies, including security, reliability, cost, ease of use, and quality of service, remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies. Changes in, or insufficient availability of, telecommunications services to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online networks generally and our physical world-to-Internet product and networks in particular.

         We May Not Be Able To Adapt As The Internet, Physical
         World-to-Internet, Equipment Resales And Systems Integrations Markets, And Customer Demands, Continue To Evolve

         We may not be able to adapt as the Internet, physical world-to-Internet, equipment resales and systems integration markets, and consumer demands, continue to evolve. Our failure to respond in a timely manner to changing market conditions or client requirements would have a material adverse effect on our business, prospects, financial condition, and results of operations. The Internet, physical world-to-Internet, equipment resales, and systems integration markets are characterized by:

         -        rapid technological change;
         -        changes in user and customer requirements and preferences;
         - frequent new product and service introductions embodying new technologies; and
         - the emergence of new industry standards and practices that could render proprietary technology and hardware and software infrastructure obsolete.

         Our success will depend, in part, on our ability to:

         - enhance and improve the responsiveness and functionality of our products and services;
         - license or develop technologies useful in our business on a timely basis;
         - enhance our existing services, and develop new services and technologies that address the increasingly sophisticated and varied needs of our prospective or current customers; and
         - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. See "Business--Business Strategy."

         We May Not Be Able To Compete Effectively In The Markets In Which We Compete

         While the market for physical world-to-Internet technology is relatively new, it is already highly competitive and characterized by an increasing number of entrants that have introduced or developed products and services similar to those offered by us. We believe that competition will intensify and increase in the future. Our target market is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes, which could have a material adverse effect on our business, prospects, financial condition, and results of operations.

         In addition, the equipment resales and systems integration markets are increasingly competitive. We compete in these industries on the basis of a number of factors, including the attractiveness of the services offered, the breadth and quality of these services, creative design and systems engineering expertise, pricing, technological innovation, and understanding clients' needs. A number of these factors are beyond our control. Existing or future competitors may develop or offer products or services that provide significant technological, creative, performance, price, or other advantages over the products and services offered by us.

         Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than we do. Based on total assets and annual revenues, we are significantly smaller than our two largest competitors in the physical world-to-Internet industry, the primary focus of our business. Similarly, we compete against significantly larger and better-financed companies in our systems integration and resales businesses, including the manufacturers of the equipment and technologies that we integrate and resell. If we compete with our primary competitors for the same geographical or institutional markets, their financial strength could prevent us from capturing those markets. We may not successfully compete in any market in which we conduct or may conduct operations. In addition, based on the increasing consolidation, price competition and participation of equipment manufacturers in the systems integration and equipment resales markets, we believe that we will no longer be able to compete effectively in these markets in the future. It is for this reason, that we have increasingly focussed our business plan on competing in the emerging market for physical world-to-Internet products.

         Regulatory And Legal Uncertainties Could Harm Our Business

         We are not currently subject to direct regulation by any government agency other than laws or regulations applicable generally to electronic commerce. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could have a material adverse effect on our business, prospects, financial condition, and results of operations. Due to the increasing popularity and use of the Internet and other online services, federal, state, and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet or other online services covering issues such as taxation, user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. The growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws to impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition, and results of operations. Moreover, the relevant governmental authorities have not resolved the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership and personal privacy and it may take time to resolve these issues definitively.

         Certain of our proprietary technology allow for the storage of demographic data from our users. In 2000, the European Union adopted a directive addressing data privacy that may limit the collection and use of certain information regarding Internet users. This directive may limit our ability to collect and use information collected by our technology in certain European countries. In addition, the Federal Trade Commission and several state governments have investigated the use by certain Internet companies of personal information. We could incur significant additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

Risks Specific To This Offering

         Our Common Stock Trades Sporadically, The Offering Price Of Our Common Stock Is Arbitrary, The Market Price Of Our Securities May Be Volatile, And We Must Satisfy The Applicable Requirements For Our Common Stock To Trade On The Nasdaq SmallCap Market.

         Our common stock currently trades sporadically on the Nasdaq SmallCap Market. The market for our common stock may continue to be an inactive market. Accordingly, unless and until an active public market develops, you may have difficulty selling your shares of common stock at a price that is attractive to you.

Our common stock has traded as low as $0.11 and as high as $6.75 between June 30, 2000 and April 4, 2002. From time to time after this offering, the market price of our common stock may experience significant volatility. Our quarterly results, failure to meet analysts expectations, announcements by us or our competitors regarding acquisitions or dispositions, loss of existing clients, new procedures or technology, changes in general conditions in the economy, and general market conditions could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology companies. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources, which could materially adversely affect our business, prospects, financial condition, and results of operations. Our shares may also be de-listed from trading on the Nasdaq SmallCap Market due to our failure to meet the minimum net tangible assets and minimum stockholders' equity criteria for continued listing. In such event, an investor may have more difficulty disposing of, or obtaining accurate quotations as to the price of our shares. See "Risk Factors - Risks Specific To NeoMedia - Our Shares May be De-Listed From Trading On The Nasdaq SmallCap Market, Which May Have A Material Adverse Effect On Your Ability to Resell Your Shares Or Obtain Accurate Price Quotations."

         Our Shares May Be De-Listed From Trading On The Nasdaq SmallCap Market, Which May Have A Material Adverse Effect On Your Ability To Resell Your Shares Or Obtain Accurate Price Quotations

         On March 11, 2002, we received a Nasdaq Staff Determination stating that, as of December 31, 2001, we did not meet either the minimum net tangible assets ($2,000,000) or minimum stockholders' equity ($2,500,000) criteria for continued listing on the Nasdaq SmallCap Market and advising that, accordingly, our shares were subject to de-listing from such market. We have requested a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance that such panel will grant our request for continued listing of our common stock on Nasdaq SmallCap Market. (see
Exhibit 10.25)

         If our shares are de-listed, trading, if any, of our common stock would then be conducted in the over-the-counter market on the OTC Bulletin Board established for securities that do not meet the Nasdaq SmallCap Market listing requirements, or in what are commonly referred to as the "pink sheets". In such circumstance, your ability to resell shares of our stock, obtain accurate or timely price quotations on our shares, and, potentially, our ability to sell shares for our own account in order to raise equity financing would be materially adversely affected..

         You May Suffer Significant Additional Dilution If Outstanding Options And Warrants Are Exercised

         We also have outstanding stock options to purchase approximately 5.0 million shares of common stock and warrants to purchase approximately 3.2 million shares of common stock, some of which may in the future, but do not currently, have exercise prices significantly below the public offering price of our common stock in this offering. To the extent such options or warrants are exercised, there will be further dilution. In addition, in the event that any future financing should be in the form of, be convertible into, or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

         During March 2002, we repriced 1.2 million of our common stock warrants for a period of six months. During the term of the warrant repricing program, participating holders are entitled to exercise qualified warrants at an exercise price per share equal to the greater of (1) $0.12 or (2) 50% of the last sale price of shares of Common Stock on the Nasdaq SmallCap Market on the trading date immediately preceding the date of exercise.

         During April 2002, we repriced 7.4 million of our common stock options held by employees, consultants and advisors for a period of six months. During the term of the option repricing program, participating holders are entitled to exercise subject options at an exercise price per share equal to the greater of
(1) $0.12 or (2) 50% of the last sale price of shares of Common Stock on the Nasdaq SmallCap Market on the trading date immediately preceding the date of exercise.

         Future Sales Of Common Stock By Our Existing Stockholders Could Adversely Affect Our Stock Price

         The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market as a result of this offering, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, we will have outstanding 40,315,153 shares of common stock. Of these shares, an aggregate of 38,673,727 shares, including the 28,773,860 shares being offered in this offering, will be freely tradeable. Our officers and directors are not currently subject to lock-up agreements preventing them from selling their shares. Two of our officers and directors, Charles W. Fritz and William E. Fritz, intend to sell an aggregate of 3,544,074 shares of common stock in connection with this registration. Additionally, shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting.

         Giving effect to applicable legal restrictions and the vesting of outstanding options and warrants for our common stock, the number of shares of common stock and the dates when these will become freely tradable on the market is as follows:

         Number of Shares     Date
         ----------------     ----

               38,673,727     As of the date of this prospectus (including the
                              number of shares of common stock included in this
                              offering);
                1,641,426     Within six months from the date of this
                              prospectus; and
                        0     Between six to twelve months from the date of this
                              prospectus.

         As a result of our option repricing and warrant repricing programs up to $8.6 million shares of our common stock. may be acquired upon exercise of outstanding options and warrants and resold within a period ending September 2002. The programs likely will result in a large volume of shares which will be sold into the market or which will overhang the market and will likely have a material impact on the market price of our common stock.

         In addition, we intend to offer for sale up to 10,000,000 additional shares of common stock within six months from the date of this prospectus, as necessary to raise capital to sustain our operations. While applicable law provides that unregistered securities may not generally be resold within one year of their purchase, market conditions may require us to register such shares for public sale earlier than such shares would otherwise become freely tradable, thereby creating the possibility of further dilution to purchasers of our shares in this offering.

                                 USE OF PROCEEDS

         We will receive the exercise price of warrants exercisable for shares of our common stock registered hereby held by selling stockholders if and when such warrants are exercised, anticipated to be up to $500,000. We expect to receive up to $3,040,000 plus interest at a rate of 6% per annum, upon repayment of limited recourse promissory notes issued to us as primary consideration for 19,000,000 shares of our common stock, sold at $0.17 per share, of which aggregate subscription price $0.01 per share, or $190,000 in aggregate, was paid in cash, offered in a private placement and registered for sale in this offering. The terms of such promissory notes provide that the principal amount of such promissory note will be prepaid with the proceeds of any sale of shares of common stock purchased by the issuance of such notes (and any securities of NeoMedia issued in respect of such shares of common stock). The notes mature on the earlier of (1) a date which is on or about May 11, 2002, or (2) 30 days after the effective date of this registration statement. The proceeds from such warrant exercises and note repayments will be used for general corporate and working capital purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." Except for the foregoing, we will not receive the proceeds of the shares sold in this offering.

                                 CAPITALIZATION

         The following table sets forth, as of December 31, 2001, 2000, and 1999:

         -        our actual short-term debt and capitalization,

         - our short-term debt and capitalization, which gives effect to our acquisition of the assets and liabilities which we acquired from Qode.com, Inc. in March 2001. The table also gives effect to the non-binding letter of intent to sell the assets and liabilities of the Qode business unit to The Finx Group, Inc., a holding company based in Elmsford, NY. During the year ended December 31, 2001, we wrote down those assets and liabilities to their net realizable value of $210,000. We recognized a loss from operations of the Qode business unit of $3.6 million and a loss from disposal of the Qode business unit of $2.1 million during the third quarter of 2001. There is no guarantee that the proposed sale of assets outlined by such letter of intent will be consummated by year end 2002, or at all.

         The data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes and other financial information included elsewhere in this prospectus.




                                                                   Year Ended December 31,

                                                                    2001         2000       1999
                                                                  (Actual)     (Actual)    (Actual)
                                                                  (In thousands, except share data)
Short-term debt .............................................    $    899     $    137     $    625
Long-term debt ..............................................         390          539          676

Stockholders' equity(1)
Preferred stock-$0.01 par value, authorized-10,000,000
shares; 452,489 issued and outstanding shares(2) ............           5           --           --

Common stock-$0.01 par value, authorized-50,000,000 shares;
20,446,343 issued and 18,804,917 outstanding (3) ............         188          145          119

Treasury stock, at cost common stock - 201,230 shares
of common stock .............................................        (779)        (779)          --
Additional paid-in capital-
     Preferred stock ........................................         878           --           --
     Common stock ...........................................      63,029       57,619       36,367
Deferred compensation .......................................          --           --           --
Stock subscription receivable ...............................        (240)          --           --
Accumulated other comprehensive loss ........................          --           --           --
Accumulated deficit .........................................     (63,344)     (37,875)     (32,466)
Total stockholders' equity ..................................        (263)      19,110        4,020
Total debt and capitalization ...............................    $  1,026     $ 19,786     $  5,321

-------------
(1) An amendment was adopted by our Board of Directors which if approved by stockholders will increase the authorized capital stock to 200,000,000 shares of common stock and 20,000,000 shares of preferred stock.

(2) 452,489 shares of Series B Convertible Preferred Stock outstanding as of December 311, 2001 were converted to shares of common stock on January 2, 2002. As of April 4, 2002, the authorized Preferred Stock consisted of the following series of preferred stock: 200,000 shares of Series A Preferred Stock, par value $0.01 per share; and 47,511 shares of Series A Convertible Preferred Stock, par value $0.01 per share.

(3) An additional 19,000,000 shares were issued in February 2002 in exchange for $190,000 cash and promissory notes for $3,230,000 maturing at the earlier of May 10, 2002 or 30 days from the date of registration of the shares. Exercise of all outstanding options and warrants would result in total issued shares of 48,447,890 and total outstanding shares of 46,806,464. Qualified options and warrants have been placed into repricing program deigned to encourage exercise by restating exercise prices below current market prices

                           MARKET FOR OUR COMMON STOCK

Market Information

         Our common stock began trading on The Nasdaq SmallCap Market under the symbol NEOM on November 25, 1996, the date of our initial public offering. Prior to such time there was no established public trading market for our common stock.

         Set forth below is the range of high and low sales prices for the common stock for the periods indicated as reported by The Nasdaq SmallCap Market. The quotations do not include retail markups, markdowns, or commissions and may not represent actual transactions.

         Quarter ended                      High             Low
         -------------                      ----             ---

         March 31, 1999                     $5.25            $2.75
         June 30, 1999                      $7.25            $4.03
         September 30, 1999                 $9.88            $5.50
         December 31, 1999                  $7.00            $4.25
         March 31, 2000                    $14.50            $5.69
         June 30, 2000                     $11.13            $5.00
         September 30, 2000                 $6.75            $4.13
         December 31, 2000                  $6.50            $1.94
         March 31, 2001                     $6.00            $2.50
         June 30, 2001                      $4.50            $1.76
         September 30, 2001                 $1.85            $0.16
         December 31, 2001                  $0.24            $0.11
         March 31, 2002                     $0.41            $0.14

         As of April 4, 2002, our common stock was trading at $0.17 per share.

         Our stock price has been and will continue to be subject to significant volatility. Past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods. If revenues or earnings in any quarter fail to meet expectations of the investment community, there could be an immediate and significant impact on our stock price. In addition, our stock price may be affected by broader market trends that may be unrelated to our performance. See "Risk Factors - Risks Specific To NeoMedia - Fluctuations In Our Operating Results May Affect Our Stock Price"; "Risk Factors - Risks Specific To This Offering - Our Common Stock Trades Sporadically, The Offering Price Of Our Common Stock Is Arbitrary, The Market Price Of Our Securities May Be Volatile, And We Must Satisfy The Applicable Requirements For Our Common Stock To Trade On The Nasdaq SmallCap Market"; "Risk Factors - Risks Specific To This Offering - Our Shares May Be De-Listed From Trading On The Nasdaq SmallCap Market, Which May Have A Material Adverse Effect On Your Ability To Resell Your Shares Or Obtain Accurate Price Quotations".

Holders

          As of December 31, 2001, there were 158 holders of record of our common stock. We estimate that, as many of our shares of common stock are held in street name, we have approximately 3,000 beneficial holders of our common stock.

                                 DIVIDEND POLICY

         We have never paid or declared any cash dividends. We currently expect to retain future earnings, if any, to finance the growth and development of our business. In addition, we have a letter of credit with Bank One, Chicago, Illinois, the terms of which require Bank One's written consent prior to the declaration of cash dividends. As a result of the foregoing, we do not anticipate paying any cash dividends on our shares in the foreseeable future.

                             SELECTED FINANCIAL DATA

         The following selected statements of operations data for the years ended December 31, 1997 and 1998 and the selected balance sheet data as of each December 31, 1997 and 1998, are derived from our consolidated financial statements and related notes not included elsewhere in this prospectus audited by KPMG LLP, our former independent auditors. The following selected statements of operations data for the years ended December 31, 1999 and 2000, and the selected balance sheet data as of each of December 31, 1999 and 2000, are derived from our consolidated financial statements and notes included elsewhere in this prospectus audited by Arthur Andersen LLP, our former independent auditors. The following selected statements of operations data for the year ended December 31, 2001, and the selected balance sheet data as of December 31, 2001, are derived from our consolidated financial statements and notes included elsewhere in this prospectus audited by Stonefield Josephson, Inc., our current independent auditors. See "Changes in and Disagreements with Accountants on Accounting and Financial Disclosures", on page 54.

Some significant assumptions included in the data presented below are as follows:

         - December 31, 2001 numbers include a loss from operations of discontinued Qode business unit of $3.6 million and a loss on disposal of discontinued Qode business unit of $3.1 million;
         - December 31, 2001 numbers reflect a loss on impairment of assets of $2.9 million relating to the write-off of assets employed in our MLM/Affinity product line.
         - December 31, 2001 numbers reflect the second quarter write-off of approximately $7.4 million of assets and liabilities related to the Digital:Convergence license contract. The write-off is reflected as an operating expense in the consolidated statement of operations for the year ended December 31, 2001 contained herein; and
         - December 31, 2001 numbers do not reflect working capital or stated capital which we expect to receive upon the exercise of outstanding warrants and other options and the payment of promissory notes issued as consideration for the purchase of up to 19,000,000 shares of our common stock.

         The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.


                             Selected Financial Data

                                                                   Results for the Year Ended December 31,
                                               ------------------------------------------------------------------------
                                                     2001          2000           1999            1998             1997
                                                   (Actual)      (Actual)       (Actual)        (Actual)        (Actual)
                                                   --------      --------       --------        --------        --------
                                                                    (in thousands, except share data)
Consolidated Statement of Operations Data:
Revenues .................................   $      8,142    $     27,565    $     25,256    $     23,478    $     24,434
Cost of sales ............................          8,866          18,533          22,470          19,149          20,070
Gross margin .............................           (724)          9,032           2,786           4,329           4,364
Operating expenses .......................          7,840          14,615          13,032          15,945          10,268
Digital Convergence write-off ............          7,354              --              --              --              --
Loss on impairment of assets .............          2,871              --              --              --              --
Loss from operations .....................        (18,789)         (5,583)        (10,246)        (11,616)         (5,904)
Interest expense/(income) ................            (21)           (174)            226            (121)            147
Income tax provision/(benefit) ...........             --              --              --              --             (78)
Loss from continuing operations ..........        (18,768)         (5,409)        (10,472)        (11,495)         (5,973)
Loss from operations and disposal of
  discontinued business unit .............         (6,701)             --              --              --              --
Net loss .................................       ($25,469)        ($5,409)       ($10,472)       ($11,495)        ($5,973)

Loss per Share Data:
Loss per share from
   continuing operations .................         ($1.14)         ($0.39)         ($1.01)         ($1.34)         ($0.90)
Net loss per share .......................         ($1.55)         ($0.39)         ($1.01)         ($1.34)         ($0.90)
Weighted average common
   shares outstanding (basic
   and diluted) ..........................     16,410,246      13,931,104      10,377,478       8,560,849       6,615,107



                                                                   At December 31,
                                                 2001         2000          1999         1998      1997
                                                 ----         ----          ----         ----      ----
Consolidated Balance Sheet Data:               (Actual)     (Actual)      (Actual)     (Actual)  (Actual)
                                               --------     --------      --------     --------  --------
Total assets                                    $9,039      $40,594(a)     $13,657     $12,630   $19,799
Long-term debt                                     390       14,042(b)         676         801       915


(a) - Includes $22,518,000 of assets related to Digital Convergence license contract that were written off during 2001

(b) - Includes $13,503,000 of long-term deferred revenue related to Digital Convergence license contract that was written off during 2001

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         The financial statements made part of this prospectus have been prepared assuming that we will be able to continue as a going concern. Accordingly, the financial statements do not include any adjustments that might result from our inability to continue as a going concern.

         Based on current operating budgets, we do not anticipate having sufficient cash on hand or available through current lending arrangements to continue to fund operations beyond June 30, 2002. To address this funding need, we are seeking to raise funds through private placements, warrant and stock option repricing programs as well as decreasing cash outflow through expense reductions. We believe that the funds generated by these transactions will be sufficient to continue to fund our operations through December 31, 2002. We expect to receive up to $3,040,000, plus interest at 6% per annum, by the middle of the second quarter 2002 upon repayment of promissory notes received in connection with our private placement of 19,000,000 shares of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." It is important to note however, that our sole remedy upon a default under any such promissory note will be cancellation of the shares purchased thereby, and the proceeds of the sales of any such shares, and we will not be able to recover principal and interest due and payable under any such note.

         During the third quarter of 2001, we terminated 55 employees, including our chief technology officer and our chief operating officer, representing a 60% decrease in our total workforce. In connection with the layoffs, we recognized severance expense of approximately $494,000 during the third quarter of 2001. The layoffs were part of a company-wide cost reduction initiative. As a result of these initiatives, we incurred a material impairment of intangible assets during the third quarter of 2001.

         During 2001 and 2002, our continued focus has been aimed toward our Applications Services business, consisting of the patented PaperClick(TM) technology that enables users to link directly from the physical to the digital world, as well as the Qode Universal Commerce Solution. We are also seeking additional licensees of our intellectual property patent portfolio. To date, we have signed three such licenses. See "Business - Our Strategic Relationships."

Results of Operations

         Year Ended December 31, 2001 and 2000

         Net sales

         Total net sales for the year ended December 31, 2001 were $8.1 million, which represented a $19.5 million, or 70.1%, decrease from $27.6 million for the year ended December 31, 2000. This decrease primarily resulted from reduced resales of Sun Microsystems equipment due to increased competition and general economic conditions. Additionally, we recognized $7.8 million of revenue in 2000 related to the DC license contract. No revenue was recognized related to this contract in 2001. We expect net sales in 2002 will increase significantly from 2001, due to a resurgence in demand for software and technology equipment and services, combined with anticipated revenue streams from intellectual property licenses.

         License fees

         License fees were $0.6 million for the year ended December 31, 2001, compared with $8.4 million for the year ended December 31, 2000, a decrease of $7.8 million, or 92.9%. The decrease resulted primarily from the recognition of $7.8 million revenue during 2000 related to the Digital:Convergence license contract. No revenue was recognized related to this contract in 2001. We are anticipating license revenue growth in 2002 compared with 2001 as we aggressively pursues license contracts relating to its intellectual property.

         Resales of software and technology equipment and service fees

         Resales of software and technology equipment and service fees decreased by $11.5 million, or 63.4%, to $7.6 million for the year ended December 31, 2001, as compared to $19.1 million for the year ended December 31, 2000. This decrease primarily resulted from fewer sales of Sun Microsystems hardware due to increased competition and general economic conditions. We believe that resurgent demand for such products, combined with our movement into higher margin and Value-Add products and services such as Storage Area Networks, will result in increased revenue from resales of software and technology equipment and service fees during 2002.

         Cost of sales

         Cost of resales as a percentage of related resales was 86.0% in 2001, compared to 90% in 2000. This decrease is substantially due to a sales mix of higher-margin products such as service fees and maintenance contracts.

         Sales and marketing

         A portion of the compensation to the sales and marketing staff constitutes salary and is fixed in nature and the remainder of this compensation, which is paid as a commission, is directly related to sales volume. Sales and marketing expenses were $2.5 million for the year ended December 31, 2001, compared to $6.5 million for the year ended December 31, 2000, a decrease of $4.0 million or 61.5%. This decrease primarily resulted from fewer marketing personnel in 2001, coupled with a decrease in sales commissions from reduced sales. Sales and marketing expense will continue to decrease in 2002 as we move away from its applications service provider model.

         General and administrative.

         General and administrative expenses decreased by $2.2 million, or 30.1%, to $4.8 million for the year ended December 31, 2001, compared to $7.2 million for the year ended December 31, 2000. The decrease is primarily related to a reduction in personnel as a result of our cost reduction initiative. General and administrative expenses will continue to decline in 2002 as we realize the full-year benefit of cost-reduction measures begun in the fourth quarter of 2001.

         Research and development

         During the year ended December 31, 2001, we charged to expense $0.5 million of research and development costs, a decrease of $0.6 million or 54.5% compared to $1.1 million charged to expense for the year ended December 31, 2000. This decrease is predominately associated with decreased personnel devoted to our development during the second half of 2001, combined with increased capitalization of software development costs associated with our "switching" platform and the Qode Universal Commerce Solution during the first half of 2001. Research and development expense will continue to decrease in 2002 as we move away from its applications service provider model

         Loss on Impairment of Assets

         During the third quarter of 2001, we wrote off all assets associated with its discontinued MLM/Affinity product line, resulting in an impairment charge of $2.9 million.

         Loss on Digital:Convergence

         During the second quarter of 2001, we wrote off all assets and liabilities relating to its intellectual property license with Digital:Convergence, resulting in a net charge of $7.4 million.

         Interest expense (income), net

         Interest expense/(income) consists primarily of interest paid to creditors as part of financed purchases, notes payable and our asset-based collateralized line of credit net of interest earned on cash equivalent investments. Interest (income) decreased by $153,000, or 87.9%, to $(21,000) for the year ended December 31, 2001 from $(174,000) for the year ended December 31, 2000, due to reduced cash balances throughout 2001 as compared to 2000.

         Loss from continuing operations

         During the year ended December 31, 2001, our loss from continuing operations increased by $13.4 million or 248.1% from $5.4 million in 2000 to $18.8 million in 2001. This increase is primarily due to the loss on the Digital:Convergence license contract of $7.4 in the second quarter of 2001 and an impairment loss of $2.8 million in the third quarter of 2001 related to the discontinuation of our MLM/Affinity product line.

         Loss from operations and disposal of discontinued operations

         We discontinued operations of its Qode business unit in 2001, resulting in a loss from operations of discontinued business units of $3.6 million. There was no loss from this business unit during 2000. The business unit's assets were purchased in March 2001 and the implementation was cancelled during the second quarter of 2001.

         Loss on disposal of discontinued operations

         We sustained a loss of $3.1 million in 2001 from the disposal of the Qode business unit in 2001.

         Net Loss

         The net loss for the year ended December 31, 2001 was $25.5 million, which represented a $20.1 million, or 372.2% increase from a $5.4 million loss for the year ended December 31, 2000. The increase in net loss is due primarily to the loss on the Digital:Convergence contract, an impairment loss of in the third quarter of 2001 related to the discontinuation of our MLM/Affinity product line and the discontinuation of our Qode business unit, and reduced resales of software and technology equipment and service fees resulting from increased competition and general economic conditions, offset by lower expenses as a result of our cost reduction effort.

         Years ended December 31, 2000 and 1999

         Net sales

         Total net sales for the year ended December 31, 2000 were $27.6 million, which represented a $2.3 million, or 9.1%, increase from $25.3 million for the year ended December 31, 1999. This increase primarily resulted from the intellectual property license contract signed with Digital:Convergence, offset by decreased sales of Y2K licenses and services from $3.3 million in 1999 to $0.1 million in 2000.

         License fees

         Total license fees increased from $2.4 million to $8.4 million, or 250.0%, for the years ended December 31, 1999 and December 31, 2000. The increase was due to a license agreement, entered into during the fourth of quarter of 2000, between us and Digital:Convergence, granting Digital:Convergence a worldwide, non-exclusive license of our patent portfolio. Revenue from this agreement totaled $7.8 million in 2000. This was offset by a decrease of $1.8 million due to the discontinuation of our Y2K product line. Cost of sales as a percentage of related sales was 15.4% during 2000 compared to 73.7% during 1999. This decrease in the cost of sales as a percentage of related sales was primarily due to the Digital:Convergence license sale in 2000 and the discontinuation of Y2K licenses on which NeoMedia paid royalties.

         Resales of software and technology equipment and service fees

         Resales of software and technology equipment and service fees decreased by $3.7 million, or 16.1%, to $19.1 million for the year ended December 31, 2000, as compared to $22.8 million for the year ended December 31, 1999. This decrease primarily resulted from decreased resales of IBM equipment due to discontinuation of sales in the Canadian market. Also contributing to the decrease was reduced service revenue from Y2K products of $1.6 million. Cost of sales as a percentage of related sales decreased to 90.0% during 2000 from 90.5% during 1999.

         Sales and marketing

         A portion of the compensation to the sales and marketing staff constitutes salary and is fixed in nature and the remainder of this compensation, which is paid as a commission, is directly related to sales volume. Sales and marketing expenses decreased $0.3 million, or 4.4%, to $6.5 million for the year ended December 31, 2000 from $6.8 million for the year ended December 31, 1999, due to a decrease in NeoMedia's application services direct sales force, offset by personnel additions in marketing.

         General and administrative

         General and administrative expenses increased by $1.7 million, or 32.1%, to $7.0 million for the year ended December 31, 2000, from $5.3 million for the year ended December 31, 1999. This increase was due to the accrual of executive performance incentives in 2000. No performance incentive expense was incurred in 1999. Also, increased legal costs of $0.5 million were expensed in 2000.

         Research and development

         During the year ended December 31, 2000, we charged to expense $1,101,000 of research and development expenses, an increase of $114,000 or 11.6% compared to $986,000 charged to expense for the year ended December 31, 1999. This increase was due to increased resources directed toward the development of the application services business. To the extent we can obtain additional capital, we will continue to make significant investments in research and development.

         Net interest (income) expense

         Interest expense consists primarily of interest paid to creditors as part of financed purchases, capitalized leases and our asset-based collateralized line of credit net of interest earned on cash equivalent investments. Interest expense decreased by $400,000, or 177%, to income of $174,000 for the year ended December 31, 2000 from $226,000 of expense for the year ended December 31, 1999. This was due to reduced interest expense resulting from the repayment of notes in the first quarter of 2000, as well as interest income from higher cash balances during 2000.

         Net loss

         The net loss for the year ended December 31, 2000 was $5.4 million, which represented a $5.1 million, or 48.6% decrease from a $10.5 million loss for the year ended December 31, 1999. The decrease was primarily due to revenue from the licensing of our intellectual property in 2000. This was offset by a 97% decrease of Y2K revenue in 2000 along with increased general and administrative expenses.


Liquidity and Capital Resources

         NeoMedia anticipates that our existing cash balances and funds available from borrowings under our existing financing agreement will have to be supplemented with additional funds, through loans and/or capital contributions, to finance our operations in 2002. During the first quarter of 2002, we have successfully sold 19 million shares of our common stock at a price of $0.17 per share in exchange for cash of $0.01 per share and limited recourse promissory notes for $0.16 per share maturing no later than May 2002, resulting in proceeds of $3,230,000 to us assuming full payment of the notes. We expect to obtain an additional $1.0 million of debt and/or equity financing during the first quarter and second quarters of 2002. Management believes that this additional financing will be sufficient to sustain operations through the first half of 2002, however, there can be no assurances that these additional financings will be obtained. If necessary funds are not available, our business and operations would be materially adversely affected and in such event, we would attempt to reduce costs and adjust our business plan.

         Net cash used in operating activities for the year ended December 31, 2001, 2000, and 1999 was $5.2 million, $6.8 million and $7.0 million, respectively. During 2001, trade accounts receivable inclusive of costs in excess of billings increased $0.9 million, while accounts payable, accrued expenses and deferred revenue increased $3.0 million. During 2000, trade accounts receivable inclusive of costs in excess billings increased $1.0 million, while accounts payable, accrued expenses and deferred revenue increased $1.1 million. During 1999, trade accounts receivable inclusive of costs in excess of billings decreased $2.5 million, while accounts payable, accrued expenses and deferred revenue decreased $1.7 million. Our net cash flow used in investing activities for the years ended December 31, 2001, 2000 and 1999, was $3.0, $2.6 million and $2.1 million, respectively. This increase resulted from higher capitalized software development costs coupled with an increase in acquisition costs related to long-term and intangible assets.

         During the years ended December 31, 2001, 2000 and 1999 our net loss totaled approximately $25,469,000, $5,409,000 and $10,472,000, respectively. As of December 31, 2001 we had accumulated losses from operations of approximately $63,344,000, had a working capital deficit of approximately $5,163,000, and approximately $134,000 in unrestricted cash balances.

         Management believes it will need to raise additional capital to sustain our operations in 2002. The failure of management to accomplish these initiatives will adversely effect the Company's business, financial conditions, and results of operations and its ability to continue as a going concern.

         Subsequent to December 31, 2001, the Company has undertaken the following initiatives:

         o During February 2002, we sold 19 million shares of our common stock at $0.17 per share in exchange for promissory notes maturing at the earlier of i) 90 days from the date of issuance, or ii) 30 days from registration of the shares. Proceeds from this transaction will be $3,230,000, assuming full payment of the notes.

         o During March 2002, we repriced 1.2 million of our common stock warrants for a period of six months. During the term of the warrant repricing program, participating holders are entitled to exercise qualified warrants at an exercise price per share equal to the greater of (1) $0.12 or (2) 50% of the last sale price of shares of Common Stock on the Nasdaq SmallCap Market on the trading date immediately preceding the date of exercise.

         o During April 2002, we repriced 7.4 million of our common stock options held by employees, consultants and advisors for a period of six months. During the term of the option repricing program, participating holders are entitled to exercise qualified options at an exercise price per share equal to the greater of (1) $0.12 or (2) 50% of the last sale price of shares of Common Stock on the Nasdaq SmallCap Market on the trading date immediately preceding the date of exercise.

         o During April 2002, we entered into a Standby Equity Purchase Agreement with Cornell Capital Partners LP ("Cornell"). Under the terms of the agreement, Cornell has agreed to purchase up to $2.0 million of NeoMedia common stock over the next two years, with the timing of the purchase at our discretion. Each purchase will be for a maximum of $25,000, with a minimum seven days between purchases. The shares will be valued at 98% of the lowest closing bid price during the five-day period following the notice of purchase by NeoMedia. We will pay 5% of the gross proceeds of each purchase to Cornell as a commission.

Recently Issued Accounting Pronouncements

         On July 21, 2001, the FASB issued Statements of Financial Accounting Standards No. 141 (SFAS No. 141), "Business Combinations", and No. 142 (SFAS No.
142), "Goodwill and Other Intangible Assets." SFAS No. 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS No. 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill; SFAS No. 142 addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that goodwill and intangible assets which have indefinite useful lives will not be amortized, but rather will be tested at least annually for impairment. It also provides that intangible assets that have finite useful lives will continue to be amortized over their useful lives, but those lives will no longer be limited to forty years. SFAS No. 141 is effective for all business combinations after June 30, 2001. The provisions of SFAS No. 142 are effective beginning January 1, 2002. We are considering the provisions of SFAS No. 141 and No. 142, and at present, have not determined the impact of adopting SFAS No. 141 and SFAS No. 142.

         In October 2001, the FASB recently issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the subject company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. We do not expect the adoption of SFAs No. 143 to have a material impact on our financial position or results of operations.

         In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. We do not expect the adoption of SFAs No. 144 to have a material impact on our financial position or results of operations.

                                    BUSINESS

Our Business

         We develop proprietary technologies that link physical information and objects to the Internet marketed under our "PaperClick(TM)" brand name and automate print production operations.

         We are structured as two distinct business units: Internet Switching Service and Consulting and Integration Service.

         NeoMedia Internet Switching Service (NISS) is our core business and is based in the United States, with development and operating facilities in Fort Myers, Florida. Application services develops and supports all of our physical world to Internet technology as well as its suite of application service provider services, including our linking "switch" and our application platforms. NISS also provides the systems integration resources needed to design and build custom customer solutions predicated on our infrastructure technology.

         NeoMedia Consulting and Integration Service (NCIS) is the original business line upon which we were organized. This unit resells client-server equipment and related software. The unit also provides general and specialized consulting services targeted at software driven print applications, and especially at process automation of production print facilities through its integrated document factory solution. NCIS also identifies prospects for custom applications based on our products and services. The operations are based in Lisle, Illinois.

Our Products and Services

         Internet Switching Service

         PaperClick(TM) switching service. PaperClick(TM) is a state-of-the-art application-switching platform that links physical objects to digital media through the use of scanned UPC, EAN, or custom PaperClick(TM) codes. This dynamic open solution serves a wide variety of customers in industrial, commercial, and educational applications.

         Intellectual Property Licensing. We currently hold four U.S. patents relating to the physical world-to-Internet marketplace. We intend to license this intellectual property portfolio to companies endeavoring to tap the potential of this emerging market. To date, we have entered into such agreements with Digital:Convergence, A.T. Cross Company, and Symbol Technologies. During January 2002, we announced that we had entered into an agreement with Baniak Pine and Gannon, a law firm specializing in patent licensing and litigation, under which the firm will represent NeoMedia in seeking out potential licensees of our patent portfolio.

         Consulting and Integration Service

      NCIS is a group of highly skilled application developers thoroughly familiar with MSS and other associated NeoMedia technologies who contract to develop custom applications for clients.

         Product Sales and Equipment Re-sales. NCIS markets and sells proprietary software products, including high-density symbology encoders (e.g. PDF417 and UPS Maxicode) and resells client-server hardware and related systems such as Sun Microsystems, IBM and others , as well as related applications software and services.

         Integrated Document Factory (IDF). The IDF solution provides design and implementation of a collection of tested hardware and software solutions utilizing Xerox's printers and Sun servers to turn document creation, production, and printing into an assembly line manufacturing process. The system particularly assists financial service concerns such as banks, insurance companies, and brokerage firms as well as helps to manage high-volume printing of statements on a frequent basis.

         Storage Area Networks (SAN). SAN is a Storage Management solutions and consultancy offering consisting of tools and services that insure data integrity, efficiency and accessibility, achieved through moving data backup, access and archival functions off of traditional LANs/WANs that are added on to a highly reliable independent managed network.

         System Integration Services Systems. Integration Services is responsible for customer identification, pre and post sales relationship support, proposals, and account management surrounding custom application development for solutions involving the metered switch services (MSS). These customized solutions are built and integrated via the NAS business unit of the Company.

Our Markets

         Internet Switching Service

         Our switching platform is a state-of-the-art open and extensible cross-media publishing tool serving customers in a variety of industrial, commercial, and educational applications. This business segment is also responsible for licensing our intellectual property to others as a means of promoting this new market as well as providing a revenue and cash resource. We have been developing our physical world-to-Internet technology and offerings since 1996 and consider ourselves an innovator and pioneer in this industry. In the past two years, we have seen similar technologies and concepts emerge in the marketplace, and see these events as a positive validation of the physical world-to-internet concept.

         Press from competitors is expected to continue to raise consumer awareness of physical-to-Web convergence. We believe the key to the adoption of physical world-to-Internet technologies in the marketplace will be in the development of real world applications that provide the end user a valuable experience. Our service offering, however, differs from those of AirClic and other competitors in that, unlike their products and services, our products do not require the use of a proprietary or specified device, and we offer our service on a private label basis. We are positioned to provide solutions that preserve the customer's brand and also provide tailored solutions to fit the customer needs.

         Consulting and Integration Service

         The technology and equipment resale business is becoming a commodity industry for products undifferentiated by value added proprietary elements and services. Resale operations are also being compressed as equipment manufacturers consolidate their distribution channels.

         Proprietary products, such as our encoders, systems integration services, and integrated document factory solutions, offer a competitive value-add to our consulting and integration business. This division has unique offerings, which, to the extent that they meet market needs, offer the potential for growth in this industry.

         This division also sells migration products, tools designed to migrate software code from one platform to another platform, primarily to mid-sized to large corporations and government agencies. The products include proprietary products and software tools to migrate Wang, HP3000, Data General, DEC and IBM DOS/VSE platforms, legacy systems, to a Unix or NT open system platform.

Our Strategy

         We have spent the past five years developing and patenting the now confirmed space of linking the physical and Internet environments, and developing and implementing five generations of continuously refined switch technology that seamlessly bridges these environments.

         We are now entering a new phase of operations. With the market being validated with the emergence of other competitors, we are turning our attention to the next stage of market development by facilitating the growth of the industry through licensing of our PaperClick(TM) switching platform to companies in this space, as well as traditional businesses with offerings related to commerce, publishing, extended media publishing, e-learning, and others. Additionally, we are strategically pursuing intellectual property licensing opportunities with organizations attempting to commercialize physical world-to-Internet technology, such as A.T. Cross Company.

         While pursing these goals we remain aware of strategic issues, opportunities, and constraints that will govern the interplay of competition and alliances in this rapidly emerging market.

Our Strategic Relationships

         Internet Switching Services

         In this segment, we have a number of customers using our products and services, including Amway, Solar, A.T. Cross Company, NYCO and two universities in Latin America. During the year ended December 31, 2000, we entered into a license agreement with Digital:Convergence. This customer accounted for 28.2% of the Company's total revenue and 96.1% of our Application Services revenue during such year. During the year ended December 31, 2001, we did not recognize any revenue related to the Digital:Convergance contract, and we wrote off approximately $7.4 million in net assets and liabilities related to the contract. We are aggressively pursuing numerous additional opportunities for our products and services.

         In January 2001, we entered into a patent license with A.T. Cross Company, a major international manufacturer of fine writing instruments and pen computing products. A.T. Cross Company obtained the rights under our physical world-to-Internet patents for personal portable scanning devices used to link bar codes on documents and other physical consumer goods to corresponding Internet content. A.T. Cross Company will pay a royalty per device to us for license rights granted under this agreement.

         In May, 2001, we entered into an agreement with Symbol Technologies, Inc., granting Symbol a worldwide, non-exclusive license of our patents surrounding the sale and use of scanning devices used in physical world-to-Internet technologies. Symbol will pay us a royalty per qualified device shipped.

         During January 2002, we engaged Baniak Pine and Gannon, a Chicago law firm specializing in intellectual property licensing and litigation. The firm will assist us in seeking out potential licensees of our intellectual property portfolio, including any resulting litigation.

         Consulting and Integration Services

         Through this segment, we provide services and products to a spectrum of customers, ranging from closely held companies to Fortune 500 companies. For the years ended December 31, 2001, 2000, and 1999, one customer, Ameritech Services, Inc., accounted for 36.6%, 29.9%, and 23.9%, respectively, of our revenue. We expect sales to Ameritech as a percentage of total sales to decline in the future. Furthermore, we do not have a written agreement with Ameritech and, therefore, there are no contractual provisions to prevent Ameritech from terminating its relationship with us at any time. Accordingly, the loss of this customer, or a significant reduction by it in buying the products and services offered by us, absent diversification, would materially and adversely affect of our business, prospects, financial condition, and results of operations. In addition, a single supplier supplies the equipment and software, which is re-marketed to this customer. Accordingly, the loss of this supplier would materially adversely affect our business, prospects, financial condition, and results of operations. For these reasons, we are seeking, and continue to seek, to diversify our sources of revenue and vendors from whom we purchase.

Sales and marketing

         Internet Switching Service

         PaperClick(TM). While we eliminated the majority of our sales and marketing staff during the third quarter of 2001, we continue to promote our PaperClick(TM) line of products to potential customers in a wide array of industries. Upon receipt of sufficient financing, we plan to re-focus our efforts on the sale of PaperClick(TM) licenses through the hiring of additional sales and marketing staff. We have refocused our sales efforts by focusing on signing up channel partners who have industry market presence. We are currently negotiating with a number of industry-focused companies who will be our "go-to-market" partners. No assurances can be given that any successful association will result.

         Intellectual Property Licensing. During January 2002, we engaged Baniak Pine and Gannon, a law firm specializing in intellectual property licensing and litigation. The firm will assist us in seeking out potential licensees of our intellectual property portfolio, including any resulting litigation.

         Consulting and Integration Service

         We, through or systems integration services division, market our products and services, as well as those for which we act as a re-marketer, primarily through a direct sales force, which was composed of five individuals as of December 31, 2001. In addition, the business unit also relies upon strategic alliances with industry leaders to help market products and services, provide lead referrals, and establish informal co-marketing arrangements. Our representatives attend seminars and trade shows, both as speakers and participants, to help market products and services. In addition, this business segment has two agents in the United States that sell our products and services.

Research and development

         Internet Switching Service

          We believes that our success in the Internet environment depends upon its ability to quickly develop new products and services, as well as make enhancements to its existing products. NISS employed 3, 24 and 19 persons in the area of product development as of December 31, 2001, 2000, and 1999, respectively. During the years ended December 31, 2001, 2000 and 1999, NeoMedia ISS incurred total software development costs of $2,064,000, $2,888,000 and $1,722,000, respectively, of which $1,515,000, $1,787,639 and $807,000, respectively, were capitalized as software development costs and $549,000, $1,101,000 and $915,000, respectively, were expensed as research and development costs.

         Consulting and Integration Services

         All significant research and development relating to our consulting and integration products was discontinued at December 31, 1999 when we discontinued our Y2K business. All employees that were in this area were reassigned or released at or prior to such time. If any future research or development of products is needed, it will be performed by the application services division or outside contractors.

Intellectual Property

         Our success in the physical world-to-Internet and the value-added systems integration markets is dependent upon our proprietary technology, including patents, and other intellectual property, and on our ability to protect our proprietary technology and other intellectual property rights. In addition, we must conduct our operations without infringing on the proprietary rights of third parties. We also intend to rely upon unpatented trade secrets and the know-how and expertise of our employees. To protect our proprietary technology and other intellectual property, we rely primarily on a combination of the protections provided by applicable patent, copyright, trademark, and trade secret laws as well as on confidentiality procedures and licensing arrangements. We have four patents for our physical world-to-Internet technology. We also have several trademarks relating to our proprietary software products. Although we believe that we have taken appropriate steps to protect our unpatented proprietary rights, including requiring that our employees and third parties who are granted access to our proprietary technology enter into confidentiality agreements with us, we can provide no assurance that these measures will be sufficient to protect our rights against third parties. Others may independently develop or otherwise acquire patented or unpatented technologies or products similar or superior to ours. We are currently engaged in two lawsuits initiated against us by one of our primary competitors, AirClic. AirClic seeks, among other things, to succeed to our core assets, by suing for alleged default under a promissory note in the principal amount of $500,000 issued to AirClic by us, secured by our core assets. AirClic is also suing to invalidate our patents on our key physical world-to-Internet technologies. See "Risk Factors - Risks Specific to NeoMedia - Currently Pending Legal Actions Threaten to Divest Us of Critical Intellectual Property".

         We license from third parties certain software tools that we include in our services and products. If any of these licenses were terminated, we could be required to seek licenses for similar software from other third parties or develop these tools internally. We may not be able to obtain such licenses or develop such tools in a timely fashion, on acceptable terms, or at all. Companies participating in the software and Internet technology industries are frequently involved in disputes relating to intellectual property. We may in the future be required to defend our intellectual property rights against infringement, duplication, discovery, and misappropriation by third parties or to defend against third-party claims of infringement. Likewise, disputes may arise in the future with respect to ownership of technology developed by employees who were previously employed by other companies. Any such litigation or disputes could result in substantial costs to, and a diversion of effort by, us. An adverse determination could subject us to significant liabilities to third parties, require us to seek licenses from, or pay royalties to, third parties, or require us to develop appropriate alternative technology. Some or all of these licenses may not be available to us on acceptable terms or at all, and we may be unable to develop alternate technology at an acceptable price or at all. Further, any of these events could have a material adverse effect on our business, prospects, financial condition, and results of operations. See "Risk Factors - Risks Specific To NeoMedia - We May Be Unable To Protect Our Intellectual Property Rights And We May Be Liable For Infringing The Intellectual Property Rights Of Others.


Other Recent Developments

         Qode.com Assets

         In March 2001, we acquired the assets of Qode.com, a Web-based commerce facilitation service. On September 7, 2001, we announced that we had signed a non-binding letter of intent to sell the assets of our Fort Lauderdale-based Qode business unit, which we acquired in March 2001, to The Finx Group, Inc., a holding company in Elmsford, New York. The agreement calls for The Finx Group to assume approximately $620,000 of Qode's payables and approximately $800,000 in long-term assets. We are expecting to receive 500,000 shares of The Finx Group common stock, a five-year license to use and sell Qode Services, and up to $5 million in affiliate revenues from The Finx Group from Qode sales over the next five years. In connection with the sale of the Qode assets, we recognized a loss of approximately $3.1 million in 2001.

         About.com, Inc. Relationship

         In June 2001, we announced that we entered into a one-year license agreement with About.com, Inc. to provide our Qode Universal Commerce Solution(TM) to About.com's estimated 36 million worldwide users. We and About.com intended to promote the co-branded shopping service throughout the About.com network. In June 2001, About.com ran banner ads on its site promoting the Qode Universal Commerce Solution(TM). As part of the emerging About.com and NeoMedia relationship, About.com received 452,489 shares of our Series A Convertible Preferred Stock, par value $0.01 per share, of the 500,000 total Series A Convertible Preferred shares which we are authorized to issue, in consideration for these promotions. On January 2, 2002, these 452,489 shares were converted into 452,489 shares of common stock, registered for resale in this prospectus. Those shares are currently subject to a right of first refusal in favor of us prior to resale. See "Principal and Selling Stockholders." We recorded an expense of $882,000 associated with this transaction in the second quarter in sales and marketing expense in the accompanying consolidated statements of operations. The agreement with About.com was terminated on August 31, 2001, in anticipation of the sale of the Qode assets to the Finx Group.

         AirClic, Inc. Relationship

         On July 3, 2001, we entered into a non-binding letter of intent with AirClic, Inc. ("AirClic") which contemplated an intellectual property cross-licensing transaction between us and AirClic. Under the terms of the letter of intent, AirClic was to provide us with bridge financing of $2,000,000, which was to be paid to us in installments. On July 11, 2001, AirClic advanced $500,000 in bridge financing to us in return for a promissory note secured by all of our assets. During the negotiation of a definitive set of agreements, the parties decided not to proceed with the cross-licensing transaction. AirClic has since initiated two currently pending lawsuits against us. See "Business - Legal Proceedings."

         Digital:Convergence Corporation Relationship

         We entered into an agreement with a competitor, Digital:Convergence Corporation ("DC"), a private company located in the US, in October 2000, granting them a worldwide, non-exclusive license of our extensive patent portfolio for directly linking documents, objects, transaction and voice commands to the internet. The agreement provided for annual license fees over a period of ten years in excess of $100 million through a combination of cash and equity. We recognized $7.8 million of revenue in 2000 related to this contract, including a $5.0 million cash payment received in October 2000 for royalties earned before contract execution, $2.5 million related to the $10 million of payments in DC common stock and cash expected to be received in the first year of the contract, and $0.3 million related to DC stock received by us to be recognized over the life of the contract.

         As part of the contract, we issued to DC a warrant to purchase 1.4 million shares of our common stock.

         In the first quarter of 2001, DC issued us an interest bearing $3 million note payable in lieu of a $3 million cash payment due in January 2001. We also received shares of DC stock in January with a contractual value of $2 million as part of the first contract-year royalties due. The note was originally due on April 24, 2001, however, on that date we agreed to extend it until June 24, 2001. We also partially wrote down, in the first quarter of 2001, the value of the remaining DC stock receivable, and DC stock that had been received in January, to a value that management believed was reasonable at the time (50% of the valuation stipulated in the contract). The write-down consisted of a reduction in assets of $7.7 million and a corresponding reduction in liabilities of $7.7 million. The DC stock received in January 2001 was valued at $1 million and the DC receivable was valued at $9.2 million. In April 2001, we received additional shares of DC stock with a $5 million value based on the valuation method stipulated in the contract. No revenue was recognized related to these shares and the shares were not recorded as an asset due to DC's worsening financial condition. All assets and liabilities relating to the contract were subsequently written off in the second quarter.

         Also in April 2001, an agreement was entered into with DC whereby for a period from the date of registration of the shares underlying the warrant to purchase 1.4 million shares of our common stock until October 24, 2001, if we would identify a purchaser for our shares, DC would exercise the warrant and purchase 1.4 million shares of common stock and sell the shares to the identified purchaser. One third of the net proceeds received by DC on the sale of our common stock shall be paid to us toward repayment of DC's obligations under the note to us in the amount of $3 million. In consideration for this, the warrant exercise price was reduced during this period to 38 percent of the closing sale price of our common stock on the day prior to the date of exercise, subject to a minimum price. Because the exercise of the warrants at this reduced price is contingent upon our finding a purchaser of the underlying 1.4 million shares, the value of this re-pricing will be measured and recorded at the time the shares are sold. As of October 24, 2001, we were not able to locate a purchaser and therefore, the warrant was not exercised.

         On June 24, 2001, DC did not pay the note that was due, and on June 26, 2001, we filed a $3 million lawsuit against DC for breach of contract regarding the $3 million promissory note. It was also learned in the second quarter of 2001 that DC's capital raising efforts and business operations were having difficulty, and we decided to write off all remaining amounts related to the DC contract. The net effect of the write-off is a $7,354,000 non-cash charge to income during the second quarter, which is included in Loss on Digital:Convergence License Contract in our consolidated statements of operations for the year ending December 31, 2001. Any future revenues related to this contract will be recorded as payments are received

Product Liability Insurance

         We have never had any product liability claim asserted against us. However, we could be subject to product liability claims in connection with the use of the products and services that we sell. There can be no assurance that we would have sufficient resources to satisfy any liability resulting from these claims or would be able to have our customers indemnify or insure us against such claims. Although we maintain our insurance against such claims, there can be no assurance that such coverage will be adequate in terms and scope to protect us against material adverse effects in the event of a successful claim. We are currently covered up to $1 million for product and completed operations liability. See "Risk Factors - Risks Specific to NeoMedia - We are Exposed To Product Liability Claims For Which Insurance Coverage Is Limited, Potentially Inadequate And In Some Cases Unavailable, And An Uninsured Claim Could Have A Material Adverse Effect On Our Business, Prospects, Financial Condition And Results Of Operations, As Well As The Value Of Our Stock."

Government Regulation

         Existing or future legislation could limit the growth of use of the Internet, which would curtail our revenue growth. Statutes and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. Congress recently passed laws regarding children's online privacy, copyrights and taxation. The law remains largely unsettled, even in areas where there has been legislative action. It may take years to determine whether and how existing laws governing intellectual property, privacy, libel and taxation apply to the Internet, e-commerce and online advertising. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. See "Risk Factors - Risks Related To Our Industry - Regulatory and Legal Uncertainties Could Harm Our Business."

         Certain of our proprietary technology allows for the storage of demographic data from our users. In 2000, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of certain information regarding Internet users. This directive may limit our ability to collect and use information collected by our technology in certain European countries. In addition, the Federal Trade Commission and several state governments have investigated the use by certain Internet companies of personal information. We could incur significant additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

Employees

         As of December 31, 2001, we employed 21 persons. Of the 21 employees, ten are located at our headquarters in Fort Myers, Florida, and 11 at other domestic locations. Of the 21 employees, four are dedicated to the Application Services business unit, 11 are dedicated to the Systems Integration Services business unit, and six provide shared services used by both business units. None of our employees are represented by a labor union or bound by a collective bargaining agreement. We believe that our employee relations are good.

Properties

         Our principal executive, development and administrative office is located at 2201 Second Street, Suite 600, Fort Myers, Florida 33901. We occupy approximately 15,000 square feet under terms of a written lease from an unaffiliated party which expires on January 31, 2004, with monthly rent totaling approximately $24,000. We maintain a sales facility at 2150 Western Court, Suite 230, Lisle, Illinois 60532, where we occupy approximately 6,000 square feet under the terms of a written lease from an unaffiliated party expiring on October 31, 2003, with monthly rent totaling approximately $7,500. In March 2001, with the acquisition of the assets of Qode.com, Inc., we added an additional 8,388 square feet office lease at 4850 N. State Road 7, Suite 104, Ft. Lauderdale, Florida, with monthly rent totaling approximately $9,200. The lease expires in March 2005. This space is in the process of being subleased pending the anticipated sale of the Qode assets, as subject to an executed non-binding letter of intent with the Finx Group.

         During 2001, we closed our office in Monterrey, Mexico, which was primarily used for sales and consulting efforts.

         We believe that existing office space is adequate to meet current and short-term requirements.

Legal Proceedings

         AirClic, Inc. Litigation

         On July 3, 2001, we entered into a non-binding letter of intent with AirClic which contemplated an intellectual property cross-licensing transaction between us and AirClic. Under the terms of the letter of intent, AirClic was to provide us with bridge financing of $2,000,000, which was to be paid to us in installments. On July 11, 2001, AirClic advanced $500,000 in bridge financing to us in return for a promissory note from us secured by all of our assets, including our physical world-to-Internet patents. During the negotiation of definitive agreements, the letter of intent was abandoned on the basis of our alleged breach of certain representations made by us in the promissory note.

         On September 6, 2001, AirClic filed suit against us in the Court of Common Pleas, Montgomery County, Pennsylvania, seeking, among other things, to accelerate repayment of the $500,000 promissory note, scheduled to mature on January 11, 2002, alleging that we breached certain representations and warranties contained in the promissory note that we issued to AirClic regarding, among other things, our rights, title and interests in and to certain intellectual property. AirClic seeks a judgment awarding it $500,000 (plus interest, attorney's fees and expenses) and a declaratory judgment that it has no obligation to fund us the remaining $1.5 million of bridge financing contemplated by the letter of intent. We have filed an answer denying the claims set forth in the complaint and have interposed counterclaims against AirClic. The lawsuit is in its preliminary stages and, as such, at this time it is difficult to assess the outcome or potential liability to us. We intend to continue to vigorously defend this action and pursue our counterclaim for fraud against AirClic. Though by its terms, the promissory note issued by us to AirClic, matured on January 11, 2002, we have not repaid the promissory note. If successful, our counterclaims may result in a reduction of the amounts repayable to AirClic under the promissory note. Regardless of the outcome of the action, based on our currently-available funds, the repayment of the promissory note would have a material adverse effect on our financial condition. Failure to repay the note might result in AirClic's execution on its security interest in our assets, including our key physical world-to-Internet patents, which would have material adverse effect on our business, prospects, financial condition, and results of operations. See "Risk Factors - Risks Specific To NeoMedia - Currently Pending Legal Actions Threaten to Divest Us Of Critical Intellectual Property." We are currently seeking bridge financing to enable us to repay the promissory note to AirClic.

         AirClic has also filed suit against us in the United States District Court for the Eastern District of Pennsylvania. In this second action, AirClic seeks a declaration that certain core intellectual property securing the promissory note issued by us to AirClic, some of which is patented and others for which a patent application is pending, is invalid and in the public domain. Any declaration that our core patented or patentable technology is non-protectable and in the public domain would have a material adverse effect on our business, prospects, financial condition, and results of operations. See, "Risk Factors - Risks Specific To NeoMedia - We May Be Unable To Protect Our Intellectual Property Rights And We May Be Liable For Infringing The Intellectual Property Rights Of Others". We are vigorously defending this second action as well.

Digital: Convergence Litigation

         On June 26, 2001, we filed a $3 million lawsuit in the U.S. District Court, Northern District of Texas, Dallas Division, against Digital:Convergence Corporation for breach of contract regarding a $3 million promissory note due on June 24, 2001 that was not paid. We are seeking payment of the $3 million note plus interest and attorneys fees. See "Business - Other Recent Developments". We have not accrued any gain contingency related to this matter.

Other Litigation

         In April 2001, the former President and director of NeoMedia filed a lawsuit against us and several of our directors. The suit was filed in the Circuit Court of the Twentieth Judicial Circuit for Sarasota, Florida. The claim alleged the individual was fraudulently induced into accepting employment and that we breached the employment agreement. The individual's employment with us ended in January 2001. We are currently negotiating settlement of this case.

         On August 20, 2001, Ripfire, Inc. filed suit against us in the San Francisco County Superior Court seeking payment of $138,000 under a software license agreement entered into between us and Ripfire in May 2001 relating to implementation of the Qode Universal Commerce Solution. We have entered into a letter of intent with the Finx Group, Inc. to sell certain assets and liabilities relating to Qode. As part of the letter of intent, the Finx Group will assume all liabilities up to $138,000 relating to the Ripfire contract. Accordingly, we have not accrued a liability in the accompanying financial statements. We, along with the Finx Group, are currently negotiating settlement of this matter.

      On October 3, 2001, Headway Associates, Ltd. filed a complaint for damages in the Circuit Court of the Seventeenth Judicial Circuit for Broward County, Florida. Headway Associates, Ltd. is seeking payment of all amounts due under the terms of the lease agreement of the Ft. Lauderdale office of our Qode business unit. The lease commenced on March 3, 2000 and terminates on March 31, 2005. On February 25, 2002, Headway agreed to accept $100,000 cash payment over a two-month period for settlement of all past-due and future amounts owed under the lease. This amount is accrued in the accompanying financial statements.

      On November 30, 2001, Orsus Solutions USA, Inc., filed a summons seeking payment in full of approximately $525,000 relating to a software and services contract associated with implementation of the Qode Universal Commerce Solution. We have entered into a letter of intent with the Finx Group, Inc. to sell certain assets and liabilities relating to Qode. As part of the letter of intent, the Finx Group will assume all liabilities up to $530,000 relating to the Orsus contract. Accordingly, we have not accrued a liability in the accompanying financial statements. We, along with the Finx Group, are currently negotiating settlement of this matter.

      On March 20, 2002, IOS Capital, Inc. filed a summons seeking full payment of approximately $38,700 relating to past due and future payments under an office equipment lease. We have returned the equipment and intend to settle the past due amounts. As of December 31, 2001, we had recorded a liability of approximately $10,000 relating to this matter. During April 2002, we settled this matter for cash payments totaling $29,000.

      On March 20, 2002, Ecentives, Inc. filed a summons seeking full payment of approximately $44,000 relating to past due and future payments under a service agreement from 2001. During April 2002, we settled this suit for cash payments totaling $24,000. During April 2002, we settled this matter for cash payments totaling $24,000.

                                   MANAGEMENT

Directors and Officers

         Our directors and executive officers, their respective ages, and their positions held with us are as follows:

Name                       Age  Position
----                       ---  --------

Charles W. Fritz.........  45   Chief Executive Officer, President and Chairman
                                of the Board of Directors
Charles T. Jensen........  58   Chief Financial Officer, Treasurer, Vice
                                President and Director
William E. Fritz.........  71   Secretary and Director
James J. Keil............  72   Director
A. Hayes Barclay.........  71   Director

         The following is certain summary information with respect to the directors and executive officers of NeoMedia:

         Charles W. Fritz is a founder of NeoMedia and has served as an officer and as a director of NeoMedia since our inception. On August 6, 1996, Mr. Fritz was appointed chief executive officer and chairman of the Board of Directors. On April 2, 2001, Mr. Fritz was appointed as president. Mr. Fritz is currently a member of the compensation committee. Prior to founding NeoMedia, Mr. Fritz was an account executive with IBM Corporation from January 1986 to January 1988, and director of marketing and strategic alliances for the information consulting group from February 1988 to January 1989. Mr. Fritz holds an M.B.A. from Rollins College and a B.A. in finance from the University of Florida. Mr. Fritz is the son of William E. Fritz, a director of NeoMedia, and its secretary.

         Charles T. Jensen has been chief financial officer, treasurer and vice president of NeoMedia since May 1, 1996. Mr. Jensen has been a director since August 6, 1996, and currently is a member of the compensation committee. Prior to joining NeoMedia in November 1995, Mr. Jensen was chief financial officer of Jack M. Berry, Inc., a Florida corporation which grows and processes citrus products, from December 1994 to October 1995, and at Viking Range Corporation, a Mississippi corporation which manufactures gas ranges, from November 1993 to December 1994. From December 1992 to February 1994, Mr. Jensen was treasurer of Lin Jensen, Inc., a Virginia corporation specializing in ladies clothing and accessories. Prior to that, from January 1982 to March 1993, Mr. Jensen was Controller and vice-president of finance of The Pinkerton Tobacco Co., a tobacco manufacturer. Mr. Jensen holds a B.B.A. in accounting from Western Michigan University and is a Certified Public Accountant.

         William E. Fritz is a founder of NeoMedia and has served as secretary and director of NeoMedia since our inception. Mr. Fritz also served as treasurer of NeoMedia from its inception until May 1, 1996. Since February 1981 Mr. Fritz has been, an officer and either the sole stockholder or a majority stockholder, of G.T. Enterprises, Inc. (formerly Gen-Tech, Inc.), D.M., Inc. (formerly Dev-Mark, Inc.) and EDSCO, three railroad freight car equipment manufacturing companies. Mr. Fritz holds a B.S.M.E. and a Bachelor of Naval Science degree from the University of Wisconsin. Mr. Fritz is the father of Charles W. Fritz, NeoMedia's chief executive officer and chairman of the board.

         James J. Keil, has been a Director of NeoMedia since August 6, 1996. Mr. Keil currently is a member of the Compensation Committee, the Stock Option Committee and the Audit Committee. He is founder and president of Keil & Keil Associates, a business and marketing consulting firm located in Washington, D.C., specializing in marketing, sales, document application strategies, recruiting and Electronic Commerce projects. Prior to forming Keil & Keil Associates in 1990, Mr. Keil worked for approximately 38 years at IBM Corporation and Xerox Corporation in various marketing, sales and senior executive positions. From 1989-1995, Mr. Keil was on the Board of Directors of Elixir Technologies Corporation (a non-public corporation), and from 1990-1992 was the Chairman of its Board of Directors. From 1992-1996, Mr. Keil served on the Board of Directors of Document Sciences Corporation. Mr. Keil holds a B.S. degree from the University of Dayton and did Masters level studies at the Harvard Business School and the University of Chicago in 1961/62.

         A. Hayes Barclay has been a director of NeoMedia since August 6, 1996, and currently is a member of the stock option committee and the audit committee. Mr. Barclay has practiced law for approximately 37 years and, since 1967, has been an officer, owner and employee of the law firm of Barclay & Damisch, Ltd. and its predecessor, with offices in Chicago, Wheaton and Arlington Heights, Illinois. Mr. Barclay holds a B.A. degree from Wheaton College, a B.S. from the University of Illinois and a J.D. from the Illinois Institute of Technology - Chicago Kent College of Law.

Election of Directors and Officers

         Directors are elected at each annual meeting of stockholders and hold office until the next succeeding annual meeting and the election and qualification of their respective successors. Officers are elected annually by the Board of Directors and hold office at the discretion of the Board of Directors. NeoMedia's by-laws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders and the due election and qualification of his successor.

Director and Officer Liability

         As permitted by Delaware law, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Delaware law, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate our rights and those of our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit or eliminate our rights or those of our stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

         Our certificate of incorporation and by-laws also provide that we are required and permitted to indemnify our officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, we have one pending proceeding involving a director, officer, employee or agent of NeoMedia in which indemnification would be required or permitted. See "Business - Legal Proceedings."

         Our certificate of incorporation and by-laws also allow us to maintain a directors' and officers' liability insurance policy to cover the costs of indemnifying our directors and officers. Due to current capital shortages, we are currently unable to afford a directors' and officers' liability insurance policy with a term of greater than six months. Our existing policy, recently obtained, expires on July 25, 2002. It provides for coverage of $5,000,000 per occurrence, and a general policy limitation of $10,000,000. We intend to maintain a directors' and officers' liability insurance policy at all times. However, any inability to maintain such liability insurance in the future would materially adversely affect our ability to attract and retain qualified director and officer candidates. See "Risk Factors - Risk Specific To NeoMedia - We Have Limited Human Resources; We Need To Attract And Retain Highly Skilled Personnel; And We May Be Unable To Effectively Manage Our Growth With Our Limited Resources."

         Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Meetings of the Board of Directors

         During our fiscal year ended December 31, 2001, our Board of Directors held 13 meetings.

Committees of the Board of Directors

         NeoMedia's Board of Directors has an Audit Committee, Compensation Committee and a Stock Option Committee. The Board of Directors does not have a standing Nominating Committee.

         Audit Committee. The Audit Committee is responsible for nominating NeoMedia's independent accountants for approval by the Board of Directors, reviewing the scope, results and costs of the audit with NeoMedia's independent accountants, and reviewing the financial statements, audit practices and internal controls of NeoMedia. During 2001, members of the Audit Committee were nonemployee directors - James J. Keil, A. Hayes Barclay and, until September 2001 when he resigned as a Director, John Lopiano. During 2001, the Audit Committee held two meetings.

         Compensation Committee. The Compensation Committee is responsible for recommending compensation and benefits for the executive officers of NeoMedia to the Board of Directors and for administering NeoMedia's Incentive Plan for Management. Charles W. Fritz, Charles T. Jensen, James J. Keil, Paul Reece, and, until September 2001, John Lopiano, were members of NeoMedia's Compensation Committee during 2001. During January 2002, Mr. Reece resigned from the Board of Directors and Compensation Committee. This Committee held seven meetings throughout 2001.

         Stock Option Committee. The Stock Option Committee, which is comprised of non-employee directors, is responsible for administering NeoMedia's Stock Option Plans. A. Hayes Barclay and James J. Keil are the current members of NeoMedia's Stock Option Committee. During 2001, this Committee held four meetings.

Compensation of Directors

         Directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors. Upon election or re-election as a director, non-employee directors receive options to purchase 15,000 shares of NeoMedia's common stock under the 1998 Stock Option Plan. Each employee director receives either fees of $2,000 per meeting attended or, at his election, options to purchase an additional 3,000 shares of NeoMedia's common stock under the 1998 Stock Option Plan. The options are vested immediately upon grant.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information with respect to the compensation paid during the years ended December 31, 2001, 2000 and 1999 to:
(i) NeoMedia's Chief Executive Officer and (ii) each of NeoMedia's other executive officers as of December 31, 2001 who received aggregate cash compensation during the year ended December 31, 2001 in excess of $100,000 for services rendered to NeoMedia (collectively, "the Named Executive Officers"):

                           Summary Compensation Table


                                           Annual Compensation (1)                   Long-term Compensation
                                ----------------------------------------------  ---------------------------------
                                                                                  Securities
                                                                                  Underlying
                                                                                   Warrants
                                                      Other Annual                   and            All other
 Name and Principal Position       Year     Salary     Compensation    Bonus       Options(2)      Compensation
----------------------------     -------  ---------   -------------  ---------  ---------------  ----------------
Charles W. Fritz ...............   2001   $ 221,758          $-      $       -        400,000    $  21,352 (4)
   Chief Executive Officer .....   2000     250,000           -       148,800(3)       49,000       22,502 (4)
                                   1999     250,000           -              -        400,000       84,914 (4)

Charles T. Jensen ..............   2001     144,239           -              -        240,000       17,794 (4)
   Chief Financial Officer,        2000     150,000           -         87,860(3)      37,000       29,767 (4)

   Vice President & Treasurer ..   1999     150,000           -              -        180,000       42,712 (4)


---------------

1. In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the Named Executive Officer for such year.

2. Represents options granted under NeoMedia's 1998 Stock Option Plan and warrants granted at the discretion of NeoMedia's Board of Directors.

3. In June 2001, the Company's Compensation Committee approved an adjustment, relating to the Digital:Convergence patent license fees, to the Annual Incentive Plan for Management that reduced the 2000 bonus payout by approximately $1.1 million. The original amount recorded in 2000 and reported on the Company's Form 10-KSB for 2000 was $430,800 for Charles W. Fritz and $193,860 for Charles T. Jensen. The adjusted amounts are presented in the table above.

4. Includes life insurance premiums where policy benefits are payable to his beneficiary and automobile expenses attributable to personal use and the corresponding income tax effects.

Employment Agreements

      The five year employment agreements between the Company and each of Charles W. Fritz, as Chief Executive Officer and Chairman of the Board, and Charles T. Jensen, as Executive Vice-President and Chief Technical Officer expired on April 30, 2001. Their annual compensation, which at the time of expiration was $250,000 and $150,000, respectively, was continued except that each agreed, along with other officers of NeoMedia, to a 20% reduction in the annual rate for the two month period ended July 15, 2001 in the effort to reduce expenses. The Company plans to renegotiate new employment agreements with Messrs. Fritz and Jensen. In the interim, the Company has put into place agreements providing for six months severance in the event of termination related to a change of control. During the year ended December 31, 2001, the Board of Directors granted Mr. Fritz options to purchase 400,000 shares of Common Stock under the 1998 Stock Option Plan, 200,000 of which were exercisable at the price of $0.20 per share, and 200,000 of which were exercisable at a price of $2.50 per share. During the year ended December 31, 2001, the Board of Directors granted Mr. Jensen options to purchase 240,000 shares of Common Stock under the 1998 Stock Option Plan, 150,000 of which were exercisable at the price of $0.20 per share, and 90,000 of which were exercisable at a price of $2.50 per share. Mr. Fritz had received under the 1998 Stock Option Plan during the year ended December 31, 2000, options to purchase 49,000 shares at a price of $4.44 per share and during the year ended December 31, 1999, options to purchase 200,000 shares at a price of $3.63 per share and options to purchase 200,000 shares at a price of $5.13. Mr. Jensen received options to purchase 37,000 shares at $4.44 per share during 2000, and 90,000 shares at $3.63 and 90,000 shares at $5.13 during 1999, in each case under the 1998 Stock Option Plan.

Incentive Plan for Management

         Effective as of January 1, 1996, NeoMedia adopted an Annual Incentive Plan for Management ("Incentive Plan"), which provides for annual bonuses to eligible employees based upon the attainment of certain corporate and/or individual performance goals during the year. The Incentive Plan is designed to provide additional incentive to NeoMedia's management to achieve these growth and profitability goals. Participation in the Incentive Plan is limited to those employees holding positions assigned to incentive eligible salary grades and whose participation is authorized by NeoMedia's Compensation Committee which administers the Incentive Plan, including determination of employees eligible for participation or exclusion. The Board of Directors can amend, modify or terminate the Incentive Plan for the next plan year at any time prior to the commencement of such next plan year.

         To be eligible for consideration for inclusion in the Incentive Plan, an employee must be on NeoMedia's payroll for the last three months of the year involved. Death, total and permanent disability or retirement are exceptions to such minimum employment, and awards in such cases are granted on a pro-rata basis. In addition, where employment is terminated due to job elimination, a pro rata award may be considered. Employees who voluntarily terminate their employment, or who are terminated by NeoMedia for unacceptable performance, prior to the end of the year are not eligible to participate in the Incentive Plan. All awards are subject to any governmental regulations in effect at the time of payment.

         Performance goals are determined for both NeoMedia's and/or the employee's performance during the year, and if performance goals are attained, eligible employees are entitled to an award based upon a specified percentage of their base salary.

Stock Option Plans

         Effective as of February 1, 1996, NeoMedia adopted its 1996 Stock Option Plan, which was amended and restated effective July 18, 1996 and further amended through November 18, 1996, ("1996 Stock Option Plan"). The 1996 Stock Option Plan provides for the granting of non-qualified stock options and "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and provides for the issuance of a maximum of 1,500,000 shares of common stock. Nonqualifed options granted under the Plan with respect to 1,500,000 shares were outstanding as of March 29, 2002.

         Effective March 27, 1998, NeoMedia adopted its 1998 Stock Option Plan ("1998 Stock Option Plan"). The 1998 Stock Option Plan provides for authority for the Board of Directors to the grant non-qualified stock options with respect to a maximum of 8,000,000 shares of common stock, of which 7,640,000 have been granted and were outstanding as of April 4, 2002.

401(k) Plan

         NeoMedia maintains a 401(k) Profit Sharing Plan and Trust (the "401(k) Plan"). All employees of NeoMedia who are 21 years of age and who have completed three months of service are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may make elective contributions of up to 20% of such participant's pre-tax salary (up to a statutorily prescribed annual limit, which is $10,500 for 2001 and $11,000 for 2002) to the 401(k) Plan, although the percentage elected by certain highly compensated participants may be required to be lower. All amounts contributed to the 401(k) Plan by employee participants and earnings on these contributions are fully vested at all times. The 401(k) Plan also provides for matching and discretionary contributions by NeoMedia. To date, NeoMedia has not made any such contributions.

Options and Warrants Granted in the Last Fiscal Year

         The following table contains information concerning the grant of options, all of which are nonqualified, and warrants to the Named Executive Officers during the year ended December 31, 2001:



                          Number of
                          Securities       % of Total                                         Potential Realized Value at
                          Underlying        Options/                                         Assumed Annual Rates of Stock
                           Options/         Warrants                                          Price Appreciation for Term
                           Warrants        Granted to        Exercise      Expiration     -------------------------------------
Name                       Granted          Employees         Price           Date             0%         5%          10%
----------------------  ---------------  ----------------  -------------  --------------       --         --          ---
Charles W. Fritz               200,000        5.7%            $2.50          1/2/11           $--        $814,447   $1,296,871

                               200,000        5.7%            $0.20          9/13/11          $--         $65,156     $103,750

Charles T. Jensen               90,000        2.6%            $2.50          1/2/11           $--        $366,501     $583,592

                               150,000        4.3%            $0.20          9/13/11          $--         $48,867      $77,812


Option and Warrant Exercises in Last Fiscal Year and Fiscal Year-End Values

         None of the Named Executive Officers exercised during the year ended December 31, 2001 any options or warrants. The following table sets forth the number and value of all unexercised options and warrants as of December 31, 2002 by the Named Executive Officers during the year.



                                                           Number of Unexercised         Value of Unexercised In-
                                                           Securities Underlying           the-Money Options and
                                                          Options and Warrants at               Warrants at
                               Shares                        December 31, 2001             December 31, 2001 (1)
                              Acquired       Value      -----------------------------  ------------------------------
Name                         on Exercise    Realized    Exercisable   Unexercisable     Exercisable   Unexercisable
--------------------------- -------------- -----------  -----------   ---------------  ------------   ---------------
Charles W. Fritz            -              -              699,600           549,400          -              -

Charles T. Jensen           -              -              413,186           292,200          -              -


(1) The value of in-the-money options is calculated by the difference between the market price of the stock at December 31, 2001 ($0.14) and the exercise price of the options.


Option Repricing Program

         To encourage the exercise of options, our Board of Directors in April 2002 adopted an option repricing program. Under the program, those persons holding options granted under the 1996 Stock Option Plan and the 1998 Stock Option Plan may to the extent their options are exercisable during the period ending October 9, 2002 exercise the option at a price which is the greater of $0.12 per share or 50% of the last sale price of a share of our common stock on the Nasdaq SmallCap Market on the trading date immediately preceding the date of exercise. To participate in such program the optionholder must agree to sell the shares following the exercise. As of April 4, 2002, there were outstanding under both plans nonqualified options exercisable during the program period for an aggregate of 7,384,760 shares of our common stock at prices ranging from $0.135 per share to $10.09 per share. Upon execution of the program, the exercise price reverts to the price provided in the option agreement.

         Under applicable provisions of the Internal Revenue Code, to the extent the nonqualified options are exercised, the holders will be deemed to have the taxable income to the extent of the difference between the fair market value and the exercise price and we will suffer a comparable charge to our earnings. Alpine Securities Inc., a broker-dealer registered under the Securities Exchange Act has agreed to assist option holders in the option exercise and the sale of shares acquired and the payment to us of the exercise price from the sale proceeds.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires NeoMedia's officers and directors, and persons who own more than ten percent of a registered class of NeoMedia's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the Nasdaq SmallCap Market. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish NeoMedia with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to NeoMedia, NeoMedia believes that during 2001 there was no delinquency in the
Section 16(a) filing obligations of NeoMedia's officers, directors and ten percent beneficial owners.

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph compares the yearly percentage change in the cumulative total stockholder return (change in stock price plus reinvested dividends) on NeoMedia's Common Stock with the cumulative total return for the Nasdaq Stock Market Index (U.S.) (the "Nasdaq Composite Index") and the Dow Jones Internet Composite Index (the "Dow Jones Internet Index"). The graph assumes that $100 was invested in the Common Stock of the Company and in each of the comparative indices on December 31, 1996, the trading day before the beginning of the Company's fifth preceding fiscal year. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a per share price of $5.625, the price at which shares of the Company's common stock closed on the Nasdaq SmallCap exchange on December 31, 1996. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of NeoMedia's Common Stock.

      Date                      NeoMedia      Nasdaq 100     Dow-Jones Internet
-----------------            ------------------------------------------------
      12/31/1996                  -10.0%         -10.9%              0.0%
       1/31/1997                    0.0%           0.0%              0.0%
       2/28/1997                   -8.0%          -7.7%              0.0%
       3/31/1997                  -22.0%         -13.5%              0.0%
       4/30/1997                  -22.0%          -5.1%              0.0%
       5/28/1997                  -26.0%           6.6%              0.0%
       6/30/1997                   21.0%           3.9%              0.0%
       7/30/1997                   41.0%          19.5%              0.0%
       8/31/1997                   74.0%          16.5%              4.5%
       9/30/1997                   65.0%          19.1%             22.3%
      10/29/1997                   54.0%          11.7%             22.6%
      11/30/1997                   30.0%          14.0%             17.9%
      12/31/1997                   45.5%           7.5%             20.1%
       1/31/1998                   10.0%          16.2%             20.9%
       2/28/1998                   19.0%          29.6%             48.3%
       3/31/1998                   25.0%          32.5%             68.3%
       4/30/1998                   39.5%          35.4%             83.8%
       5/28/1998                   24.0%          31.8%             66.1%
       6/30/1998                  -22.0%          45.1%            114.5%
       7/30/1998                  -45.5%          54.3%            101.7%
       8/31/1998                  -58.0%          23.7%             32.5%
       9/30/1998                  -59.0%          46.0%             71.9%
      10/29/1998                  -60.0%          51.5%             80.7%
      11/30/1998                  -68.0%          69.1%            156.4%
      12/31/1998                  -54.0%          99.2%            223.0%
       1/31/1999                  -34.0%         130.8%            391.3%
       2/28/1999                  -43.0%         108.9%            297.4%
       3/31/1999                  -26.0%         128.6%            424.3%
       4/30/1999                  -21.5%         131.8%            501.4%
       5/28/1999                  -16.0%         126.7%            405.6%
       6/30/1999                   -2.0%         149.2%            430.4%
       7/30/1999                   26.0%         146.4%            350.5%
       8/31/1999                   42.0%         160.1%            357.6%
       9/30/1999                    8.0%         161.3%            403.9%
      10/29/1999                  -15.0%         186.2%            433.5%
      11/30/1999                  -12.0%         221.9%            556.0%
      12/31/1999                  -24.0%         302.3%            761.7%
       1/31/2000                   56.0%         287.4%            711.3%
       2/29/2000                  124.0%         363.0%            857.8%
       3/31/2000                   36.0%         377.2%            724.7%
       4/30/2000                   52.0%         309.4%            543.2%
       5/31/2000                  -17.5%         260.7%            415.4%
       6/30/2000                   -6.0%         308.4%            518.0%
       7/31/2000                   -6.0%         291.7%            470.5%
       8/31/2000                  -29.0%         342.5%            590.1%
       9/30/2000                    2.0%         287.5%            515.3%
      10/31/2000                  -20.0%         256.2%            392.0%
      11/30/2000                  -52.0%         172.0%            215.4%
      12/31/2000                  -52.0%         154.1%            192.7%
       1/31/2001                  -20.0%         181.4%            226.2%
       2/28/2001                  -22.0%         107.1%            104.4%
       3/31/2001                  -20.0%          70.7%             49.5%
       4/30/2001                  -53.1%         101.3%             87.9%
       5/31/2001                  -65.8%          95.3%             88.4%
       6/30/2001                  -68.8%          98.9%             81.0%
       7/31/2001                  -81.6%          82.7%             46.3%
       8/31/2001                  -96.2%          59.5%             13.5%
       9/30/2001                  -96.5%          26.8%            -16.6%
      10/31/2001                  -97.4%          48.1%             -0.6%
      11/30/2001                  -98.2%          73.2%             26.2%
      12/31/2001                  -97.8%          71.1%             33.6%

                  COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

The Compensation Committee, which meets on a periodic basis, is comprised of Messrs. Charles W. Fritz and Charles T. Jensen, officers of the Company and James J. Keil, a non-employee member of the Board of Directors (two non-employee Directors resigned as Directors and members during 2001). The Compensation Committee formulates and administers compensation policies for the President and Chief Executive Officer and all vice presidents of NeoMedia. (A Stock Option Committee consisting of two non-employee Directors is responsible for determining to whom and under what terms stock options should be granted, other than options which are automatically granted to members of the Board of Directors, under the Plan.)

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION (1)

The following is a report of the Compensation Committee of the Board of Directors (the "Committee") describing the compensation policies applicable to the Company's executive officers during the fiscal year ended December 31, 2001.

The Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of the Company, as well as the specific compensation levels for executive officers.

General Compensation Philosophy

Under the supervision of the Committee, the Company's compensation policy is designed to attract, motivate and retain qualified key executives critical to the Company's success. It is the objective of the Company to have a portion of each executive's compensation dependent upon the Company's performance as well as upon the executive's individual performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise, (ii) variable bonus payable in cash and tied to the achievement of certain annual performance goals and
(iii) stock options which are designed to align the long-term interests of the executive officer with those of the Company's stockholders.

The Committee considers the total compensation of each executive officer in establishing each element of compensation, other than stock options which are the responsibility of the Stock Option Committee. All incentive compensation plans are reviewed at least annually to assure they meet the current strategies and needs of the Company.

The summary below describes in more detail the factors that the Committee considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

Base salary ranges are established based on benchmark data from nationally recognized surveys of similar high-technology companies that compete with the Company for executive officers and Company research of peer companies. Each executive officer's base salary is established on the basis of the individual's qualifications and relevant experience.

Variable Bonus

The Committee believes that a substantial portion of the annual compensation of each executive should be in the form of variable incentive pay to reinforce the attainment of Company goals. The Incentive Plan rewards achievement of specified levels of corporate profitability. A pre-determined formula, which takes into account profitability against the annual plan approved by the Board of Directors, is used to determine the bonus award. The individual executive officer's bonus award is based upon discretionary assessment of each officer's performance during the prior fiscal year.

Compensation for the Chief Executive Officer

Charles W. Fritz has served as the Company's Chairman of the Board and Chief Executive Officer since August 1996.

Base Salary: The Committee reviews the Chief Executive Officer's major accomplishments and reported base salary information for the chief executive officers of other companies in the Company's peer group. Based on this information, the Committee recommends a salary adjustment to the Board of Directors. Beginning in 1996, the Company and Mr. Fritz entered into a five-year employment agreement under which Mr. Fritz was paid $170,000 per year. In January 1998, the Committee increased Mr. Fritz's salary to $250,000. In April 2001, the employment agreement expired. The Company and Mr. Fritz have not renewed the contract. Mr. Fritz's salary is currently $250,000.

Cash Incentive: The Chief Executive Officer's incentive target is at the discretion of the Committee. Achievement of the target is based on overall company income versus annual Plan income. Mr. Fritz did not earn a bonus relating to fiscal 2001. During June 2001, the Committee approved an adjustment, relating to the Digital:Convergence patent license fees, to the 2000 Incentive Plan that reduced the bonus payout by approximately $1.1 million. Mr. Fritz's incentive relating to fiscal 2000 was reduced from $430,800 to $148,800. The award had not been paid as of April 1, 2002.

                             COMPENSATION COMMITTEE
                                Charles W. Fritz
                                Charles T. Jensen
                                  James J. Keil

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors currently consists of Messrs. Fritz, Jensen, and Keil. During the last fiscal year, no interlocking relationship existed between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee for the last fiscal year consisted of two nonemployee Directors (a third resigned in September 2001). The Board of Directors has determined that none of the members of the Audit Committee has a relationship to NeoMedia that may interfere with his independence from NeoMedia and its management.

         The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and the Company's auditing, accounting and financial processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company and meets with such personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company's internal accounting controls, the Company's financial statements contained in the Company's Annual Report to Stockholders and other related matters.

         The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2001 audited by Stonefield Josephson, Inc., the Company's independent auditors. The Audit Committee has discussed with Stonefield Josephson, Inc. various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss. 380). The Audit Committee has also received the written disclosures and the letter from Stonefield Josephson, Inc. required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the firm its independence. Based upon such review and discussions the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ending December, 2001 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James J. Keil
A. Hayes Barclay


         The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this prospectus or registration statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the filing specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of our common stock as of April 4, 2002, (i) by each person or entity known by us to own beneficially more than five percent of our common stock, (ii) by each of our directors and nominees, (iii) by each of our executive officers named in the summary compensation table set forth below, (iv) by all of our executive officers and directors as a group, (v) by each of our selling stockholders. The shares of selling stockholders are being registered to permit public secondary trading of the shares, and the selling stockholders may offer their shares for resale from time to time pursuant to this registration.

         The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The shares are being registered pursuant to contractual obligations of NeoMedia, and we have agreed to pay the expenses of the preparation of this prospectus.


                                                                                               Common stock beneficially
                                                   Amount and                     Common       owned after offering/1/A/
                                                   nature of                   stock covered   -------------------------
                                                   beneficial    Percent of       by this                    Percent of
                                                 ownership/1/     class/1/    prospectus /B/     Number         class
                                                --------------    --------   ----------------    ------         -----
Charles W. Fritz/2/3/#/ .......................    2,455,155          6.1%       1,585,555        869,600      2.2%
Fritz Family Limited Partnership/2/4/#/ .......    1,511,742          3.7%       1,511,742              0      /*/
Chandler T. Fritz 1994 Trust/2/5/6/#/ .........       58,489          /*/           58,489              0      /*/
Charles W. Fritz 1994 Trust/2/5/7/#/ ..........       58,489          /*/           58,489              0      /*/
Debra F. Schiafone 1994 Trust/2/5/8/#/ ........       48,489          /*/           48,489              0      /*/
William Fritz/2/4/5/#/ ........................      339,701          /*/          190,701        149,000      /*/
Edna Fritz/2/4/#/ .............................       90,609          /*/           90,609              0      /*/
Charles T. Jensen/2/9/ ........................      518,686          1.3%               0        518,686      1.3%
A. Hayes Barclay/10/ ..........................      169,000          /*/                0        169,000      /*/
James J. Keil/11/ .............................      123,000          /*/                0        123,000      /*/

     All executive officers and directors
     as a group (9 persons)/12/ ...............    5,373,360         13.3%       3,544,074      1,829,286      4.5%

Shelly Singhal/13/#/ ..........................    3,000,000                     3,000,000              0      /*/
Matthew McGovern/13/#/ ........................    3,000,000                     3,000,000              0      /*/
John Buttles/13/#/ ............................    3,000,000                     3,000,000              0      /*/
Angela McCleer/13/#/ ..........................    3,000,000                     3,000,000              0      /*/
Donald Danks/13/# .............................    1,500,000                     1,500,000              0      /*/
SBI E-2 CAPITAL (USA)/14/#/ ...................    3,000,000                     3,000,000              0      /*/
BMS Capital/15/#/ .............................    2,500,000                     2,500,000              0      /*/
Digital:Convergence Corp./16/#/ ...............    1,400,000                     1,400,000              0      /*/
Data Sales Corporation, Inc./17/#/ ............    1,614,501                     1,614,501              0      /*/
Thornhill Capital LLC/18/#/ ...................      480,900                       404,900         76,000      /*/
About.com, Inc./19/#/ .........................      452,489                       452,489              0      /*/
Qode.com, Inc./20/#/ ..........................    1,676,500                     1,676,500              0      /*/
Bank of Austria/21/#/ .........................      250,000                       250,000              0      /*/
Durban Administration S.A./22/#/ ..............      156,250                       156,250              0      /*/
Novus Holding Corp./23/#/ .....................      154,060                       154,060              0      /*/
Robert Fessler/23/#/ ..........................        4,100                         4,100              0      /*/
David Kaminer/24/#/ ...........................       32,486                        32,486              0      /*/
Mirabaud & Ce./25/#/ ..........................       21,500                        21,500              0      /*/
Constantia Privatbank/26/#/ ...................       18,000                        18,000              0      /*/
Bank von Ernst Zuerich/27/#/ ..................       15,000                        15,000              0      /*/
HSBC Republic Bank/28/#/ ......................       30,000                        30,000              0      /*/

     Total ....................................   30,679,146                    28,773,860      1,905,286     4.7%

/*/ denotes ownership of less than one percent of issued and outstanding shares of our common stock.

/#/     denotes selling stockholder.

/%/ denotes shares issued for a total of $0.17 per share, $0.01 per share of which was paid in cash and $0.16 per share of which subscription price was paid by means of a limited recourse promissory note maturing on the earlier of (1) the date which is on or about May 11, 2002, and (2) 30 days following the effective date of this registration statement.

/&/ the following amounts of shares in this offering are issuable upon exercise of outstanding warrants held by: William E. Fritz, 4,286 shares; Edna Fritz, 8,237 shares; Thornhill Capital, LLC, 404,900 shares; Digital: Convergence Corp., 1,400,000 shares.


1. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Options and warrants to purchase shares of common stock currently exercisable or exercisable within sixty days of April 4, 2002 are deemed outstanding for computing the beneficial ownership percentage of the person holding such options, but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to our knowledge, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

2. The address of the referenced holder(s) is c/o NeoMedia Technologies, Inc., 2201 Second Street, Suite 600, Fort Myers, FL 33901

3. Shares beneficially owned include 400 shares of common stock, 100 shares owned by each of Mr. Fritz's four minor children for an aggregate of 400 shares, 869,600 shares of common stock issuable upon exercise of options granted under our 1998 stock option plan, 42,186 shares of common stock owned by Mr. Charles W. Fritz directly, and 1,542,969 shares of common stock held by the CW/LA II Family Limited Partnership, a family limited partnership for the benefit of Mr. Fritz's family.

4. William E. Fritz, our corporate secretary, and his wife, Edna Fritz, are the general partners of the Fritz Family Limited Partnership and therefore each are deemed to be the beneficial owner of the 1,511,742 shares held in the Fritz Family Partnership. As trustee of each of the Chandler R. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, William E. Fritz is deemed to be the beneficial owner of the shares of NeoMedia held in each trust. Accordingly, Mr. William E. Fritz is deemed to be the beneficial owner of an aggregate of 2,107,519 shares, 165,467 of which as a result of being trustee of the Chandler T. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, 1,511,742 shares as a result of being co-general partner of the Fritz Family Partnership, 268,787 shares owned by Mr. Fritz or his spouse, 12,523 shares to be issued upon the exercise of warrants held by Mr. Fritz or his spouse and 149,000 shares to be issued upon the exercise of options held by Mr. Fritz or his spouse. Mr. William E. Fritz may be deemed to be a parent and promoter of NeoMedia, as those terms are defined in the Securities Act.

5. William E. Fritz is the trustee of this Trust and therefore is deemed to be the beneficial owner of such shares.

6. Chandler T. Fritz, son of William E. Fritz, is the primary beneficiary of this trust.

7. Charles W. Fritz, son of William E. Fritz and our president, chief executive officer, an Chairman of the Board, is the primary beneficiary of this trust.

8. Debra F. Schiafone, daughter of William E. Fritz, is the primary beneficiary of this trust.

9. Includes 517,186 shares of common stock issuable upon exercise of options granted under our 1996 and 1998 stock option plans.

10. Includes 164,000 shares of common stock issuable upon exercise of options granted under our 1996 and 1998 stock option plans. The address of the referenced individual is c/o Barclay & Damisch Ltd. 115 West Wesley Street Wheaton, IL 60187.

11. Includes 123,000 shares of common stock issuable upon exercise of options granted under NeoMedia's 1996 and 1998 stock option plans. The address of the referenced individual is c/o Keil & Keil Associates 733 15th Street, N.W. Washington 20005

12. Includes an aggregate of 1,822,786 currently exercisable options to purchase shares of common stock granted under our 1996 stock option plan and 1998 stock option plan and 12,523 currently exercisable warrants to purchase shares of common stock.

13. The address of the referenced holder(s) is c/o SBI-E2 (USA) Capital, 23 Corporate Plaza, Suite 210, Newport Beach, CA, 92660.

14. Dispositive control of the referenced shares lies with Shelly Singhal, c/o SBI-E2 (USA) Capital, 23 Corporate Plaza, Suite 210, Newport Beach, CA, 92660.

15. Dispositive control of the referenced shares lies with Shelly Singhal, Matthew McGovern, and John Buttles, c/o SBI-E2 (USA) Capital, 23 Corporate Plaza, Suite 210, Newport Beach, CA, 92660, as co-managers of BMS Capital LLC. Each of Shelly Singhal, Matthew McGovern and John Buttles own 1/3 of the membership interests of BMS Capital LLC.

16. The address of the referenced holder(s) is c/o William Leftwich, 9101 N. Central Expressway, 6th Floor, Dallas, TX, 75231.

17. Dispositive control of the referenced shares lies with Ronald Breckner, President of Data Sales Corporation, Inc., 3450 West Burnsville Parkway, Burnsville, MN, 55337.

18. The address of the referenced holder(s) is c/o Alan Refkin, 3709 Fielding Drive, Springfield, IL, 62707.

19. The address of the referenced holder(s) is c/o Tom Rogers, PRIMEDIA, Inc. (parent company of About.com, Inc.) 745 Fifth Avenue, New York, NY, 10151. These shares are subject to a right of first refusal in favor of us, sale volume restrictions and sale price restrictions pursuant to a certain Agreement for Payment in Stock, with us. These restrictions are only applicable to the Seller and will not bind subsequent purchasers of its shares. Subject to the right of first refusal described above, control over the disposition of these shares is held by Primedia, Inc., a Delaware corporation, by virtue of its position as sole parent corporation of About.com, Inc. Primedia, Inc. is publicly-listed on the New York Stock Exchange, under the trading symbol, "PRM". The directors of Primedia, Inc. are Thomas S. Rogers, Charles G. McCurdy and Beverly
        C. Chell, and the Chief Executive Officer of Primedia, Inc. is Thomas S. Rogers.

20. Up to 1,676,500 shares are being registered in the name of Qode.com, Inc. The shares have been held in escrow pending the results of negotiations between us and Qode with respect to the performance of the Qode business unit for the period March 1, 2001 through February 28, 2002. As a result, all such shares may be released to Qode. Dispositive control rests with William Carpenter, President of Qode.com, Inc., 659 Rock Cove Lane, Severna Park, MD, 2114.

21. The address of the referenced holder(s) is c/o Sieglinde Brand, Obere Donastrausse AG, A-1020, Vienna, Austria.

22. The address of the referenced holder(s) is c/o Thomas Lungkofler, Stadtle 28, FL-9490, Vaduz, Liechtenstein. Dispositive control of the referenced shares lies with its directors: IPC Management Trust reg., of which the trustees are Dr. Nicola Feuerstein, Dr. Erik Muller, Sandro Prete, and Wolfgang Bosch; Dr. Nicola Feuerstein; Sandro Prete; and, Renato Pool.

23. The address of the referenced holder(s) is c/o Robert Fessler, 620 NW 35th Street, Boca Raton, FL, 33431. Dispositive control of the referenced shares lies with Robert G. Fessler, Chairman of Novus Holding Corp. Robert Fessler is a director of Qode.com, Inc., the assets of which have been acquired by NeoMedia.

24. The address of the referenced individual is 108 Ralph Avenue, White Plains, NY, 10606-3812.

25. The address of the referenced holder(s) is c/o P.J. Marti and L. Morgillo, 3 Boulevard du Theatre, 1204, Geneva, Switzerland.

26. The address of the referenced holder(s) is c/o Dominik Pflanzer, Bankgasse 2, 1010, Wien, Austria.

27. The address of the referenced holder(s) is c/o Robert Faaz, Stauffacherplatz 6, 8026, Zurich, Switzerland. Dispositive control of the referenced shares lies with Amitie Investment S.A., a corporation organized under the laws of the Republic of Panama. The President of Amitie Investment S.A. is Roberto Pollak - Aichelburg

28. The address of the referenced holder(s) is c/o Ezra Marcos, Paradeplatz 5 - Postfach, 8039, Zurich, Switzerland.

/A/ Assumes all shares eligible for sale by selling stockholder under this prospectus are sold.

/B/ Includes 1,400,000 shares of common stock to be issued upon exercise of warrants held by Digital:Convergence Corporation.

                           RELATED PARTY TRANSACTIONS

         In January 1996, we provided to one of our directors and principal stockholders, William E. Fritz, an advance of $472,000 payable within 30 days of demand by us. This loan bore interest at 8% payable on a monthly basis. The loan was repaid in full in February, 1997.

         In March 1996, we borrowed $135,000 from William E. Fritz and $36,000 from Charles W. Fritz, payable within 30 days of demand, bearing interest at 8% per annum. In June 1996, we borrowed an additional $200,000 from William E. Fritz and $36,000 from a principal stockholder, payable within 30 days of demand, bearing interest at 8% per annum. The net proceeds from these financing transactions were used for general corporate operating purposes. These loans were repaid in full during 1996. In connection with the June 1996 notes, we granted a warrant to the stockholder to purchase up to 260,000 shares of our common stock at an exercise price of $8.85.

         In December 1997, the Board of Directors granted a warrant to purchase up to an additional 300,000 shares of our common stock at an exercise price of $7.875 to Charles W. Fritz, our Chief Executive Officer and a principal stockholder. This warrant is exercisable until December 11, 2002 and was granted in consideration of the accelerated exercise of the warrant for 260,000 shares which provided capital to us on a more favorable basis to us than obtaining other capital funds. Assuming a risk-free interest rate of 6.0%, an expected life of 1.5 years, an expected volatility of 37% and no expected dividends, the Black-Scholes model computed a fair value of approximately $515,000.

         In January 1999, Edna Fritz, spouse of William Fritz, purchased 82,372 shares of our common stock from us at a price of $3.03 per share. In January 1999, William Fritz purchased 42,857 shares of our common stock from us at a price of $3.50 per share. As part of these purchases, Edna Fritz received a total of 8,237 warrants to purchase stock at $3.04 per share and William Fritz received 4,286 warrants to purchase stock at $3.50 per share, exercisable until January 2003.

         In June 1999, we sold a license for the right to utilize our Neolink Information Server to Daystar Services L.L.C. ("Daystar") a Tennessee limited liability company, owned in part by an officer and one of our board members , for $500,000. The original business purpose of the sale was to generate revenue through the sale of an exclusive license to Daystar. In April 2000, in anticipation of either a potential acquisition of the Company by Digital:Convergence, or a long-term intellectual property license with Digital:Convergence, we purchased substantially all the assets of Daystar, including the rights to the license we sold to Daystar in 1999, for approximately $3.5 million of our common stock. In order to enter into a 10-year intellectual property license agreement with Digital:Convergence, we were required to re-purchase the exclusive license agreement. Additional Daystar assets purchased were to be employed in our MLM/Affinity licensing program. The assets purchased were recorded as intangible assets at approximately $3.5 million on the accompanying consolidated balance sheets. We believe this transaction was comparable to a transaction entered into at arm's length.

         In July 1999, the Company paid professional fees in the amount of $73,000 to James J. Keil, a director of the Company, for services related to the recruitment of our then President and Chief Operating Officer and one sales representative.

         During the years ended December 31, 1999 and 1998, we leased from William E. Fritz a trade show booth for rental payments totaling $31,000 and $34,000, respectively. The lease expired during 1999.

         During each of the years ended December 31, 2000 and 1999, we leased office and residential facilities from related parties for rental payments totaling $5,000 and $13,000, respectively. The lease expired during 2000.

         During October 2001, we borrowed $4,000 from Charles W. Fritz, our Chairman, Chief Executive Officer and a director, under a note payable bearing interest at 10% per annum with a term of six months.

         During March 2002, we borrowed $190,000 from William E. Fritz, under a note payable bearing interest at 8% per annum with a term of 16 days.

         We believe that all of the above transactions were conducted at "arm's length", representing what we believe to be fair market value for those services.

                            DESCRIPTION OF SECURITIES

         The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, which have been filed as exhibits to our registration statement of which this prospectus is a part.

In General

         We are authorized by our certificate of incorporation to issue an aggregate of 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. At the date of this prospectus, 38,686,594 shares of common stock were outstanding. We estimate that, as many of our shares of common stock are held in "street name", we have approximately 3,000 beneficial holders of our common stock. None of our shares of preferred stock are outstanding as of the date of this prospectus. Our Board of Directors has adopted, subject to stockholders approval, an amendment to the certificate of incorporation increasing the authorized shares of our common stock and preferred stock to 200,000,000 and 25,000,000 respectively, of the same par value.

Common Stock

         Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one half of our outstanding shares of common stock, subject to the rights of the holders of preferred stock, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is duly authorized and validly issued, fully-paid, and nonassessable. In the event we were to elect to sell additional shares of common stock following this offering, investors in this offering would have no right to purchase additional shares. As a result, their percentage equity interest in us would be diluted.

         The shares of our common stock offered in this offering will be, when issued and paid for, fully-paid and not liable for further call and assessment. Except as otherwise permitted by Delaware law, and subject to the rights of the holders of preferred stock, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voted as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

Preferred Stock

         We may issue preferred stock in one or more series and having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and preferences and redemption rights, as may, from time to time, be determined by the Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the Board of Directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges, and limitations of this series of preferred stock shall be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. See "Risk Factors - Risks Specific To NeoMedia - Some Provisions Of Our Certificate Of Incorporation And By-Laws May Deter Takeover Attempts, Which May Limit The Opportunity Of Our Stockholders To Sell Their Shares At A Premium To The Then Market Price."

         During December 1999, our Board of Directors approved a "Certificate of Resolutions Designating Rights and Preferences of Preferred Stock", filed with the Secretary of State of the State of Delaware on December 20, 1999. By this approval and filing, 200,000 shares of Series A Preferred Stock ("Series A Preferred") were designated. Series A Preferred carries the following rights:

         - The right to receive mandatory cash dividends equal to the greater of $0.001 per share and 100 times the amount of all dividends (cash or non-cash, other than dividends of shares of common stock) paid to holders of the common stock, which dividend is payable 30 days after the conclusion of each calendar quarter and immediately following the declaration of a dividend on common stock;
         - One hundred votes per each share of Series A Preferred on each matter submitted to a vote of our stockholders;
         - The right to elect two directors at any meeting at which directors are to be elected, and to fill any vacancy on the Board of Directors previously filled by a director appointed by the Series A Preferred holders;
         - The right to receive an amount, in preference to the holders of common stock, equal to the amount per share payable to holders of common stock, plus all accrued and unpaid dividends, and following payment of 1/100th of this liquidation preference to the holders of each share of common stock, an additional amount per share equal to 100 times the per share amount paid to the holders of common stock.
         - The right to exchange each share of Series A Preferred for 100 times the consideration received per share of common stock in connection with any merger, consolidation, combination or other transaction in which shares of common stock are exchanged for or converted into cash, securities or other property.
         - The right to be redeemed in accordance with our stockholders rights plan.

         While accrued mandatory dividends are unpaid, we may not declare or pay dividends or distributions on, or redeem, repurchase or reacquire, shares of any class or series of junior or parity stock.

         The Series A Preferred was created to be issued in connection with our stockholders rights plan, described below. No shares of Series A Preferred have been issued to date.

         On June 19, 2001, our Board of Directors approved a "Certificate of Designations to Create a Class of Series A Convertible Preferred Stock for NeoMedia Technologies, Inc," filed with the Secretary of State of the State of Delaware on June 20, 2001. Our Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Convertible Preferred"), has the following rights:

         - Series A Convertible Preferred is convertible into shares of our common stock at a one-to-one ratio, subject to proportional adjustments in the event of stock splits or combinations, and dividends or distributions of shares of common stock, at the option of the holder; shares are subject to automatic conversion as determined in each agreement relating to the purchase of shares of Series A Convertible Preferred;
         - Each share of Series A Convertible Preferred is entitled to receive a liquidation preference equal to the original purchase price of such share in the event of liquidation, dissolution, or winding up;
         - Upon merger or consolidation, or the sale, lease or other conveyance of all or substantially all of our assets, shares of Series A Convertible Preferred are automatically convertible into the number of shares of stock or other securities or property (including cash) to which the common stock into which it is convertible would have been entitled;
         - Shares of Series A Convertible Preferred are entitled to one vote per share, and vote together with holders of common stock.

         In June 2001, 452,489 shares of Series A Convertible Preferred were issued to About.com, Inc. pursuant to a certain Agreement for Payment in Common Stock, in lieu of cash payment to About.com for online advertising services. On January 2, 2002, such shares were converted into 452,489 shares of common stock, which are being registered for sale hereby.

         On January 16, 2002, our Board of Directors approved a "Certificate of Designation, Preferences, Rights and Limitations of Series B 12% Convertible Redeemable Preferred Stock of NeoMedia Technologies, Inc.", filed with the Secretary of State of the State of Delaware on February 28, 2002. Our Series B 12% Convertible Redeemable Preferred Stock, par value $0.01 per share ("Series B Preferred"), has the following rights:

         - Series B Preferred shares accrue dividends at a rate of 12% per annum, or $1.20 per share, between the date of issuance and the first anniversary of issuance;
         - Series B Preferred is redeemed to the maximum extent permitted by law (based on our funds legally available for redemption) at a price per share of $15.00, plus accrued dividends (a total of $16.20 per share) on the first anniversary of issuance;
         - Series B Preferred receive proceeds of $12.00 per share upon our liquidation, dissolution or winding up;
         - To the extent, not redeemed on the first anniversary of issuance, Series B Preferred is automatically convertible into our then existing general class of common stock on the first anniversary of issuance at a price equal to $16.20 divided by the greater of $0.20 and the lowest publicly-sold share price during the 90 day period preceding the conversion date, but in no event more than 19.9% of our outstanding capital stock as of the date immediately prior to conversion.

- Upon merger or consolidation, or the sale, lease or other conveyance of all or substantially all of our assets, shares of Series B Preferred are automatically convertible into the number of shares of stock or other securities or property (including cash) to which the common stock into which it is convertible would have been entitled; and
- Shares of Series B Preferred are entitled to one vote per share and vote with common stock, except where the proposed action would adversely affect the Series B Preferred or where the non-waivable provisions of applicable law mandate that the Series B Preferred vote separately, in which case Series B Preferred vote separately as a class, with one vote per share.

         Our Preferred Stock is currently comprised of 10,000,000 shares, par value $0.01 per share, of which 200,000 shares are designated as Series A Preferred Stock, none of which are issued or outstanding, and, following the conversion into common stock of 452,489 shares of Series A Convertible Preferred Stock issued to About.com, 47,511 shares are designated as Series A Convertible Preferred Stock, none of which are issued and outstanding, and 100,000 shares of Series B 12% Convertible Redeemable Preferred Stock, none of which are issued and outstanding. We have no present agreements relating to or requiring the designation or issuance of additional shares of preferred stock.

Stockholders Rights Plan

         On December 10, 1999, our Board of Directors adopted a stockholders rights plan and declared a non-taxable dividend of one right on each outstanding share of our common stock to stockholders of record on December 10, 1999 and each share of common stock issued prior to the rights plan trigger date. The stockholder rights plan was adopted as an anti-takeover measure, commonly referred to as a "poison pill." The stockholder rights plan was designed to enable all stockholders to receive fair and equal treatment in any proposed takeover of the corporation and to guard against partial or two-tiered tender offers, open market accumulations and other hostile takeover tactics to gain control of NeoMedia. The stockholders rights plan, which is similar to plans adopted by many leading public companies, was not adopted in response to any effort to acquire control of NeoMedia at the time of adoption. Certain of our directors, officers and principal stockholders, Charles W. Fritz, William E. Fritz and The Fritz Family Limited Partnership and their holdings were exempted from the triggering provisions of our "poison pill" plan, as a result of the fact that, as of the plans adoption, their holdings might have otherwise triggered the "poison pill".

Quotation on Nasdaq SmallCap Market and Frankfurt Stock Exchange

         Our common stock quoted on the Nasdaq Small Cap Market under the symbol "NEOM". We may be de-listed from the Nasdaq Small Cap Market. See "Risk Factors
- Risk Specific to NeoMedia - Our Shares May Be De-Listed From Trading On The Nasdaq Small Cap Market, Which May Have A Material Adverse Effect On Your Ability To Resell Your Shares Or Obtain Accurate Price Quotations."

Transfer Agent

         The transfer agent and registrar for our common stock is American Stock Transfer, located in New York, New York.

Warrants

         As of April 4, 2002 there were outstanding warrants to purchase an aggregate 3,239,897 shares of our common stock exercisable on or prior to dates ranging from May 27, 2002, with respect to 5,000 shares to April 15, 2009 with respect to 175,000 shares. The exercise prices range from $0.10 with respect to 8,612 shares to $15.00 with respect to 125,000 shares. The number of shares issuable upon exercise and the exercise prices of the warrants are subject to adjustment in the event of certain events such as stock dividends, splits and combinations, capital reorganization and with respect to certain warrants, issuance of shares of common stock at prices below the then exercise price of the warrants.

         In March 2002, we adopted a warrant repricing program. The program entitles holders of up to 1.2 million warrants to exercise the warrants within a period ending the earlier of September 19, 2002 or the expiration date of the warrant at a price per share equal to the greater of $0.12 or 50% of the closing sales per share price on the Nasdaq Small Cap Market of our common stock on the trading date immediately preceding the date of exercise. To participate in the program, the warrant holder must agree to open an account with VFinance Inc., a broker dealer registered under the Securities Exchange Act of 1934 and to effect the exercise of the warrants and sell the shares acquired through such broker. The participating warrantholder has agreed that such exercise will be immediately followed by a sale of the acquired shares. Commissions with respect to the sales are to be paid by the warrant holder.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering assuming full payment of the promissory notes and exercise of all the outstanding warrants, we will have 40,315,153 shares of common stock outstanding with an additional 1,817,423 shares to be issued upon exercise of warrants by certain selling stockholders. Of these shares, 38,673,727 shares, including the 28,773,860 shares offered in this offering, will be freely tradeable without further registration under the Securities Act.

         Of the balance, 5,509,617 are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities if held for at least one year, would be eligible for sale in the public market in reliance upon, and in accordance with, the provisions of Rule 144 following the expiration of such one-year period. In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including a person who may be deemed to be an "affiliate" of ours as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares beneficially owned for at least one year that does not exceed the greater of (1) 1% of the then outstanding shares of common stock, or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about us. However, a person who is not deemed to have been an affiliate of us during the 90 days preceding a sale by such person and who has beneficially owned such shares of common stock for at least two years may sell such shares without regard to the volume, manner of sale, or notice requirements of Rule 144.

         We cannot predict the effect, if any, that sales of shares of common stock pursuant to Rule 144 or otherwise, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales of a substantial number of shares of common stock in the public market could materially adversely affect prevailing market prices for the common stock. In addition, we have 7,384,760 shares of our common stock reserved for issuance upon exercise of options granted under our stock option plans. Such shares have been registered under the Securities Act. Sale of such shares could materially adversely affect prevailing market prices for our common stock. Under our option repricing program, we are encouraging the exercise within a six month period ending October 9, 2002 of outstanding options and the immediate resale of shares acquired upon exercise. During the program options with respect to an aggregate of 6,503,680 shares of our common stock will have vested and therefore will be eligible for exercise and resale. See "Management - Stock Options", "Risk Factors-Future Sales of Common Stock By Our Existing Stockholders Could Adversely Affect Our Stock Price."

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer their shares at various times in one or more transactions on the Nasdaq Small Cap Market or any other exchange on which the shares may be listed, in the over-the-counter market or in private transactions. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them.

         Of the shares registered in this offering, 1,817,423 are issuable upon exercise of outstanding warrants, and 19,000,000 shares were issued for $0.17 per share, $0.01 per share of which was paid in cash, and $0.16 per share of which was paid by means of promissory notes. The promissory notes become due and payable on the earlier of (1) on or about May 11, 2002, or (2) 30 days following the effectiveness of this registration statement. The promissory notes are limited recourse in nature. If any portion of the notes are unpaid, our sole recourse will be, if effected prior to resale of the shares acquired with the notes, to cancel the shares of common stock issued in respect of such unpaid promissory notes or, if shares have been sold, to pursue the note obligor for the unpaid balance payable from the sale.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby as to their being fully paid, legally issued and non-assessable will be passed upon for us by Reitler Brown LLC, New York, New York.


                                     EXPERTS

         The audited consolidated financial statements of NeoMedia Technologies, Inc. and its subsidiaries for the year ended December 31, 2001, included in this prospectus and elsewhere in the registration statement have been audited by Stonefield Josephson, Inc., independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern, as discussed in Note 3 to the financial statements.

         The audited consolidated financial statements of NeoMedia Technologies, Inc. and its subsidiaries for the years ended December 31, 2000 and 1999, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern, as discussed in Note 3 to the financial statements.

         The audited financial statements of Qode.com, Inc. for the year ended December 31, 2000, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the financial statements.

         The financial statements of Qode.com, Inc. (a development stage enterprise) at December 31, 1999 and for the period from March 29, 1999 (inception) through December 31, 1999, appearing in this Registration Statement on Form S-1 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURES

         On June 7, 1999, we filed a Report on Form 8-K reporting that KPMG LLP had resigned as our independent auditors. In connection with the audit of the Company's financial statements for the fiscal year ended December 31, 1998 and in the subsequent interim periods, there were no disagreements with KPMG LLP on any matters of accounting principles or practice, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the matter in their report. Effective July 14, 1999, we engaged Arthur Andersen LLP to audit our consolidated financial statements for the fiscal year ending December 31, 1999.

         On October 29, 2001, we filed a Report on Form 8-K reporting that we had dismissed Arthur Andersen LLP as our independent auditors. In connection with the audit of the Company's financial statements for the fiscal years ended December 31, 2000 and 1999 and in the subsequent interim periods, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practice, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Arthur Andersen LLP would have caused Arthur Andersen LLP, to make reference to the matter in their report. Effective October 25, 2001 we engaged Stonefield Josephson, Inc. as our new independent accountants.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers, including NeoMedia, may be found. Our Web site is http://www.neom.com.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding NeoMedia and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site, www.sec.gov.

                          INDEX OF FINANCIAL STATEMENTS



Qode.com Inc. financial statements for the year ending
  December 31, 2000..........................................................F-2
Qode.com, Inc. financial statements for Period from
  March 29, 1999 (inception) to December 31, 1999...........................F-20
Pro-forma financial information.............................................F-38
NeoMedia Technologies, Inc. consolidated financial statements for the years ended December 31, 2001, 2000 and 1999,.....................F-43

                              FINANCIAL INFORMATION

Report of Independent Certified Public Accountants

To Qode.com, Inc.:

We have audited the accompanying balance sheet of Qode.com, Inc. (a Florida corporation in the development stage) as of December 31, 2000, and the related statements of operations, changes in redeemable preferred stock and stockholders' deficit, and cash flows for the year then ended and the related statements of operations and cash flows for the period from inception (March 29, 1999) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Qode.com, Inc. for the period from inception to December 31, 1999. Such statements are included in the cumulative inception to December 31, 2000, totals of the statements of operations and cash flows and reflect total revenues and net loss of zero percent and 13 percent, respectively, of the related cumulative totals. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to amounts for the period from inception to December 31, 1999, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Qode.com, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended and for the period from inception to December 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and the current cash position of the Company raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                         /s/ ARTHUR ANDERSEN LLP

Tampa, Florida,
May 4, 2001 (except with respect to the matter discussed in Note 13, as to which the date is June 30, 2001)

                                 QODE.COM, INC.

                        (A Development Stage Enterprise)

                        BALANCE SHEET - DECEMBER 31, 2000

                                  ASSETS                                Amount
                                                                        ------

CURRENT ASSETS:
        Cash and cash equivalents                                      $18,686
        Accounts receivable                                              6,041
        Inventory                                                      218,690
        Other current assets                                            13,499
                                                                        ------

                                  Total current assets                 256,916

PROPERTY AND EQUIPMENT, net                                            875,263

CAPITALIZED SOFTWARE DEVELOPMENT COSTS, net                          2,359,932

DEPOSITS                                                                39,539
                                                                        ------

                                  Total assets                      $3,531,650
                                                                    ==========

                                 QODE.COM, INC.

                        (A Development Stage Enterprise)

                        BALANCE SHEET - DECEMBER 31, 2000

                                   (continued)

    LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT    Amount
                                                                         ------

CURRENT LIABILITIES:
       Accounts payable                                               $982,610
       Dividends payable                                                94,119
       Accrued expenses                                                425,103
       Current portion of notes payable                              3,617,323
       Current portion of capital lease obligations                    368,574
       Loans from officers                                             224,740
                                                                     ---------

                             Total current liabilities               5,712,469

NOTES PAYABLE, net of current portion                                    5,857

CAPITAL LEASE OBLIGATIONS, net of current portion                      168,176
                                                                     ---------

                             Total liabilities                       5,886,502
                                                                     ---------

COMMITMENTS AND CONTINGENCIES

SERIES A 15% CUMULATIVE CONVERTIBLE REDEEMABLE
       PREFERRED STOCK, $.0001 par value; 3,000,000 shares
       authorized, 2,044,560 shares issued and outstanding,
       liquidation value of $2,502,641                               2,480,991

STOCKHOLDERS' DEFICIT:
       Common stock, $.0001 par value; 25,000,000 shares
       authorized, 8,023,000 shares issued and outstanding                 802
       Additional paid-in capital - common stock                     1,927,313
       Series U convertible preferred stock, $.0001 par value;
            1,500,000 shares authorized, issued and outstanding            150
       Additional paid-in capital - preferred stock                  2,999,850
       Accumulated deficit                                         (9,763,958)
                                                                   -----------

               Total stockholders' deficit                         (4,835,843)
                                                                   -----------

               Total liabilities, redeemable preferred stock and
                     stockholders' deficit                          $3,531,650
                                                                    ==========

The accompanying notes are an integral part of this balance sheet.

                                 QODE.COM, INC.

                        (A Development Stage Enterprise)

                             STATEMENT OF OPERATIONS

               FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD

FROM MARCH 29, 1999 (DATE OF INCEPTION), THROUGH DECEMBER 31, 2000


                                                                           Cumulative
                                                                         from Inception
                                                                          March 29, 1999
                                                         Year Ended              to
                                                        December 31,        December 31
                                                            2000               2000
                                                            ----               ----


REVENUE                                                   $211,952          $211,952

COST OF GOODS SOLD                                         213,345           213,345
                                                         ---------           -------

GROSS MARGIN                                                (1,393)           (1,393)

COSTS AND EXPENSES:
       Research and development                          1,109,686         1,505,928
       Sales and marketing                                 556,541           598,516
       General and administrative                        5,839,413         6,686,825
                                                      ------------      ------------

                Total costs and expenses                 7,505,640         8,791,269

NET INTEREST EXPENSE                                     1,008,938           971,296
                                                      ------------      ------------

NET LOSS                                                (8,515,971)       (9,763,958)

PREFERRED STOCK DIVIDENDS                                 (356,203)         (552,200)

ACCRETION OF BENEFICIAL CONVERSION FEATURE ON
       PREFERRED STOCK                                     (15,296)          (20,010)
                                                        ----------      -----------

Net LOSS AVAILABLE TO COMMON STOCKHOLDERS              $(8,887,470)     $(10,336,168)
                                                      ============      ============


NET LOSS PER SHARE - BASIC AND DILUTED                      $(1.11)           $(1.29)
                                                      ============      ============


WEIGHTED AVERAGE NUMBER OF COMMON SHARES                 8,023,000         8,018,071
                                                      ============      ============

The accompanying notes are an integral part of these statements.

                                 QODE.COM, INC.

                        (A Development Stage Enterprise)

  STATEMENT OF CHANGES IN REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                          Additional
                                                Series A                                   Paid-in      Series U Convertible
                                               Redeemable                                Capital for       Preferred Stock
                                               Preferred           Common Stock            Common
                                                Stock         Shares          Amount        Stock        Shares       Amount
                                                -----         ------          ------        -----        ------       ------
BALANCE, December 31, 1999                     $2,154,711    8,023,000        $802        $(49,557)            --       $--
     Issuance of 19,560 shares of Series A
       preferred stock in exchange for
       services                                   48,900           --              --           --             --        --
     Issuance of Series U preferred stock             --           --              --           --       1,500,000      150
     Issuance of 372,780 warrants in
       exchange for services                          --           --              --     1,126,790            --        --
     Issuance of 326,666 warrants attached
       with notes payable                             --           --              --       675,681            --        --
     Issuance of employee stock options
       with exercise price below market               --           --              --       150,216            --        --
       value
     Re-pricing of employee stock options             --           --              --       395,682            --        --
     Series A preferred stock dividends          262,084           --              --      (262,084)           --        --
     Series U preferred stock dividends               --           --              --       (94,119)           --        --
     Accretion of beneficial conversion
       feature on preferred stock                 15,296           --              --       (15,296)           --        --
     Net loss                                         --           --              --           --             --        --
                                                      --           --              --           --             --        --

BALANCE, December 31, 2000                     $2,480,991    8,023,000        $802       $1,927,313      1,500,000     $150
                                               ==========    =========        ====       ==========      =========     ====

                                              Additional
                                                Paid-in
                                               Capital for                    Total
                                               Preferred    Accumulated    Stockholders'
                                                 Stock        Deficit        Deficit
                                                 -----        -------        -------

BALANCE, December 31, 1999                             --   $(1,247,987)   $(1,296,742)
     Issuance of 19,560 shares of Series A
       preferred stock in exchange for
       services                                        --           --             --
     Issuance of Series U preferred stock        2,999,850          --       3,000,000
     Issuance of 372,780 warrants in
       exchange for services                           --           --       1,126,790
     Issuance of 326,666 warrants attached
       with notes payable                              --           --         675,681
     Issuance of employee stock options
       with exercise price below market                --           --         150,216
       value
     Re-pricing of employee stock options              --           --         395,682
     Series A preferred stock dividends                --           --        (262,084)
     Series U preferred stock dividends                --           --         (94,119)
     Accretion of beneficial conversion
       feature on preferred stock                      --           --         (15,296)
     Net loss                                          --    (8,515,971)    (8,515,971)
                                                       --    -----------    -----------

BALANCE, December 31, 2000                      $2,999,850  $(9,763,958)   $(4,835,843)
                                                ==========  ============   ============

The accompanying notes are integral part of this statement.

                                 QODE.COM, INC.

                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS

               FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD

FROM MARCH 29, 1999 (DATE OF INCEPTION), THROUGH DECEMBER 31, 2000

                                                                                                    Cumulative from Inception
                                                                                     Year Ended         (March 29, 1999)
                                                                                    December 31,              to
                                                                                       2000             December 31, 2000)
                                                                                       ----             ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                      $(8,515,971)            $(9,763,958)
     Adjustments to reconcile net loss to net cash used in
         operating activities-
              Depreciation and amortization                                            417,410                 434,932
              Series A preferred stock issued for services                              48,900                  48,900
              Warrants issued in exchange for services                               1,126,790               1,884,627
              Stock options issued with exercise price below market value              150,216                 150,216
              Expense related to the re-pricing of employee stock options              395,682                 395,682
              Changes in assets and liabilities-
                 Accounts receivable                                                    (6,041)                 (6,041)
                 Inventory                                                            (218,690)               (218,690)
                 Other current assets                                                    4,652                 (13,499)
                 Deposits                                                               (9,310)                (39,539)
                 Accounts payable                                                      831,022                 982,610
                 Accrued expenses                                                      377,857                 425,103
                                                                                   ------------            -----------

                     Net cash used in operating activities                          (5,397,483)             (5,719,657)
                                                                                   ------------            -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property and equipment                                               (382,222)               (509,013)
     Capitalization of software development costs                                   (2,498,752)             (2,498,752)
                                                                                   ------------            -----------

                     Net cash used in investing activities                          (2,880,974)             (3,007,765)
                                                                                   ------------            -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of notes payable and detachable warrants                 4,298,861               3,623,180
     Proceeds from loans from officers                                                 151,407                 224,740
     Principal repayments of capital lease                                            (125,612)               (125,612)
     Proceeds from the issuance of common stock                                             --                  23,800
     Proceeds from the issuance of Series A redeemable preferred stock
          net of issuance costs of $25,000                                                  --               2,000,000
     Proceeds from issuance of Series U convertible preferred stock                  3,000,000               3,000,000
                                                                                   ------------            -----------

                     Net cash provided by financing activities                       7,324,656               8,746,108
                                                                                   ------------            -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                             (953,801)                 18,686

CASH AND CASH EQUIVALENTS, beginning of year                                           972,487                      --
                                                                                   ------------            -----------

CASH AND CASH EQUIVALENTS, end of year                                                 $18,686                 $18,686
                                                                                   ============            ===========

                                 QODE.COM, INC.

                         A Development Stage Enterprise

                             STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2000
             AND THE PERIOD FROM MARCH 29, 1999 (DATE OF INCEPTION),
                            THROUGH DECEMBER 31, 2000

                                   (continued)

                                                                                                        Cumulative from
                                                                                                          Inception
                                                                                                        (March 29, 1999)
                                                                                    Year Ended                  To
                                                                                  December 31,            December 31,
                                                                                       2000                   2000
                                                                                       ----                   ----
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
       Cash paid for interest                                                           $180,000              $160,189

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
       FINANCING ACTIVITIES:
            Accretion of redeemable preferred stock                                      $15,296                20,010
            Accrued dividends on Series A preferred stock                               $262,084               458,081
            Accrued dividends on Series U preferred stock                                $94,119                94,119
            Property and equipment acquired under capital lease                         $662,362               662,362


The accompanying notes are an integral part of these statements.

                                 QODE.COM, INC.

                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

1       NATURE OF BUSINESS ORGANIZATION

       Qode.com, Inc. (Qode.com or the Company) commenced operations on March 29, 1999, and is incorporated in the State of Florida. Qode.com is a development stage company, as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting By Development Stage Enterprises". The Company intends to provide manufacturers, retailers, advertisers and users a unique tool for Website navigation through the use of imbedded standard bar codes and Uniform Product Codes (UPC). It is the Company's mission to develop, operate, maintain and promote the use of Qode.com technologies to enable any bar code to interface with their technology.

       The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses since its inception and during its development stage as it has devoted substantially all of its efforts toward building network infrastructure, internal staffing, developing systems, expanding into new markets, building a proprietary database and raising capital. The Company has generated little revenue to date and is subject to a number of risks, including dependence on key individuals, the ability to demonstrate technological feasibility, and the need to obtain adequate additional financing necessary to fund the development and marketing of its products and services, and customer acceptance. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may results from the outcome of this uncertainty.

2       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Use of Estimates

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Cash and Cash Equivalents

       For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

       Inventory

       Inventory is stated at the lower of cost or market, and at December 31, 2000 was comprised of Qoder(TM) handheld scanning systems. Cost is determined using the weighted average method.

       Property and Equipment

       Property and equipment are stated at cost less accumulated depreciation. Repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Computer hardware and purchased software are being depreciated over a three-year period, and furniture and fixtures are being depreciated over a five-year period.

       Depreciation expense was $278,590 for the year ended December 31, 2000.

       Capitalized Software Development Costs

       In accordance with the American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use," all costs related to the development or purchase of internal use software other than those incurred during the application development stage are to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the useful life of the software. The Company has expensed $1,109,686 in research and development costs for the year ended December 31, 2000. The Company has capitalized $2,498,752 in software development costs for the year ended December 31, 2000. Amortization expense was $138,820 for the year ended December 31, 2000.

       Redeemable Preferred Stock

       Redeemable preferred stock is carried at the net consideration to the Company at time of issuance, increased by accrued and unpaid cumulative dividends and periodic accretion to redemption value using the interest method. Accrued and unpaid dividends and redemption accretion are affected by charges against retained earnings, or, in the absence of retained earnings, additional paid-in capital.

       Revenue Recognition

       Revenue is generated from the sale of Qode's proprietary hand held bar code scanners. Revenue is recognized when the product is delivered to the customer.

       Income Taxes

       In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", income taxes are accounted for using the assets and liabilities approach. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be recognized. The Company has recorded a 100% valuation allowance as of December 31, 2000.

       Computation of Net Loss Per Share

       Basic and diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has excluded all common stock equivalents from the calculation of diluted net loss per share because these securities are anti-dilutive. The shares excluded from the calculation of diluted net loss per share and reserved for future issuance are detailed in the table below:

                                                                        2000
                                                                   ----------
        Outstanding stock options                                  1,540,511
        Outstanding warrants                                       1,229,146
        Shares issuable on conversion of notes payable             6,800,000
        Shares issuable on conversion of Series A
              preferred stock                                      4,049,701

       Shares issuable on conversion of notes payable were calculated based on the terms of the notes as if they were converted on December 31, 2000.

        Financial Instruments

        The Company believes that the fair value of its financial instruments approximate carrying value.

        Concentration of Credit Risk

        Revenue was generated from the selling of barcode scanners with approximately 91 percent of those sales to one customer.

        Accounting for Stock-based Compensation

       The Company has adopted SFAS No. 123, "Accounting for Stock-Based compensation." The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), but disclose the pro forma effects on net income or loss as if the fair value had been expensed. The Company has elected to apply APB 25 in accounting for its employee stock options and, accordingly recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the measurement date.

        Recent Accounting Pronouncements

       In June 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS
       138. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets of liabilities in the balance sheet and measure those instruments at fair value. The adoption of these new accounting standards did not have an impact on the Company's financial position or results of operations.

       On December 3, 1999 the Securities and Exchange Commission (SEC) staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue
       Recognition". This SAB provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company implemented SAB No. 101 for the quarter ended June 30, 2000. It did not have an impact on the Company's results of operations.

       Comprehensive Income

       For the year ended December 31, 2000, there were no differences between the balance sheet and income statement and therefore no comprehensive income.

3       LOANS FROM OFFICERS

       Between October and December 2000, several of the Company's officers elected to defer their salaries due to cash flow difficulties experienced by the Company. The total amount deferred was $83,154.

       On November 28, 2000, the Company issued promissory notes to officers totaling $135,000, with an interest rate of 6.09 percent. The principal and interest are payable on February 26, 2001

4       PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31, 2000:

                                                                           2000
                                                                           ----
        Computer hardware and purchased software                      $1,139,578
        Furniture and fixtures                                            31,797
                                                                     -----------

                                                                       1,171,375
        Less- Accumulated depreciation                                 (296,112)
                                                                     -----------

                                                                        $875,263
                                                                     ===========
5       NOTES PAYABLE

       Convertible Notes

       On January 18, 2000, the Company entered into a note purchase agreement with an investor for $3,000,000, with an interest rate of 12 percent. The principal and interest were due July 17, 2000. The principal and interest are convertible at the option of the holder upon or after a $10 million financing. The conversion rate is 85 percent of the price per share in the financing. In connection with this note, 200,000 warrants were issued with an exercise price of $4.50 per share for the Company's common stock. These warrants may be exercised at anytime following the closing of a $10 million financing and expire January 17, 2005. The Company allocated the proceeds from the issuance of the note between the note and warrants based on the relative fair value method. The difference between the face amount of the note and the amount allocated to it was recorded as a discount, and amortized to interest expense over the life of the note.

       On August 1, 2000, the Company extended this note to November 17, 2000. As additional consideration for the extension of the note, the Company reduced the exercise price of the 200,000 warrants to $1.00. The additional expense of $63,180 that resulted from the re-pricing was charged to interest expense. As of December 31, 2000, the note had not been repaid.

       During 2000, the Company entered into four separate note purchase agreements with investors totaling $400,000 with interest rates of 12 percent. The principal and interest on three of the notes were due October 9, 2000 through November 4, 2000, and principal and interest on the other note is due January 6, 2001. The principal and interest are convertible at the option of the holder upon or after a $7 million financing. The conversion rate is 85 percent of the price per share in the financing. In connection with these notes, 26,666 warrants were issued with an exercise price of $2.00 per share for the Company's common stock. These warrants may be exercised at anytime following the closing of a $7 million financing. The proceeds from the issuance of these notes and warrants were allocated between the two using the relative fair value method. The resulting discount on the notes was amortized to interest expense over the life of the notes.

       Other Note Payable

       During March 2000, the Company entered into a note agreement in the amount of $42,500, bearing interest at a rate of 11 percent per year and expiring on March 15, 2002, to finance its phone system. The note is secured by telephone equipment.

       On November 28, 2000 and December 14, 2000, the Company signed two promissory notes in the amounts of $20,000 and $200,000, bearing interest at a rate of 6.09 percent and 15 percent per year, with principal and accrued interest payable February 26, 2001 and January 28, 2001, respectively. In connection with the December 14, 2000 note, 100,000 warrants were issued with an exercise price of $.50 per share for the Company's common stock. These warrants may be exercised at anytime following the closing of the Next Financing, as defined in the warrant agreement. The proceeds from the issuance of this note and warrants were allocated between the two using the relative fair value method. The resulting discount on the note is being amortized to interest expense over the life of the note.

       Notes payable consists of the following:

                                                                                 Amount
                                                                                 ------

Convertible notes, interest bearing at 12% per annum                          $3,400,000
Note payable, interest bearing at 11% per annum, due in monthly
       installments through March 2002                                           27,679
Note payable, unsecured interest bearing at 6.09% per annum, due
       February 2001                                                             20,000
Note payable, unsecured interest bearing at 15% per annum, due
       January 2001                                                             200,000
                                                                            -----------

                      Total notes payable                                     3,647,679
Less discount                                                                   (24,499)
Less- Current portion                                                        (3,617,323)
                                                                            -----------

                             Notes payable, net of current portion               $5,857
                                                                            ===========

         As of December 31, 2000 there was $197,740 of accrued interest.

6             INCOME TAXES

For the years ended December 31, 2000, the components of income tax expense were as follows:

                                                                   2000
                                                                   ----
Current                                                              $-
Deferred                                                             -
                                                                     -

Income tax expense                                                  $-

The net amounts of deferred tax assets recorded in the balance sheet at December 31, 2000, are as follows:

                                                                    2000
                                                                    ----
Deferred tax asset:
        Depreciation of property and equipment                $    17,901
        Start-up costs                                            199,566
        Net operating loss carryforward                         3,443,643
        Less- Valuation allowance                              (3,661,110)
                                                              -----------

                Total deferred tax asset                      $        --
                                                              ===========

Deferred tax liabilities:                                     $        --
                                                              -----------

                Total net deferred taxes                      $        --
                                                              ===========

       SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not, that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $3,661,110 valuation allowance at December 31, 2000 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $3,194,880. At December 31, 2000, the Company has available net operating loss carryforwards of $9,151,323, which expire in the year 2020 and 2019.

       A reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax expense for the year ended December 31, 2000, is as follows:

                                                                       2000
                                                                       ----
        Taxes at the U.S. statutory rate                      $  (2,895,430)
        State taxes, net of federal benefit                        (309,129)
        Nondeductible items                                           9,679
        Change in valuation allowance                             3,194,880
                                                              -------------

                         Total income tax expense             $          --
                                                              =============

7             COMMITMENTS AND CONTINGENCIES

       Legal Proceedings

       The Company is not presently a party to any significant litigation. From time to time, however, the Company is involved in various legal actions arising in the normal course of business, which the Company believes will not materially affect the financial position or results of operations.

       Employment Contracts

       The Company has employment contracts with William Carpenter, Greg Miller and Michael Miller beginning November 1, 2000.

      Future payments under the above employment contracts are:

        2001                                                         $450,000
        2002                                                          450,000
        2003                                                          375,000
                                                                   ----------

                         Total                                     $1,275,000
                                                                   ==========

       Capital Lease Obligations

       During April 2000, the Company acquired computer equipment for $662,362 under a capital lease, expiring on April 26, 2002. Accumulated depreciation on this equipment was approximately $166,000 at December 31,2001

       Future minimum lease payments on capital lease obligations as of December 31,2000, are as follows:

        Year                                                            Amount
                                                                        ------

        2001                                                          $415,358
        2002                                                           173,519
                                                                       -------

                                                                       588,877
        Less - Amount representing interest on
             obligations under capital leases (15%)                    (52,127)
        Current portion of capital lease obligations                  (368,574)
                                                                     ---------

        Capital lease obligations, net of current portion            $ 168,176
                                                                     =========

       Operating Lease Obligations

       The Company leases its office facility under a non-cancelable operating lease expiring in March 2005. Rental expense, net of sub-lease income, was $73,036 for the year ended December 31, 2000.

       Lease commitments under this non-cancelable operating leases as of December 31, 2000, are as follows:

           Year Ending                                                Amount
                                                                      ------

                2001                                                   $391,399
                2002                                                    233,876
                2003                                                    154,905
                2004                                                    117,768
                2005                                                      5,103
                                                                     ----------

                                                                     $  903,051
                                                                     ==========

8             PREFERRED STOCK

       Series A 15% Cumulative Convertible Redeemable Preferred Stock

       The Board of Directors (the Board) has authorized the issuance of up to 3,000,000 shares of Series A 15 percent $.0001 par value, voting, cumulative, redeemable, convertible preferred stock (the Series A Preferred Stock). Series A Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering, as defined in the agreement, or within 20 days following receipt of a Notice of Redemption, as defined in the agreement, into the Company's common stock for each share of the Series A Preferred Stock held plus accrued and unpaid dividends on the Series A Preferred Shares. The Series A Preferred Stock has a liquidation preference of $1 per share and is mandatorily redeemable on April 15, 2004.

       In June 2000, the Company issued 19,560 shares of the Series A Preferred Stock at $2.50 per share for services rendered.

       Dividends on the Series A Preferred Stock accrue, on a daily basis, commencing on the date of issuance at an interest rate of 15 percent per annum and are payable on a semi-annual basis. The Company, at its option, may pay dividends either in cash or by the issuance of additional shares of Series A Preferred Stock. Aggregate cumulative dividends in arrears at December 31, 2000 totaled $458,081, and are included in Series A 15 % cumulative convertible redeemable preferred stock on the accompanying balance sheet.

       Series U Convertible Preferred Stock

       The Board has authorized the issuance of up to 1,500,000 shares of Series U, 8 percent $.0001 par value, voting, cumulative, convertible preferred stock (the Series U Preferred Stock). Series U Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering into the Company's common stock for each share of the Series U Preferred Stock held plus accrued and unpaid dividends on the Series U Preferred Shares. Between May and October 2000, the Company issued 1,500,000 at $2 per share, with proceeds to the Company of $3,000,000.

       Dividends on the Series U Preferred Stock accrue, on a daily basis, commencing on the date of issuance at an interest rate of 8 percent per annum and are payable on a semi-annual basis. The Company, at its option, may pay dividends either in cash or by the issuance of additional shares of Series U Preferred Stock. Aggregate cumulative dividends in arrears at December 31, 2000, totaled $94,119.

       9  COMMON STOCK

       The Company is authorized to issue up to 25,000,000 shares of its $.0001 par value common stock. During 2000, no shares of common stock were issued. As of December 31, 2000, 8,023,000 shares were issued and outstanding.

       10 STOCK BASED COMPENSATION

       Stock Warrants Granted in Exchange for Services

       During 2000, the Company granted 372,780 warrants, with exercise prices ranging from $1.00 to $4.50 per share, to consultants for certain advisory and consulting services. The warrants vest immediately upon issuance and can be exercised over a five-year period. In August 2000, 250,000 warrants granted at $4.50 were re-priced to $1.00 per share. In September 2000, 100,000 warrants granted at $1.50 were re-priced to $0.01 per share. The Company valued these warrants, and their re-pricing, at $1,126,790 in accordance with SFAS 123, and recognized the entire amount in 2000 as general and administrative expenses in the accompanying statement of operations.

       Stock Warrants Granted Attached to Debt Agreements

       During 2000, the Company granted 326,666 warrants, with exercise prices ranging from $.50 to $4.50, attached to various debt agreements. The warrants vest immediately upon issuance and can be exercised over a five-year period. The Company applied APB Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", and accounted for the portion of the proceeds of the debt issued with warrants, which was allocable to the warrants, as additional paid-in capital based on the relative fair values of the securities at the time of issuance, and also recognized a discount on the debt as a result.

       In September 2000, 200,000 warrants granted at $4.50 were re-priced to $1.00 per share in connection with an extension of the term date of the debt. The Company valued the re-pricing at $63,180, and recognized the entire amount in 2000 as interest expense in the accompanying statement of operations.

       Warrant activity for the year ended December 31, 2000, is as follows:

       Balance December 31, 1999                                       529,700
       Issued                                                          699,446
       Exercised                                                             -
       Expired                                                               -
                                                                             -

       Balance December 31, 2000                                     1,229,146
                                                                     =========

       The following table summarizes information about warrants outstanding at December 31, 2000, all of which are exercisable:


                                                                      Weighted Average
                                           Number of                       Remaining
     Range of Exercise                    Outstanding                 Contractual Life               Weighted Average
            Prices                         Warrants                        (Years)                     Exercise Price
            ------                         --------                        -------                     --------------

  $0.01 to      $0.50                        200,000                           3.3                            $0.26
  $1.00                                      527,780                           4.2                            $1.00
  $1.50                                      429,700                           3.8                            $1.50
  $2.00                                       26,666                           4.3                            $2.00
  $2.50                                       45,000                           4.2                            $2.50
                                           ---------                           ---                            -----

                                           1,229,146                           3.9                            $1.13
                                           =========                           ===                            =====

       Stock Options

       The Board approves all issuances of stock options. All stock options expire five years from the grant date. In general, options vest and become exercisable one third on the one year anniversary of the date of grant, and the remainder vest evenly over the two years subsequent to that date.

       The following table summarizes stock option activity for the year ended December 31, 2000:

                                                               2000
                                                             Wtd Avg
                                                  Options              Exercise
                                                 (in 000's)              Price
                                                 ----------              -----

        Outstanding at Beginning of Year               881               $1.36
        Granted                                      1,000                1.10
        Exercised                                       --               0.00
        Forfeited                                     (340)               1.63
                                                      -----               ----

        Outstanding at end of year                   1,541               $1.15
                                                     =====               =====


        Vested Options                                 846               $0.56


        Remaining Options available for
        Grant                                        3,459

In June 2000, the Company reduced the exercise price on all its outstanding stock options. As a result, the Company recognized $395,682 in compensation expense in 2000 for the vested portion of these options, and will recognize $933,568 in subsequent periods as these options vest.

The Company accounts for issuances to employees under APB 25, and accordingly, $545,898 of compensation expense, including the amount discussed above, has been recognized for the year ended December 31, 2000.

SFAS 123 requires pro forma information regarding net income as if the Company has accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: (i) risk-free interest rate of 6 percent, which approximates the four-year U.S. Treasury Bill rate at the date of grant, (ii) dividend yield of 0 percent (iii) expected volatility of 80 percent (iv) and an average expected life of the option of four years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                Year Ended
                                                               December 31,
                                                                   2000
                                                                   ----
        Net loss:
           As reported                                        $(8,515,971)
           SFAS 123 pro forma                                 $(8,902,427)


The following table summarizes the weighted average fair value of options granted to employees during the year ended December 31, 2000:

                                                                    2000
                                                                    ----
Stock Price Greater than Exercise Price
     Weighted Average Fair Value                                   $2.98

Stock Price Equal to Exercise Price
     Weighted Average Fair Value                                   $0.84

Stock Price Less than Exercise Price
     Weighted Average Fair Value                                   $0.82

The following table summarizes information about Company's stock options outstanding as of December 31, 2000:


                                         Options Outstanding                               Options Exercisable

Avg.                                    Shares           Wtd. Avg        Wtd. Avg        Options        Wtd. Avg.
Range of Exercise                    Outstanding          Remaining       Exercise      Exercisable     Exercise
        Prices                       (in 000's)              Life          Price        (in 000's)      Price

$.25                                      350                 3.5          $0.25              239        $0.25
$.50                                      371                 4.3          $0.50              341        $0.50
$.75                                      375                 4.2          $0.75              185        $0.75
$1.00 to $1.50                            445                 4.4          $1.05               81        $1.26
                                          ---                 ---          -----               --        -----
                                        1,541                                                 846        $0.56
                                        =====                                                 ===        =====


11  RELATED PARTIES

The Company's primary legal counsel holds 3,200,000 shares of the Company's common stock in trust for the law firm's partners. During 2000, the Company recorded expenses of approximately $123,000 related to services performed by its primary legal counsel. The Company owed its primary legal counsel approximately $61,000 at December 31, 2000.

During 2000, Q Productions, Inc., whose owners also own 4,800,000 shares of the Company, provided various information technology services to the Company. The Company recorded approximately $930,364 in expenses related to services performed by Q Productions, Inc. for the year ended December 31, 2000. The Company owed Q Productions, Inc. approximately $171,000 at December 31, 2000. Q Productions, Inc. rented space from Qode.com in 2000 for $43,167 in total.

During 2000, the Company granted 20,000 warrants with an exercise price of $1.00 per share to Q Productions, Inc.

The Company has issued several promissory notes to officers (see Note 3).

12  SUBSEQUENT EVENTS

On January 11, 2001, the Company entered into a note purchase agreement with an investor for $300,000, with an interest rate of 18 percent. The principal and interest are due March 1, 2001.

In January 2001, the Company entered into a short-term loan agreement with NeoMedia Technologies, Inc. ("NeoMedia") for the amount of $440,000. The note was forgiven in March 2001 upon the acquisition of substantially all of the Company's assets by NeoMedia.

On March 1, 2001, NeoMedia purchased all of the assets of the Company other than cash including but not limited to, contracts, customer lists, licenses and intellectual property. In consideration for these assets, the Company received 1,676,500 shares of NeoMedia's Common Stock. In addition, NeoMedia issued 274,699 of its Common Stock to certain creditors of the Company, for the repayment of $1,561,037 of debt, forgave the $440,000 short-term note due from the Company (see above paragraph), and assumed approximately $1,407,000 of the Company's liabilities. The 1,676,500 shares paid to the Company are to be held in escrow for one year, and are subject to downward adjustment, based upon the achievement of certain performance targets over the period of March 1, 2001 to February 28, 2002.

Notes payable as of December 31, 2000 that were not acquired as part of the March 1, 2001 sale totaled 3,000,000 as of December 31, 2000.

13. SUBSEQUENT EVENTS

On May 31, 2001, three creditors of Qode.com, Inc, filed in the U.S. Bankruptcy Court an involuntary bankruptcy petition for Qode.com, Inc. Qode.com, Inc. has consulted with legal counsel and will be opposing the Chapter 7 proceeding and plans to proceed under Chapter 11, U.S. Code to reorganize its debts.

FINANCIAL STATEMENTS

Qode.com, Inc.
(A Development Stage Enterprise)
Period from March 29, 1999 (inception) to December 31, 1999 with Report of Independent Auditors

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                              Financial Statements

           Period from March 29, 1999 (inception) to December 31, 1999

                                    Contents

Report of Independent
Certified Public Accountants        F-23

Audited Financial Statements

Balance Sheet                       F-24
Statement of Operations             F-25
Statement of Changes in
    Redeemable Preferred Stock
    and Stockholders' Deficit       F-26
Statement of Cash Flows             F-27
Notes to Financial Statements       F-28

               Report of Independent Certified Public Accountants

The Stockholders and Board of Directors Qode.com, Inc.

We have audited the accompanying balance sheet of Qode.com, Inc. (the Company) (a development stage enterprise) as of December 31, 1999 and the related statement of operations, and statement of changes in redeemable preferred stock and stockholders' deficit, and statement of cash flows for the period from March 29, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Qode.com, Inc. at December 31, 1999, and the results of its operations and its cash flows for the period March 29, 1999 (inception) through December 31, 1999, in conformity with accounting standards generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 1, the Company, which is in the developmental stages has incurred a net operating loss, experienced negative cash flow from operations and has a net capital deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                           /s/ ERNST & YOUNG LLP
West Palm Beach, Florida

July 21, 2000,
except for the seventh paragraph of Note 8, as to which the date is June 30, 2001

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                                  Balance Sheet

                                December 31, 1999

Assets
Current assets:
    Cash and cash equivalents                                          $972,487
    Other current assets                                                 18,151
                                                                      ---------

Total current assets                                                    990,638

Property and equipment, net                                             109,269
Deposits                                                                 30,229

Total assets                                                         $1,130,136
                                                                     ==========

Liabilities, redeemable preferred stock and stockholders' deficit

Current liabilities:
    Accounts payable                                                 $  151,588
    Accrued expenses                                                     47,246
    Due to officers                                                      73,333
                                                                     ----------

Total current liabilities                                               272,167

15% cumulative convertible redeemable preferred stock, $.0001 par value, 3,000,000 shares authorized, 2,025,000 shares
    issued and outstanding, liquidation value of $2,221,000           2,154,711

Commitments

Stockholders' deficit:
    Common stock, $.0001 par value, 25,000,000 shares authorized,
       8,023,000 shares issued and outstanding
                                                                            802
    Capital deficiency                                                  (49,557)
    Deficit accumulated during the development stage                 (1,247,987)

Total stockholders' deficit                                          (1,296,742)

Total liabilities, redeemable preferred stock and
    stockholders' deficit                                            $1,130,136
                                                                     ==========

See accompanying notes.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                             Statement of Operations

           Period from March 29, 1999 (inception) to December 31, 1999

Costs and expenses:
     Research and development                                          $396,242
     Sales and marketing                                                 41,975
     General and administrative                                         847,412
                                                                        -------

Total costs and expenses                                              1,285,629
Net interest income                                                     (37,642)
                                                                       --------

Net loss                                                             (1,247,987)

Preferred dividends and redemption accretion                           (200,711)
                                                                       ---------

Net loss applicable to common stockholders                          $(1,448,698)
                                                                    ============

See accompanying notes.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                       Statement of Changes in Redeemable
                    Preferred Stock and Stockholders' Deficit

           Period from March 29, 1999 (inception) to December 31, 1999

                                                                                                  Deficit
                                                                                                Accumulated
                                         Redeemable           Common Stock                      During the          Total
                                         Preferred                                  Capital     Development     Stockholders'
                                           Stock          Shares       Amount     Deficiency       Stage           Deficit
                                           -----          ------       ------     ----------       -----           -------
   Issuance of common stock
     on March 29, 1999                 $     --       8,000,000      $800             $--            $--        $     800

     (inception)
   Issuance of redeemable
     preferred stock with
     detachable warrants
     valued at $46,000, net
     of issuance costs of             1,954,000            --          --          46,000             --           46,000
     $25,000
   Issuance of common stock                  --         23,000          2          22,998             --           23,000

   Issuance of warrants in
     exchange for services                   --             --          --         82,156             --           82,156

   Preferred dividends and
     redemption accretion               200,711             --          --       (200,711)            --         (200,711)

   Net loss                                  --             --          --             --     (1,247,987)      (1,247,987)
                                      ---------      ---------   ---------      ---------     -----------      ----------

Balance at December 31, 1999         $2,154,711      8,023,000   $     802      $ (49,557)    $(1,247,987)    $(1,296,742)
                                     ==========      =========   =========      =========     ===========     ===========

See accompanying notes.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                             Statement of Cash Flows

           Period from March 29, 1999 (inception) to December 31, 1999


Operating activities
Net loss                                                                       $(1,247,987)
Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                                   17,522
    Issuance of warrants in exchange for services                                   82,156
    Changes in assets and liabilities:
       Other current assets                                                        (18,151)
       Deposits                                                                    (30,229)
       Accounts payable                                                            151,588
       Accrued expenses                                                             47,246
       Due to officers                                                              73,333
                                                                                    ------

Net cash used in operating activities                                             (924,522)
                                                                                 ---------

Investing activities
Purchases of property and equipment                                               (126,791)
                                                                                 ---------

Net cash used in investing activity                                               (126,791)
                                                                                 ---------

Financing activities
Proceeds from the issuance of redeemable preferred stock,
     net of issuance costs of $25,000                                            2,000,000
Proceeds from the issuance of common stock                                          23,800
                                                                                 ---------

Net cash provided by financing activities                                        2,023,800
                                                                                 ---------

Net increase in cash and cash equivalents                                          972,487
Cash at beginning of period                                                             --
                                                                                        --

Cash at end of period                                                            $ 972,487
                                                                                 =========

Supplemental disclosure of cash flow information
Interest paid                                                                    $     171

Noncash financing and investing activities
Accrued dividends on redeemable preferred stock                                   $195,997
Accretion of redeemable preferred stock                                             $4,714

See accompanying notes.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

           Period from March 29, 1999 (inception) to December 31, 1999

1. Nature of Business

Organization

Qode.com, Inc. (the Company) commenced operations on March 29, 1999 and is incorporated in the state of Florida. Qode.com is a development stage company, as defined in Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting By Development Stage Enterprises. The Company intends to provide manufactures, retailers, advertisers, and users a unique tool for Web site navigation by the use of imbedded standard bar codes and Uniform Product Codes (UPC). It is the Company's mission to develop, operate, maintain and promote the use of Qode.com technologies to enable any bar code to interface with their technology.

The Company has incurred losses since its inception as it has devoted substantially all of its efforts toward building network infrastructure, internal staffing, developing systems, expanding into new markets, building a proprietary database and raising capital. The Company has generated no revenue to date and is subject to a number of risks similar to those of other development stage companies, including dependence on key individuals, the ability to demonstrate technological feasibility, and the need to obtain adequate additional financing necessary to fund the development and marketing of its products and services, and customer acceptance.

The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a limited operating history and intends to significantly increase its operational expenses in fiscal year 2000 to pursue certain sales and marketing plans. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may results from the outcome of this uncertainty. In fiscal year 2000, the Company plans to raise additional financing from private equity financing. The Company entered into a financing agreement subsequent to year end that will provide the Company with an additional $3 million, see Note 8.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Computer hardware and software are being depreciated over a three year period and furniture and fixtures are being depreciated over a five year period.

Software Development Costs

In accordance with the AICPA SOP No. 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, all costs related to the development or purchase of internal use software other than those incurred during the application development stage are to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the useful life of the software. The Company has incurred $259,480 in software development costs for the period from March 29, 1999 (inception) through December 31, 1999. All costs have been expensed since the Company has not entered the application development stage as of December 31, 1999.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes under the liability method, which requires the establishment of a deferred tax asset or liability for the recognition of future deductions or taxable amounts, and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of the change in the deferred asset or liability during the year. If necessary, the Company will establish a valuation allowance to reduce any deferred tax asset to an amount which will, more likely than not, be realized.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents with high quality financial institutions to mitigate this credit risk.

Redeemable Preferred Stock

Redeemable preferred stock is carried at the net consideration to the Company at time of issuance (fair value), increased by accrued and unpaid cumulative dividends and periodic accretion to redemption value using the interest method. Accrued and unpaid dividends and redemption accretion are affected by charges against retained earnings, or, in the absence of retained earnings, paid-in capital (capital deficiency).

Accounting for Stock-Based Compensation

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Public Bulletin (APB) Opinion 25, Accounting for Stock Issued to Employees but disclose the pro forma effects on net income or loss as if the fair value had been expensed. The Company has elected to apply APB 25 in accounting for its employee stock options and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

3. Property and Equipment

Property and equipment consists of the following:

                                                                   December 31,
                                                                       1999
                                                                  ------------
              Computer hardware and software                       $120,791
              Furniture and fixtures                                  6,000
                                                                  ---------

                                                                    126,791
              Less accumulated depreciation                         (17,522)
                                                                  ---------

                                                                   $109,269
                                                                  =========

Depreciation and amortization expense was $17,939 for the period from March 29, 1999 (inception) to December 31, 1999.

4. Income Taxes

The net amounts of deferred tax assets recorded in the balance sheet at December 31, 1999 are as follows:

                                                                       1999
                                                                  ---------
              Deferred tax asset:
                   Net operating loss carryforward                 $469,050
              Less valuation allowance                            (466,230)
                                                                  ---------

              Total deferred tax asset                               $2,820

              Deferred tax liabilities:
                   Fixed assets                                     $(2,820)
                                                                    --------

              Total net deferred taxes                                   $-
                                                                         ==

FASB 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $466,230 valuation allowance at December 31, 1999 is

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

4. Income Taxes (continued)

necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $466,230. At December 31, 1999, the Company has available net operating loss carryforwards of $1,246,478, which expire in the year 2019.

A reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax expense for the year ended December 31, 1999 is as follows:

                                                                          1999
                                                                        -------
              Taxes at the U.S. statutory rate                        $(424,315)
              State taxes, net of federal benefit                       (44,975)
              Nondeductible items                                         3,060
              Change in valuation allowance                             466,230
                                                                        -------

              Total income tax expense                                       $-
                                                                             ==

5. Commitments

The Company leases its office facility under a non-cancelable operating lease expiring March 2005. Rental expense was $19,711 for the period from March 29, 1999 (inception) to December 31, 1999.

Lease commitments under these non-cancelable operating leases as of December 31, 1999 are as follows:

          2000                                                       $100,656
          2001                                                        104,682
          2002                                                        108,876
          2003                                                        113,238
          2004                                                        117,768
                                                                      -------

                                                                     $545,220
                                                                     ========

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

6. Stockholders' Equity

15% Cumulative Convertible Redeemable Preferred Stock Series A

The Board of Directors has authorized the issuance of up to 3,000,000 shares of Series A 15% $.0001 par value, voting, cumulative, redeemable, convertible, preferred stock (the Preferred Stock) which may be issued in series from time to time with such designations, rights, preferences and limitations as the Board of Directors may declare by resolution. In May 1999, the Company issues 2,025,000 shares of Preferred Stock at $1.00 per share, less issuance costs of $25,000. One detachable warrant was attached to each share of the Preferred Stock. The Preferred Stock was recorded at $1,954,000, net of the value of the detachable warrants which was estimated to be $46,000. The detachable warrants were valued in accordance with SFAS No. 123 at $.23 per share and are convertible into common stock at $1.50 per share. The Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering, as defined in the agreement, or within 20 days following receipt of a Notice of Redemption, as defined in the agreement, into the Company's common stock for each share of the Preferred Stock held plus accrued and unpaid dividends on the Series A Preferred Shares. The Preferred Stock has a liquidation preference of $1 per share and is mandatorily redeemable on April 15, 2004. As of December 31, 1999, all 2,025,000 shares of the Preferred Stock and related 202,500 detachable warrants remain outstanding.

Dividends on the preferred stock accrue on a daily basis commencing on the date of issuance at an interest rate of 15% per annum and are payable on a semi-annual basis. The Company, at its option, may pay dividends either in cash or by the issuance of additional shares of Series A Preferred Stock. Aggregate cumulative dividends in arrears at December 31, 1999 totaled $195,997.

Common Stock

The Company is authorized to issue up to 20,000,000 shares of its $.0001 par value common stock. On March 29, 1999 (inception) the Company received $800 by issuing 8,000,000 shares of its common stock to its founders.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

6. Stockholders' Equity (continued)

Additionally, the Company issued 13,000 shares of common stock to a Company employee in lieu of relocation expense reimbursement of $13,000, and 10,000 shares of common stock to an executive recruiter for a corporate staffing fee of $10,000. These amounts were expensed.

Stock Options and Warrants Granted in Exchange for Services

During 1999, the Company granted 327,200 common stock warrants with an exercise price of $1.50 per share to consultants for certain advisory and consulting services performed during the Company's start-up phase. The warrants vest immediately upon issuance and can be exercised over a five year period. The Company valued the warrants at $82,156 in accordance with SFAS No. 123, and recognized the entire amount as a general and administrative expense in the accompanying statement of operations. The Company had 327,200 warrants outstanding at December 31, 1999.

During 1999, the Company granted 400,000 in common stock options to purchase shares of common stock at an exercise price of $.10 per share to an investment advisor in exchange for investment advisory services. The options expired on June 30, 2000 without being exercised and accordingly no expense has been recorded.

Stock Options

In 1999, the Company's Board of Directors and stockholders approved the 1999 Equity Compensation Plan (the Plan). The Plan provides for the issuance of incentive stock options, nonqualified stock options and restricted stock to directors, officers, and key employees of the Company as well as non-employee directors, advisors, and consultants. The Board administers the Plan. The Company has reserved 5,000,000 shares of common stock to be issued under the Plan.

The exercise price (as established by the Board) of the stock options granted is in excess of fair market value of the Company's Common Stock on the date of the grant. All stock options expire five years from the grant date in 2004. Options granted under the Plan are exercisable as determined by the Board.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

6. Stockholders' Equity (continued)

The following table summarizes stock option activity for the period from March 29, 1999 (inception) to December 31, 1999:


                                                      Weighted
                                                      Number of
                                                       Average
                                                       Shares     Exercise Price

         Outstanding at March 29, 1999 (inception)            -          $-
             Granted                                    880,600           1.36
             Exercised                                        -          -
             Forfeited                                        -          -
                                                              -          -

         Outstanding at December 31, 1999               880,600          $1.36
                                                        =======          =====

At December 31, 1999, 142,642 options are exercisable, at a weighted average exercise price of $1.28 per share. The weighted-average remaining contractual life of the options is 4.7 years.

During 1999, all of the stock options issued were granted to employees of the Company. The Company accounts for issuances to employees under APB 25 and accordingly, no compensation cost has been recognized for the period from March 29, 1999 (inception) to December 31, 1999.

SFAS No. 123 requires pro forma information regarding net income as if the Company has accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rates equal to the three-year U.S. Treasury Bill rate on the grant date, dividend yield of 0%, expected volatility of 81.1%, and an average expected life of the option of three years.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

6. Stockholders' Equity (continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. All employee options granted to date vest over a one to three year period. The Company's pro forma information is as follows:

                                          Period from March 29, 1999 (inception)
                                                   to December 31, 1999
                                                   ---------------------

        Net loss:
             As reported                                 $(1,247,987)
             SFAS No. 123 pro forma                      $(1,305,831)


The weighted average fair value of options granted to employees during the period from March 29, 1999 to December 31, 1999 for which the estimated fair value of the stock is less than the exercise price is $0.29 per share. The weighted average fair value of options granted to employees during the period from March 29, 1999 to December 31, 1999 for which the estimated fair value of the stock equals the exercise price is $0.47 per share.

Shares Reserved for Future Issuance

At December 31, 1999, the Company has reserved the following shares of stock for issuance:

Common stock                                                        11,977,000
Convertible preferred stock                                            975,000
                                                                    ----------
                                                                    12,952,000

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

7. Related Parties

The Company's primary legal counsel holds 3,200,000 shares of the Company's common stock in trust for the firm's partners. During 1999, the Company recorded expenses of approximately $32,000 related to services performed by its primary legal counsel. The Company owed its primary legal counsel approximately $3,000 at December 31, 1999.

During 1999, Q Productions, Inc. provided various information technology services to the Company. Two owners of Q Productions, Inc. also aggregately own 4,800,000 shares of the Company. The Company recorded approximately $129,000 in expenses related to services performed by Q Productions, Inc. The Company owed Q Productions, Inc. approximately $97,000 at December 31, 1999.

8. Subsequent Events

On January 18, 2000, the Company issued a convertible subordinated promissory note for $3 million with a fixed interest rate of 12% to Novus Holding Corporation. Principal and accrued interest on the note are payable upon the earlier of a) the day immediately following the closing of financing or successive financings which cumulatively aggregate proceeds of $10,000,000 or b) 180 days from the date of the note. The debt is convertible into common stock at a price equal to 85% of the purchase price per share paid by investors in the next financing or successive financings of $5,000,000 or more.

On February 11, 2000, the Company entered into a letter of intent with a major supplier to produce portable bar code scanning devices in exchange for payments ranging from $32,000,000 to $35,000,000 over a 16 month period commencing April 28, 2000 through August 1, 2001.

On March 15, 2000, the Company entered into a two year term note with a major lender. The principal amount of the note was $42,500 with a fixed interest rate of 11%. Principal and interest payments of $1,984 are due monthly through maturity on March 15, 2002.

On March 24, 2000, the Company obtained a letter of credit for $1,400,000 with the lender of their term note.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

8. Subsequent Events (continued)

On March 27, 2000, the Company entered into a consulting agreement with a consultant for a five month period in return for 250,000 common stock options convertible into the Company's common stock. The options have a term of five years and an exercise price of $2 per share. 125,000 options vest 45 days from the commencement of the agreement based on the fulfillment of certain contractual obligations. The remaining 125,000 options vest 90 days from the commencement of the agreement based on the fulfillment of certain contractual obligations. Additionally, the Company will pay the consultants $100,000 over the period of the contract.

On May 22, 2000, the Board of Directors authorized the issuance of 1,500,000 shares of Series U Convertible Preferred Stock (the Series U Preferred Stock). Dividends on the preferred stock accrue on a daily basis commencing on the date of issuance at an interest rate of 8% per annum. The Series U Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering, as defined in the agreement, into one share of the Company's common stock for each share of the Company's Series U Preferred Stock held plus accrued and unpaid dividends on the Series U Preferred Shares. In the event of the closing of the next financing of $4,000,000 or more within 90 days from the authorization of the Series U Preferred Stock, the holder of the Series U Preferred Stock shall have the right to convert all Series U Preferred Shares into a number of shares of stock issued in the next financing which represents the equivalent amount for the consideration paid for the Series U Preferred Stock. The Series U Preferred Stock has a liquidation preference of $2.00 per share. On May 22, 2000, the Company entered into an agreement for the issuance of 1,500,000 shares of Series U Preferred Stock in exchange for $3,000,000. The shares will be issued in three separate financings. The initial 500,000 shares are to be issued on the date of the agreement. The next 500,000 shares are to be issued upon the Company meeting certain performance goals defined in the agreement. The remaining 500,000 shares are to be issued, not earlier than August 1, 2000 nor later than October 15, 2000, upon the Company meeting certain performance goals defined in the agreement.

On May 31, 2001, three creditors of Qode.com, Inc. filed in the U.S. Bankruptcy Court an involuntary bankruptcy petition for Qode.com, Inc. Qode.com, Inc. has consulted with legal counsel and will be opposing the Chapter 7 proceeding and plans to proceed under Chapter 11, U.S. Code, to reorganize its debts.

PRO FORMA FINANCIAL INFORMATION

         The unaudited pro forma condensed combined statements of operations give effect to the acquisition by NeoMedia Technologies, Inc. of the assets of Qode.com, Inc. The pro forma condensed combined statement of operations for the year December 31, 2000 gives effect to the acquisition as if it had occurred as of January 1, 2000, combining the results of NeoMedia Technologies, Inc. for the year ended December 31, 2000 with those of the same period for Qode.com, Inc. The pro-forma condensed combined statement of operations for the year ended December 31, 2001, gives effect to the acquisition as if it had occurred as of January 1, 2001, combining the results of NeoMedia Technologies, Inc. for the year ended December 31, 2001 with those of Qode.com, Inc. through the acquisition date. The pro forma adjustments are based on estimates, available information and certain assumptions that management deems appropriate. The pro forma financial data do not purport to represent what our results of operations would actually have been if such transactions had occurred on those dates and are not necessarily representative of our results of operations for any future period. The pro forma financial statements should be read in conjunction with the separate historical financial statements and footnotes of NeoMedia Technologies, Inc. and Qode.com, Inc.

Purchase Price

         On March 1, 2001, NeoMedia purchased all of the net assets of Qode.com, Inc. (Qode), except for cash. Qode is a development stage company, as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting By Development Stage Enterprises". In consideration for these assets, NeoMedia issued 274,699 shares of common stock, valued at $1,359,760. Additionally, the Company placed in escrow 1,676,500 shares of its common stock valued at $8,298,675. Stock issued was valued at $4.95 per share, which is the average closing price for the few days before and after the measurement date of March 1, 2001. As of December 31, 2001 the Company had released 35,074 shares of common stock from escrow for performance for the period March 1, 2001 to August 31, 2001. The remaining 1,641,426 shares held in escrow as contingent compensation will not be issued due to the business unit not attaining certain performance targets.

         The Company accounted for this purchase using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations". The excess fair market value of the net assets acquired over the purchase price was allocated to reduce proportionately the values assigned to noncurrent assets. The accompanying consolidated statements of operations include the operations of Qode from March 1, 2001, through September 30, 2001.

         The purchase price at the original purchase date was calculated and allocated as follows:


Original Shares: 274,699 issued at $4.95                         1,360,000
Contingent shares: 35,074 issued at $0.39                      $    13,000
                                                              -------------
   Total purchase price                                        $ 1,373,000
                                                              -------------
Purchase price allocated as follows:
Assets purchased
   Trade receivables                                             $   5,000
   Inventory                                                       144,000
   Prepaid expenses                                                 49,000
   Furniture & fixtures                                            913,000
   Capitalized development costs                                 2,132,000
   Capitalized software                                             83,000
   Refundable deposits - non-current                                38,000

Liabilities assumed
   Accounts payable                                              (981,000)
   Forgiveness of note receivable                                (440,000)
   Interest receivable                                            (10,000)
   Current portion of long-term debt                             (117,000)
   Note payable                                                   (24,000)
   Capitalized lease obligation                                  (419,000)
                                                              -------------

     Total purchase price allocated                           $ 1,373,000
                                                              =============

During the third quarter of 2001, the Company issued an additional 35,074 shares under the terms of the earn-out with Qode.com, Inc. (see explanation below). The value of these shares in the amount of $13,000 was allocated $9,000 to capitalized development costs and $4,000 to furniture and fixtures.

Contingent consideration

In accordance with the purchase of the assets of Qode.com, Inc., NeoMedia has placed 1,676,500 shares of its common stock in escrow for a period of one year, subject to downward adjustment, based upon the achievement of certain performance targets over the period of March 1, 2001 to February 28, 2002. As of March 1, 2002, these performance targets were not met and therefore, the remaining 1,641,426 shares held in escrow were not issued. The criteria used to determine the number of shares released from escrow is a weighted combination of revenue, page views, and fully allocated earnings before taxes relating to the Qode Universal Commerce Solution.

At the end of each of certain interim periods as outlined in the purchase agreement, the number of cumulative shares earned by Qode.com is calculated based on revenue and page views and the shares are released. The resulting financial impact on NeoMedia is a proportionate increase in the long-term assets acquired from Qode, with a corresponding increase in depreciation expense from that point forward. The amount of the increase in long-term assets is dependent upon the number of shares released from escrow, as well as the value of NeoMedia stock at the time of measurement. The first such measurement date is July 1, 2001. At the end of the 12-month measurement period (February 28, 2002), the final number of shares issued to Qode under the earn-out was 309,773, allocated as outlined in the table above.

Intangible assets

Intangible assets acquired from Qode.com include:

     i). Purchased software licenses relating to the development of the Qode Universal Commerce Solution, amortized on a straight-line basis over three years.

     ii). Capitalized software development costs relating to the development of the Qode Universal Commerce Solution.

Disposal of Qode Business Unit

On August 31, 2001, the Company signed a non-binding letter of intent to sell the assets and liabilities of its Ft. Lauderdale-based Qode business unit, which it acquired in March 2001, to The Finx Group, Inc., a holding company based in Elmsford, NY. The final contract is contingent upon the completion of due diligence and definitive terms and conditions stated in the letter of intent. The Company intends to sell the assets and liabilities of Qode, which consist of all inventory, equipment and the ownership and operation of the comprehensive universal internet database along with the corresponding patents. The Finx Group will assume $620,000 in Qode payables and $800,000 in long-term leases in exchange for 500,000 shares of the Finx Group, right to use and sell Qode services, and up to $5 million in affiliate revenues over the next five years. As of December 31, 2001, the transaction had not been consummated due to the encumbrance of certain of NeoMedia's Qode-related assets under the Company's note payable to Airclic, Inc. The Finx group has taken possession of certain Qode system assets and has taken over ongoing expenses related to the business unit. Management believes that the sale will be completed immediately upon resolution of Airclic litigation. During the third and fourth quarters of 2001, the company recorded a $2.6 million expense from the write-down of the Qode assets/liabilities to the following net realizable value:

                                                         December 31, 2001
                                                      (Balances in Thousands)

                  Inventory                                    $  144
                  Equipment                                       265
                  Intangible Assets                             1,027
                                                               ------
                           Assets                               1,436
                                                                -----

                  Accounts Payable                             $1,108
                  Note Payable                                     15
                  Capital Lease                                   103
                                                               -------
                           Liabilities                          1,226
                                                               ------

                           Net Realizable Value                $  210
                                                               ======

The loss for discontinued operations during the phase-out period from August 31, 2001 (measurement date) to September 30, 2001 was $439,000. No further loss is anticipated.

On May 31, 2001, three creditors of Qode.com, Inc. filed in the U.S. Bankruptcy Court an involuntary bankruptcy petition for Qode.com, Inc. Qode.com, Inc. has converted the proceedings to Chapter 11, U.S. Code to re-organize its debts.

                                 Qode.com, Inc.

        Pro-forma Condensed Combined Consolidated Statement of Operations For the year ended December 31, 2000 (In thousands, except per share data)

                                                                                              Pro-forma          Pro-forma
                                                             NeoMedia         Qode.com        Adjustments        Combined
                                                             --------         --------        -----------        --------
Revenue
   License fees                                                $8,417          $    --           $     --        $  8,417
   Resales of software and technology
       equipment and service fees                              19,148               212                --          19,360
                                                           ----------         ---------          --------      ----------

     Total Revenue                                             27,565               212                --          27,777
                                                           ----------         ---------          --------      ----------

Cost of goods sold
   License fees                                                 1,296                --                --           1,296

   Resales of software and technology                          17,237               213                --          17,450
                                                           ----------         ---------          --------      ----------

     Total cost of goods sold                                  18,533               213                --          18,746
                                                           ----------         ---------          --------      ----------

Gross profit                                                    9,032                (1)               --           9,031

Selling & marketing expense                                     6,504               557                --           7,061
General & administrative expense                                7,010             5,839               (27)(a)      12,822
Research & development expense                                  1,101             1,110                --           2,211
                                                           ----------         ---------          --------      ----------

Loss from operations                                           (5,583)           (7,507)               27         (13,063)

Interest expense/(income)                                        (174)            1,009                --             835
                                                           ----------         ---------          --------      ----------

Net loss                                                       (5,409)           (8,516)               27         (13,898)

Dividends & accretion                                              --               371                --             371
                                                                   --              ---                 --

Net income applicable to common stockholders                  $(5,409)          $(8,887)              $27      $  (14,269)
                                                           ==========         =========         =========      ==========

Loss per share                                                 $(0.39)           $(1.11)                       $    (1.00)
                                                           ==========         =========                        ==========

Weighted average shares outstanding                        13,931,104         8,023,000                        14,205,803
                                                          ===========         =========                        ==========

Pro-forma adjustments

          (a)   adjustment of amortization of assets

                           NeoMedia Technologies, Inc.
               Pro-forma condensed Combined Consolidated Statement
                    of Operations For the Year Ended December
                 31, 2001 (in thousands, except per share data)

                                                                                   Pro-forma            Pro-forma
                                                      NeoMedia        Qode.com     Adjustments            Combined
                                                      --------        --------     -----------            --------
Revenue
   License fees                                    $     576       $     $86       $       -          $       662
   Resales of software and technology
     equipment and service fees
                                                       7,566               -               -                7,566

                                                  ----------       ---------       ---------          -----------
       Total revenue
                                                       8,142              86               -                8,228

Cost of goods sold
   License Fees
                                                       2,355              34               -                2,389
   Resales of software and technology
     equipment and service fees
                                                       6,511               -               -                6,511
                                                  ----------       ---------       ---------          -----------
       Total cost of goods sold
                                                       8,866              34               -                8,900

Gross profit
                                                       (724)              52               -                 (672)

Selling & marketing expense
                                                       2,519              16               -                2,535
General & administrative expense
                                                       4,772           1,064            276(a)              6,112
Research & development expense
                                                         549              20               -                  569
Loss on impairment of assets
                                                       2,871              -                -                2,871
Write-off of Digital
   Convergence license contract
                                                       7,354              -                -                7,354
                                                  ----------       ---------       ---------          -----------
Loss from operations
                                                     (18,789)         (1,048)          (276)              (20,113)

Interest expense/(income)
                                                         (21)            111             14(b)                104
                                                  ----------       ---------       ---------          -----------

Net Loss
                                                     (18,768)         (1,159)          (290)              (20,217)

Loss from operations
   of discontinued business units
                                                      (3,613)           -                -                 (3,613)
Loss on disposal of discontinued business
   units, including provsion of $503 for
   losses during phase-out period
                                                      (3,088)           -                -                 (3,088)
                                                 -----------      ---------       ----------          -----------

Net loss applicable to common shareholders       $   (25,469)     $   (1,159)     $     (290)         $   (26,918)
                                                 ===========      ==========      ==========          ===========

Loss per share                                   $     (1.55)     $    (0.14)                         $     (1.64)
                                                 ===========      ==========                          ===========
Weighted average shares outstanding               16,410,246       8,023,000                           16,456,029
                                                 ===========      ==========                          ===========

Pro-forma adjustments
(a) - adjustment of amortization of assets
(b) - adjustment of interest expense

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To NeoMedia Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of NeoMedia Technologies, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NeoMedia Technologies, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and the current cash position of the Company raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                         /s/ ARTHUR ANDERSEN LLP

Tampa, Florida
March 30, 2001

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and
Stockholders of Neomedia Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Neomedia Technologies, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neomedia Technologies, Inc. and subsidiaries as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company's significant operating losses and current cash flow position raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ STONEFIELD JOSEPHSON, INC.
------------------------------
Irvine, California
March  28, 2002

                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                                   December 31,
                                                                                  --------------

                                                                                  2001       2000
                                                                                  ----       ----
ASSETS
Current assets:
   Cash and cash equivalents..............................................     $   134    $ 4,453
   Restricted cash........................................................          --        750
   Short-term investments.................................................          --         --
   Trade accounts receivable, net of allowance for doubtful
      accounts of $65 and $484 in 2001 and 2000...........................       2,583      4,370
   Digital Convergence receivable.........................................                  5,144
   Costs and estimated earnings in excess of billings on
      uncompleted contracts...............................................          43         89
   Inventories............................................................         197        116
   Assets held for sale...................................................         210         --
   Prepaid expenses and other current assets..............................         582        946
                                                                             ---------  ---------
         Total current assets.............................................       3,749     15,868

Property and equipment, net...............................................         205        365
Digital Convergence receivable, net of current portion....................          --     10,288
Prepaid - Digital Convergence.............................................          --      4,116
Intangible assets, net....................................................       4,328      9,043
Other long-term assets....................................................         757        914
                                                                             ---------  ---------
         Total assets.....................................................   $   9,039  $  40,594
                                                                             =========  =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable.......................................................      $5,169     $2,301
   Accrued expenses.......................................................       1,922      2,691
   Stock liability........................................................          --         --
   Current portion of long-term debt......................................         149        137
   Note Payable...........................................................         750         --
   Sales taxes payable....................................................         135        261
   Billings in excess of costs and estimated earnings on
      uncompleted contracts...............................................          13         49
   Deferred revenues - Digital Convergence................................          --      1,543
   Deferred revenues......................................................         767        449
                                                                            ----------    -------
         Total current liabilities........................................       8,912      7,442

Long-term debt, net of current portion....................................         390        539
Long-term deferred revenue - Digital Convergence..........................          --     13,503
                                                                            ---------    --------
         Total liabilities................................................       9,302     21,484
                                                                            ---------    --------
Shareholders' equity:
   Preferred stock, $.01 par value, 10,000,000 shares authorized, 452,289
   issued and outstanding in 2001, none issued and outstanding in 2000....           5         --
   Additional paid-in capital, preferred  stock...........................         878         --
   Common stock, $.01 par value, 50,000,000 shares
      authorized, 20,446,343 shares issued and 18,804,917 outstanding
      in 2001, 14,460,384 shares issued and outstanding in 2000...........         188        145
   Additional paid-in capital.............................................      63,029     57,619
   Stock subscriptions receivable.........................................        (240)        --
   Accumulated deficit....................................................     (63,344)   (37,875)
   Treasury stock, at cost, 201,230 shares of common stock................        (779)      (779)
                                                                             ---------   --------
         Total shareholders' equity..................................             (263)    19,110
                                                                             ---------   --------
            Total liabilities and shareholders' equity....................   $   9,039   $ 40,594
                                                                             =========   ========

                 The accompanying notes are an integral part of these consolidated balance sheets.

                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)




                                                                                   Years Ended December 31,
                                                                                  2001       2000       1999
                                                                                  ----       ----       ----
NET SALES:
   License fees...........................................................  $      576     $8,417     $2,430
   Resales of software and technology equipment and service fees...              7,566     19,148     22,826
                                                                            ----------    -------   --------

         Total net sales.................................................        8,142     27,565     25,256
                                                                            ----------    -------   --------


COST OF SALES:

   License fees...........................................................       2,355      1,296      1,790
   Resales of software and technology equipment and service fees..........       6,511     17,237     20,680
                                                                            ----------   --------   --------

         Total cost of sales..............................................       8,866     18,533     22,470
                                                                            ----------   --------   --------


GROSS PROFIT..............................................................        (724)     9,032      2,786


Sales and marketing expenses..............................................       2,519      6,504      6,765
General and administrative expenses.......................................       4,772      7,010      5,281
Research and development costs............................................         549      1,101        986
Loss on impairment of assets..............................................       2,871         --         --
Loss on Digital:Convergence license contract..............................       7,354         --         --
                                                                            ----------    -------   --------

Loss from operations......................................................     (18,789)    (5,583)   (10,246)
Interest (income) expense, net............................................         (21)      (174)       226
                                                                            ----------   --------   ---------
Loss from continuing operations...........................................     (18,768)    (5,409)   (10,472)
Discontinued operations (Note 1):

     Loss from operations of discontinued business unit...................      (3,613)        --         --
     Loss on disposal of discontinued business unit, including provision of
          $439 in 2001 for operating losses during phase-out period.......      (3,088)        --         --
                                                                            ----------  ---------   --------

NET LOSS..................................................................    $(25,469)  $(5,409)   (10,472)
                                                                            ==========   ========   ========

NET LOSS PER SHARE FROM CONTINUING OPERATIONS-
     BASIC AND DILUTED...............................................           $(1.14)   $ (0.39)    $(1.01)
                                                                            ==========    =========  =======

NET LOSS PER SHARE FROM DISCONTINUED OPERATIONS-
     BASIC AND DILUTED...............................................           $(0.41)  $     --   $     --
                                                                            ==========   ========  =========

NET LOSS PER SHARE--BASIC AND DILUTED.................................          $(1.55)    $(0.39)    $(1.01)
                                                                            =========== ========= ==========

Weighted average number of common shares--basic and diluted                 16,410,246  13,931,10 10,377,478
                                                                            ==========  ========= ==========

              The accompanying notes are an integral part of these consolidated financial statements.

                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                   Years Ended December 31,

                                                                                  2001      2000     1999
                                                                                  -------- ------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..................................................................    $(25,469)  $ (5,409)  $(10,472)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization..........................................       3,369      2,336      2,029
   Loss on disposal of discontinued business units........................       2,649         --         --
   Loss on disposal of and impairment of assets...........................       2,871         58         --
   Effect of loss on Digital:Convergence contract.........................       7,354         --         --
   Preferred stock issued to pay advertising expense......................         882         --         --
   Expense associated with warrant repricing..............................         947         --         --
   Fair value of stock based compensation granted for
      professional services...............................................          69        437         28
   Changes in operating assets and liabilities
      Trade accounts receivable, net......................................        (709)     1,548      2,271
      Digital Convergence receivable......................................                 (2,767)         --
      Prepaid - Digital Convergence.......................................         118         --         --
      Costs and estimates earnings in excess of billings on
        uncompleted contracts.............................................          46       (89)       222
      Other current assets................................................        (109)      (121)       382
       Other long-term assets.............................................          --       (194)        --
      Accounts payable, accrued expenses and stock liability..............       2,502     (2,676)    (1,286)
      Billings in excess of costs and estimates earnings on
        uncompleted contracts.............................................         (36)       (82)       131
      Deferred revenue....................................................         318        184       (391)
      Other current liabilities...........................................          (4)        --         76
                                                                                 -----    -------   --------
Net cash used in operating activities.....................................      (5,202)    (6,775)    (7,010)
                                                                               -------    -------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalization of software development and purchased intangible assets....      (2,883)    (2,317)    (1,470)
(Increase)/decrease in value of life insurance policies...................         158       (199)      (522)
Acquisition of property and equipment.....................................         (81)      (123)      (127)
                                                                                ------    -------    -------
Net cash used in investing activities.....................................      (2,806)    (2,639)    (2,119)
                                                                               -------    -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock, net of issuance
     costs of $149 in 2001, $74 in 2000, and $148 in 1999.................       1,638      9,203      8,172
Net proceeds from exercise of stock warrants..............................       1,045      2,877         75
Net proceeds from exercise of stock options...............................         138        537      1,061
Common stock repurchased..................................................          --       (779)        --
Borrowings under notes payable and long-term debt.........................         504         --      2,000
Change in restricted cash.................................................         750        194       (194)
Repayments on notes payable and long-term debt............................        (386)      (625)      (125)
                                                                               -------   -------     -------
Net cash provided by financing activities.................................       3,689     11,407     10,989
                                                                               -------   --------    -------

NET INCREASE IN CASH AND CASH EQUIVALENTS.................................      (4,319)     1,993      1,860
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..............................       4,453      2,460         600
                                                                               -------     ------     -----

CASH AND CASH EQUIVALENTS, END OF YEAR....................................     $   134     $4,453     $2,460
                                                                               =======    =======    =======


SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid/(received) during the year .................................     $   (61)    $  170     $  146
Non-cash investing and financing activities:
    Net assets acquired as part of Qode purchase agreement in exchange
        for common stock and forgiveness of note..........................       1,800         --         --
    Shares earned by Qode.com under purchase agreement....................          13
    Accounts payable converted to note payable............................         246         --         --
    Common stock issued in exchange for note receivable...................         240         --         --
    Net assets classified as "Liabilities held for sale"..................         210         --         --
    Daystar assets purchased with shares of common stock..................          --      3,520         --
    Conversion of short-term debt to equity...............................          --         --      2,000
    Issuance costs for shares issued through private placement............         149         96        112
    Stock liability due upon issuance of patent...........................          --         --      1,863
    Warrants issued for license contract..................................          --      4,704         --
    Deferred revenue relating to license contract.........................          --     15,432         --

              The accompanying notes are an integral part of these consolidated financial statements.

                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (In thousands, except share data)



                                  Common Stock                     Preferred Stock                      Treasury Stock
                            ------------------------------  ---------------------------                 --------------
                                               Additional    Stock                     Additional                           Total
                                                Paid-in   Subscription                 Paid-in  Accumulated            Stockholders'
                             Shares   Amount    Capital   Receivable   Shares  Amount  Capital   Deficit   Shares  Amount  Equity
                            --------- ------    -------  ------------  ------  ------- -------- ---------  -------- ------ -------


BALANCE, DECEMBER 31,      8,699,080      $87    $25,168        -         -     -        -     ($21,994)        -       -   $ 3,261
 1998....................

Exercise of employee
  options................    611,854        6      1,055        -         -     -        -             -        -       -     1,061
Issuance of common stock
  through Private placement,
  net of $260 of
  Issuance costs.........  1,978,794       20      8,039        -         -     -        -             -        -       -     8,059
Fair value of warrants
  issued for professional
  services rendered......          -        -         28        -         -     -        -             -        -       -        28
Exercise of warrants.....    231,764        1         74        -         -     -        -             -        -       -        75
Fair value of stock
  granted in Conjunction
  with financing.........    501,897        5      2,003        -         -     -        -             -        -       -     2,008
Net Loss.................          -        -          -        -         -     -        -       (10,472)       -       -   (10,472)
                         -----------  -------    -------    -----     -----   ---     ----      --------      ---     ---   -------
BALANCE, DECEMBER 31,
1999..................... 12,023,389     $119    $36,367        -         -     -        -      ($32,466)       -       -    $4,020
                         -----------  -------    -------    -----     -----   ---     ----      --------      ---     ---   -------

Exercise of employee
  options................    182,787        2        535        -         -     -        -             -        -       -      537
Issuance of common stock
  through Private
  placement, net of $170
  of Issuance costs......  1,415,279       15      9,188        -         -     -        -             -        -       -     9,203
Fair value of warrants
  issued for Professional
  services rendered......          -        -        253        -         -     -        -             -        -       -       253
Fair value of stock
  issued for professional
  Services rendered......     21,500        1        183        -         -     -        -             -        -       -       184
Fair value of warrants
  issued Related to license
  agreement With Digital
  Convergence............          -        -      4,704        -         -     -        -             -        -       -     4,704
Exercise of warrants.....    495,600        5      2,872        -         -     -        -             -        -             2,877
Stock issued to purchase
  assets.........            321,829        3      3,517                  -     -        -             -        -       -     3,520
Treasury stock at cost...          -        -          -        -         -     -        -             -  201,230   ( 779)     (779)
Net Loss.................          -        -          -        -         -     -        -        (5,409)       -       -    (5,409)

BALANCE, DECEMBER 31,
2000..................... 14,460,384       $1         45  $57,619         -     -        -      ($37,875) 201,230   ($779)  $19,110


Exercise of employee
  options................     38,560        -        138        -         -     -        -             -        -       -       138
Issuance of Common Stock
  through Private
  Placement, Net of $149
  of issuance costs......  3,490,750       35      1,843        -         -     -        -             -        -       -     1,878
Expense associated with
  warrant repricing......          -        -        947        -         -     -        -             -        -       -       947
Fair value of options
  issued for Professional
  services rendered......          -        -         69        -         -     -        -             -        -       -        69
Exercise of Warrants.....    505,450        5      1,040        -         -     -        -             -        -       -     1,045
Stock issued to purchase
  assets.................    309,773        3      1,373        -         -     -        -             -        -       -     1,376
Issuance of Preferred
  Stock for services.....          -        -          -        -   452,489     5      878             -        -       -       883
Stock Subscription
  Receivable.............                                    (240)                                                             (240)
Net Loss.................          -        -          -        -         -     -        -       (25,469)       -           (25,469)
                         -----------  -------    -------    -----     -----   ---     ----      --------      ---     ---   -------

BALANCE, DECEMBER 31,
2001..................... 18,804,917     $188    $63,029     (240)  452,489    $5     $878      ($63,344) 201,230   ($779)    ($263)


              The accompanying notes are an integral part of these consolidated financial statements.

1.    BASIS OF PRESENTATION AND NATURE OF BUSINESS OPERATIONS

Basis of Presentation

         The consolidated financial statements include the financial statements of NeoMedia Technologies, Inc. and its wholly-owned subsidiaries, NeoMedia Migration, Inc., a Delaware corporation; Distribuidora Vallarta, S.A. incorporated in Guatemala; NeoMedia Technologies of Canada, Inc. incorporated in Canada; NeoMedia Tech, Inc. incorporated in Delaware; NeoMedia EDV GmbH incorporated in Austria; NeoMedia Technologies Holding Company B.V. incorporated in the Netherlands; NeoMedia Technologies de Mexico S.A. de C.V. incorporated in Mexico; NeoMedia Migration de Mexico S.A. de C.V. incorporated in Mexico; NeoMedia Technologies do Brasil Ltd. incorporated in Brazil and NeoMedia Technologies UK Limited incorporated in the United Kingdom, and are collectively referred to as "NeoMedia" or the "Company". The consolidated financial statements of NeoMedia are presented on a consolidated basis for all periods presented. All significant intercompany accounts and transactions have been eliminated in preparation of the consolidated financial statements.

Nature of Business Operations

         The Company is structured and evaluated by its Board of Directors and Management as two distinct business units:

                  NeoMedia Internet Switching Services (NISS), and

                  NeoMedia Consulting and Integration Services (NCIS)

NeoMedia Internet Switching Services (NISS)

         NISS (physical world-to-Internet offerings) is the core business and is based in the United States, with development and operating facilities in Fort Myers, Florida. NISS develops and supports the Company's physical world to Internet core technology, including our linking "switch" and application platforms. NISS also manages the Company's valuable intellectual property portfolio, including the identification and execution of licensing opportunities surrounding the patents.

NeoMedia Consulting and Integration Services (NCIS)

         NCIS (systems integration service offerings) is the original business line upon which the Company was organized. This unit resells client-server equipment and related software. The unit also provides general and specialized consulting services targeted at software driven print applications, and especially at process automation of production print facilities through its integrated document factory solution. Systems integration services also identifies prospects for custom applications based on NeoMedia's products and services. The operations are based in Lisle, Illinois.


2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

      For the purposes of the consolidated balance sheets and consolidated statements of cash flows, all highly liquid investments with original maturities of three months or less are considered cash equivalents.

Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition

      License fees, including Intellectual Property license, represent revenue from the licensing of NeoMedia's proprietary software tools and applications products. NeoMedia licenses its development tools and application products pursuant to non-exclusive and non-transferable license agreements. Resales of software and technology equipment represent revenue from the resale of purchased third party hardware and software products and from consulting, education, maintenance and post contract customer support services.

         Under American Institute of Certified Public Accountants ("AICPA") Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"), as amended, license revenue is recognized if persuasive evidence of an agreement exists, delivery has occurred, pricing is fixed and determinable, and collectibility is probable.

         Software and technology equipment resale revenue is recognized when all of the components necessary to run software or hardware have been shipped. Service revenues include maintenance fees for providing system updates for software products, user documentation and technical support and are recognized over the life of the contract. Software license revenue from long-term contracts has been recognized on a percentage of completion basis, along with the associated services being provided. Other service revenues, including training and consulting, are recognized as the services are performed. The Company uses stand-alone pricing to determine an element's vendor specific objective evidence
(VSOE) in order to allocate an arrangement fee amongst various pieces of a multi-element contract. NeoMedia records an allowance for uncollectible accounts on a customer-by-customer basis as appropriate.

Purchase and Disposal of Qode.com, Inc.

         On March 1, 2001, NeoMedia purchased all of the net assets of Qode.com, Inc. (Qode), except for cash. Qode is a development stage company, as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting By Development Stage Enterprises". In consideration for these assets, NeoMedia issued 274,699 shares of common stock, valued at $1,359,760. Additionally, the Company placed in escrow 1,676,500 shares of its common stock valued at $8,298,675. Stock issued was valued at $4.95 per share, which is the average closing price for the few days before and after the measurement date of March 1, 2001. As of December 31, 2001 the Company had released 35,074 shares of common stock from escrow for performance for the period March 1, 2001 to August 31, 2001. The remaining 1,641,426 shares held in escrow as contingent compensation will not be issued due to the business unit not attaining certain performance targets.

         The Company accounted for this purchase using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations". The excess fair market value of the net assets acquired over the purchase price was allocated to reduce proportionately the values assigned to noncurrent assets. The accompanying consolidated statements of operations include the operations of Qode from March 1, 2001, through September 30, 2001.

The purchase price at the original purchase date was calculated and allocated as follows:


Original Shares: 274,699 issued at $4.95                       1,360,000
Contingent shares: 35,074 issued at $0.39                    $    13,000
                                                             ------------
   Total purchase price                                      $ 1,373,000
                                                             ------------
Purchase price allocated as follows:
Assets purchased
   Trade receivables                                           $   5,000
   Inventory                                                     144,000
   Prepaid expenses                                               49,000
   Furniture & fixtures                                          913,000
   Capitalized development costs                               2,132,000
   Capitalized software                                           83,000
   Refundable deposits - non-current                              38,000

Liabilities assumed
   Accounts payable                                             (981,000)
   Forgiveness of note receivable                               (440,000)
   Interest receivable                                           (10,000)
   Current portion of long-term debt                            (117,000)
   Note payable                                                  (24,000)
   Capitalized lease obligation                                 (419,000)
                                                              ------------

     Total purchase price allocated                          $ 1,373,000
                                                              ============

During the third quarter of 2001, the Company issued an additional 35,074 shares under the terms of the earn-out with Qode.com, Inc. (see explanation below). The value of these shares in the amount of $13,000 was allocated $9,000 to capitalized development costs and $4,000 to furniture and fixtures.

Contingent consideration

In accordance with the purchase of the assets of Qode.com, Inc., NeoMedia has placed 1,676,500 shares of its common stock in escrow for a period of one year, subject to downward adjustment, based upon the achievement of certain performance targets over the period of March 1, 2001 to February 28, 2002. As of March 1, 2002, these performance targets were not met and therefore, the remaining 1,641,426 shares held in escrow were not issued. The criteria used to determine the number of shares released from escrow is a weighted combination of revenue, page views, and fully allocated earnings before taxes relating to the Qode Universal Commerce Solution.

At the end of each of certain interim periods as outlined in the purchase agreement, the number of cumulative shares earned by Qode.com is calculated based on revenue and page views and the shares are released. The resulting financial impact on NeoMedia is a proportionate increase in the long-term assets acquired from Qode, with a corresponding increase in depreciation expense from that point forward. The amount of the increase in long-term assets is dependent upon the number of shares released from escrow, as well as the value of NeoMedia stock at the time of measurement. The first such measurement date is July 1, 2001. At the end of the 12-month measurement period (February 28, 2002), the final number of shares issued to Qode under the earn-out was 309,773, allocated as outlined in the table above.

Intangible assets

Intangible assets acquired from Qode.com include:

     i). Purchased software licenses relating to the development of the Qode Universal Commerce Solution, amortized on a straight-line basis over three years.

         ii). Capitalized software development costs relating to the development of the Qode Universal Commerce Solution.

Proforma information

         Proforma results of operations as though the companies had combined at the beginning of the period is as follows:

                                                     YEAR ENDED
                                   December 31, 2001         December 31, 2000
                                   -----------------         -----------------
         Revenue                  $   8,228                        $   27,776

         Net Loss                 $ (20,959)                       $  (14,297)

         EPS - basic and diluted  $  (1.28)                        $    (1.01)

Disposal of Qode Business Unit

On August 31, 2001, the Company signed a non-binding letter of intent to sell the assets and liabilities of its Ft. Lauderdale-based Qode business unit, which it acquired in March 2001, to The Finx Group, Inc., a holding company based in Elmsford, NY. The final contract is contingent upon the completion of due diligence and definitive terms and conditions stated in the letter of intent. The Company intends to sell the assets and liabilities of Qode, which consist of all inventory, equipment and the ownership and operation of the comprehensive universal internet database along with the corresponding patents. The Finx Group will assume $620,000 in Qode payables and $800,000 in long-term leases in exchange for 500,000 shares of the Finx Group, right to use and sell Qode services, and up to $5 million in affiliate revenues over the next five years. As of December 31, 2001, the transaction had not been consummated due to the encumbrance of certain of NeoMedia's Qode-related assets under the Company's note payable to Airclic, Inc. The Finx group has taken possession of certain Qode system assets and has taken over ongoing expenses related to the business unit. Management believes that the sale will be completed immediately upon resolution of Airclic litigation. During the third and fourth quarters of 2001, the company recorded a $2.6 million expense from the write-down of the Qode assets/liabilities to the following net realizable value:

                                                December 31, 2001
                                               (Balances in Thousands)

           Inventory                                    $   144
           Equipment                                        265
           Intangible Assets                              1,027
                                                         ------
                    Assets                                1,436
                                                          -----

           Accounts Payable                               1,108
           Note Payable                                      15
           Capital Lease                                    103
                                                        -------
           Liabilities                                    1,226
                                                        -------

                    Net Realizable Value                $   210
                                                        =======

The loss for discontinued operations during the phase-out period from August 31, 2001 (measurement date) to September 30, 2001 was $439,000. No further loss is anticipated.

On May 31, 2001, three creditors of Qode.com, Inc. filed in the U.S. Bankruptcy Court an involuntary bankruptcy petition for Qode.com, Inc. Qode.com, Inc. has converted the proceedings to Chapter 11, U.S. Code to re-organize its debts.

Digital:.Convergence Corporation Intellectual Property License Agreement

      The Company entered into an agreement with a competitor, Digital:Convergence Corporation ("DC"), a private company located in the US, in October 2000, granting them a worldwide, non-exclusive license of the Company's extensive patent portfolio for directly linking documents, objects, transaction and voice commands to the internet. The agreement provided for annual license fees over a period of ten years in excess of $100 million through a combination of cash and equity. The Company recognized $7.8 million of revenue in 2000 related to this contract, including a $5.0 million cash payment received in October 2000 for royalties earned before contract execution, $2.5 million related to the $10 million of payments in DC common stock and cash expected to be received in the first year of the contract, and $0.3 million related to DC stock received by NeoMedia to be recognized over the life of the contract.

      As part of the contract, the Company issued to DC a warrant to purchase
1.4 million shares of NeoMedia common stock.

      In the first quarter of 2001, DC issued the Company an interest bearing $3 million note payable in lieu of a $3 million cash payment due in January 2001. The Company also received shares of DC stock in January with a contractual value of $2 million as part of the first contract-year royalties due. The note was originally due on April 24, 2001, however, on that date the Company agreed to extend it until June 24, 2001. The Company also partially wrote down, in the first quarter of 2001, the value of the remaining DC stock receivable, and DC stock that had been received in January, to a value that management believed was reasonable at the time (50% of the valuation stipulated in the contract). The write-down consisted of a reduction in assets of $7.7 million and a corresponding reduction in liabilities of $7.7 million. The DC stock received in January 2001 was valued at $1 million and the DC receivable was valued at $9.2 million. In April 2001, the Company received additional shares of DC stock with a $5 million value based on the valuation method stipulated in the contract. No revenue was recognized related to these shares and the shares were not recorded as an asset due to DC's worsening financial condition. All assets and liabilities relating to the contract were subsequently written off in the second quarter (see below).

      Also in April, an agreement was entered into with DC whereby for a period from the date of registration of the shares underlying the warrant to purchase
1.4 million shares of the Company's common stock until October 24, 2001, if the Company would identify a purchaser for the Company's shares, DC would exercise the warrant and purchase 1.4 million shares of common stock and sell the shares to the identified purchaser. One third of the net proceeds received by DC on the sale of the Company's common stock shall be paid to the Company toward repayment of DC's obligations under the note to the Company in the amount of $3 million. In consideration for this, the warrant exercise price was reduced during this period to 38 percent of the closing sale price of the Company's common stock on the day prior to the date of exercise, subject to a minimum price. Because the exercise of the warrants at this reduced price is contingent upon the Company finding a purchaser of the underlying 1.4 million shares, the value of this re-pricing will be measured and recorded at the time the shares are sold. As of October 24, the Company was not able to locate a purchaser and therefore, the warrant was not exercised.

      On June 24, 2001, DC did not pay the note that was due, and on June 26, 2001, the Company filed a $3 million lawsuit against DC for breach of contract regarding the $3 million promissory note. It was also learned in the second quarter of 2001 that DC's capital raising efforts and business operations were having difficulty, and the Company decided to write off all remaining amounts related to the DC contract. The following table represents balance sheet balances at December 31, 2000 and March 31, 2001, as well as all amounts written off during the second quarter of 2001:


                                                                                  March 31,
                                                           December 31,       2000 Balances        Write-off
                                                          2000 Balances        (Unaudited)       June 30, 2001
                                                         --------------------------------------------------------
                                                                         (Dollars in thousands)
                                                         --------------------------------------------------------
ASSETS
Available for sale securities - Digital Convergence      $        -            $  1,000          $   1,000

Trade Accounts Receivable                                     2,500               1,500              1,500
Digital Convergence receivable                                5,144               5,144              5,144
Prepaid expenses (current portion)
                                                                470                 470                470
Digital Convergence receivable, net of current portion       10,288               2,572              2,572
Prepaid DC (long-term portion)                                4,116               3,998              3,998
                                                         ----------             -------          ---------
   Total assets                                           $  22,518             $14,684           $ 14,684
                                                         ==========             =======           ========

LIABILITIES
Deferred revenues DC                                    $    1,543             $    772           $    772
Long-term deferred revenues - DC                            13,503                6,558              6,558
                                                        ----------            ---------           --------
   Total liabilities                                    $   15,046             $  7,330           $  7,330
                                                        ==========            =========           ========

      The net effect of the write-off is a $7,354,000 non-cash charge to income during the second quarter, which is included in Loss on Digital:Convergence License Contract in the consolidated statements of operations for the year ending December 31, 2001. Any future revenues related to this contract will be recorded as payments are received.

AirClic, Inc. Relationship

      On July 3, 2001, NeoMedia signed a non-binding letter of intent with AirClic, Inc. to cross-license the companies' intellectual property. The terms of the proposed agreement called for NeoMedia to: (i) acquire an equity interest in AirClic, and (ii) issue a significant equity interest in NeoMedia to AirClic, which interest would likely have exceeded 50% of NeoMedia's outstanding equity securities. Further terms of the agreement called for NeoMedia to acquire AirClic's Connect2 comparison shopping business unit, which was to be combined with NeoMedia's Qode business unit. AirClic has loaned NeoMedia $500,000 under a secured note due on the earlier of (i) the date on which NeoMedia raises $5 million in equity financing from a source other than AirClic, (ii) a change in control of NeoMedia, or (iii) January 11, 2002.

      During the negotiation of a definitive set of agreements between the companies, it was determined that the consummation of the transaction as provided in the non-binding letter of intent would not be completed. As a result, additional notes aggregating $1,500,000 will not be executed between the companies.

      On September 6, 2001, AirClic filed suit against the Company in the Court of Common Pleas, Montgomery County, PA, for breach of contract relating to the July 3, 2001 non-binding letter of intent signed by the Company and AirClic. AirClic claims that the Company violated express representations and warranties relating to the Company's assets and state of business affairs. AirClic seeks a judgment to accelerate repayment of the $500,000 note due January 11, 2002, and to relieve AirClic from any obligation to make further loans to the Company as outlined in the letter of intent. AirClic has also filed suit against the Company in the United States District Court for the Eastern District of Pennsylvania. In this second action, AirClic seeks a declaration that certain core intellectual property securing the note issued by us to AirClic, some of which is patented and others for which a patent application is pending, is invalid and in the public domain. (see "Legal Proceedings" in Footnote 11)


Advertising Expense

During the year ended December 31, 2001, the Company entered into a one-year license agreement with About.com, Inc. to provide the Qode Universal Commerce SolutionTM to About.com's users. In June 2001, About.com ran banner ads on its site promoting the Qode Universal Commerce SolutionTM. As part of this transaction, About.com received 452,489 shares of our Series B Convertible Preferred Stock, par value $0.01 per share, of the 500,000 total Series B Convertible Preferred shares the Company is authorized to issue, in consideration for these promotions. The Company recorded an advertising expense of $882,000 associated with this transaction in sales and marketing expense in the accompanying consolidated statements of operations. The agreement with About.com was terminated on August 31, 2001, in anticipation of the sale of the Qode assets to the Finx Group.

Severance Expense

      During the third quarter of 2001, the Company laid off 55 employees, including the chief technology officer and the chief operating officer, representing a 60% decrease in its total workforce. In connection with the layoffs, the Company recognized a severance expense of approximately $494,000 during the third quarter of 2001. The layoffs were part of a company-wide cost reduction initiative.


Executive Incentive Expense

      In June 2001, the Company's compensation committee approved an adjustment, relating to the Digital:Convergence patent license fees, to the 2000 executive incentive plan that reduced the bonus payout by approximately $1.1 million. This was recorded as a negative expense in the accompanying consolidated statement of operations.

Warrant Repricing Program

            In May 2001, the Company re-priced approximately 1.5 million additional warrants subject to a limited exercise period and other conditions, including certain warrants issued in connection with NeoMedia's initial public offering in 1996, which will expire at the end of 2001. The repricing program allowed the warrant exercise price to be reduced to 33 percent of the closing sale price of the Company's common stock (subject to a minimum) on the day prior to the date of exercise for a period of six months from the date the repricing program began. The exercise of the warrants and sale of the underlying common stock was at the discretion of a broker selected by the Company, within the parameters of the repricing arrangement. In accordance with FASB Interpretation, FIN 44, Accounting for Certain Transactions Involving Stock Transactions, the award was accounted for as variable from the date of modifications on May 1, 2001. Accordingly, $181,000 was recorded as compensation in the accompanying consolidated statement of operations.

Warrant Issuance

      In June 2001, the Board of Directors' approved the issuance of 414,000 warrants for Charles W. Fritz, NeoMedia's Chairman, CEO, and president at a exercise price of $2.09. However, the warrants were not issued during 2001. The Company does not intend to issue these warrants in 2002.

Valuation and Reserves

      Allowance for doubtful accounts activity for the years ended December 31, 2001 and 2000 was as follows:

                                                  (dollars in thousands)
                                                  ----------------------
                                                    2001         2000
                                                    ----         ----
Beginning balance...............................   $  484        $ 888

Bad debt expense................................     (169)         303

Write-off of uncollectible accounts.............      (68)         (17)

Collection of accounts previously written off...     (182)         (75)

Adjustment to general allowance.................       -          (615)
                                                   ------      -------
   Ending balance...............................   $   65         $484
                                                   ======      =======


Inventories

      Inventory is stated at the lower of cost or market, and at December 31, 2001, 2000 and 1999 was comprised of purchased computer technology resale products. Cost is determined using the first-in, first-out method.

Property and Equipment

      Property and equipment are carried at cost less allowance for accumulated depreciation. Repairs and maintenance are charged to expense as incurred. Depreciation is generally computed using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives range from three to five years for equipment and seven years for furniture and fixtures. Leasehold improvements are amortized over the shorter of the life of the lease or the useful lives of the related assets. Upon retirement or sale, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations.

      Depreciation expense was $249,000, $263,000 and $367,000 for the years ended December 31, 2001, 2000 and 1999 respectively.

Intangible Assets

      Intangible assets consist of capitalized software development costs and patents.

      Software development costs are accounted for in accordance with Statement of Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as research and development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing, quality assurance and documentation are capitalized. Once a product is made available for sale, capitalization is stopped unless the related costs are associated with a technologically feasible enhancement to the product. Amortization of purchased and developed software is provided on a product-by-product basis over the estimated economic life of the software, generally three years, using the straight-line method.

      Patents (including patents pending and intellectual property) and acquired customer lists are stated at cost, less accumulated amortization. Patents are generally amortized over periods ranging from five to seventeen years.

      Intangible assets activity for the years ended December 31, 2001 and 2000 was as follows:

                                                           December 31,
                                                     2001               2000
                                                     ----               ----
          Beginning Balance                        $9,043            $ 5,296
          Additions                                 2,493              5,837
          Intangible Assets Moved
              To "Assets Held for Sale"            (1,027)                --
          Amortization/Write-offs                  (6,181)            (2,090)
                                                  -------             ------
          Ending Balance                          $ 4,328             $9,043
                                                  =======             ======


      Amortization expense of intangible assets was $3,120,000 $2,073,000 and $1,662,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Loss on impairment of assets

      In connection with the Company's reduction in work force during the third quarter 2001, the Company sold the rights to its Pacer Advantage end-user software product for $40,000 cash. Accordingly, the Company wrote off all its assets aggregating $2.9 million related to the MLM/Affinity program including assets pertaining to the purchase of Daystar services, LLC and a customer list purchased in 1998. Revenue related to the MLM/Affinity program was $92,000, $259,000, and $0 for the years ended December 31, 2001, 2000, and 1999, respectively. Net loss allocated to the MLM/Affinity program was $832,000, $1,075,000, and $0 for the years ended December 31, 2001, 2000, and 1999, respectively.

Evaluation of Long-Lived Assets

      The Company periodically performs an evaluation of the carrying value of its long-lived assets, including intangible assets, in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This evaluation consists primarily of a comparison to the future undiscounted net cash flows from the associated assets in comparison to the carrying value of the assets. As of December 31, 2001, the Company is of the opinion that no impairment of its long-lived assets has occurred.

Income Taxes

      In accordance with SFAS No. 109, "Accounting for Income Taxes", income taxes are accounted for using the assets and liabilities approach. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be recognized. The Company has recorded a 100% valuation allowance as of December 31, 2001, 2000 and 1999.

Computation of Net Loss Per Share

      Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has excluded all outstanding stock options and warrants from the calculation of diluted net loss per share because these securities are anti-dilutive for all years presented. The shares excluded from the calculation of diluted net loss per share are detailed in the table below:

                                              December 31, 2001     December 31, 2000    December 31, 2000
                                              -----------------    -------------         -----------------

      Outstanding Stock Options..............    4,214,000          4,294,000                 3,418,000
      Outstanding Warrants...................    3,240,000          3,968,000                 2,676,000

Financial Instruments

      The Company believes that the fair value of its financial instruments approximate carrying value.

Concentrations of Credit Risk

      Financial instruments that potentially subject NeoMedia to concentrations of credit risk consist primarily of trade accounts receivable with customers. Credit risk is generally minimized as a result of the large number and diverse nature of NeoMedia's customers, which are located throughout the United States. NeoMedia extends credit to its customers as determined on an individual basis and has included an allowance for doubtful accounts of $65,000, $484,000 and $888,000 in its December 31, 2001, 2000 and 1999 consolidated balance sheets, respectively. NeoMedia had net sales to one major customer in the telecommunications industry (Ameritech) of $2,983,000, $5,824,000 and $5,843,000 during the years ended December 31, 2001, 2000 and 1999, respectively, resulting in trade accounts receivable of $1,499,000, $229,000 and $225,000 as of December 31, 2001, 2000 and 1999, respectively. In addition, a single company supplies the equipment and software, which is re-marketed to this customer. Accordingly, the loss of this supplier would materially adversely affect NeoMedia CIS. Revenue generated from the remarketing of computer software and technology equipment has accounted for a significant percentage of NeoMedia's revenue. Such sales accounted for approximately 73%, 66% and 78% of NeoMedia's revenue for the years ended December 31, 2001, 2000 and 1999, respectively. NeoMedia had license fees to one major customer (DC) of $7,768,000 during the year ended December 31, 2000, resulting in an accounts receivable of $2,500,000 as of December 31, 2000. Revenue generated from this licensing agreement accounted for approximately 28% of NeoMedia revenue for the year ended December 31, 2000. No revenue was recognized under this agreement during the year ended December 31, 2001.

Reclassifications

      Certain reclassifications have been made to the 1999 and 2000 financial statements to conform to the 2001 presentation.

Comprehensive Income

       For the years ended December 31, 2001, 2000 and 1999, the Company did not have other comprehensive income and therefore has not included the statement of comprehensive income in the accompanying financial statements.

Recent Accounting Pronouncements

         On July 21, 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 (SFAS No. 141), "Business Combinations", and No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets." SFAS No. 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS No. 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001 and establishes specific criteria for the recognition of intangible assets separately from goodwill; SFAS No. 142 addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that goodwill and intangible assets which have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. It also provides that intangible assets that have finite useful lives will continue to be amortized over their useful lives, but those lives will no longer be limited to forty years. SFAS No. 141 is effective for all business combinations after June 30, 2001. The provisions of SFAS No. 142 are effective beginning January 1, 2002. The Company is considering the provisions of SFAS No. 141 and No. 142 and at present has not determined the impact of adopting SFAS No. 141 and SFAS No.
142. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

         In October 2001, the FASB recently issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

         In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

3.       LIQUIDITY

         During the years ended December 31, 2001, 2000 and 1999 the Company's net loss totaled approximately $25,469,000, $5,409,000 and $10,472,000 respectively. As of December 31, 2001 the Company had an accumulated deficit of approximately $63,344,000 and approximately $134,000 in unrestricted cash balances. As of December 31, 2001, the working capital was negative $5,163,000 and cash flow from operations was negative $5,202,000. The Company's unrestricted cash balance as of March 12, 2002 was approximately $134,000 (unaudited).

         The Company cannot be certain that anticipated revenues from operations will be sufficient to satisfy its ongoing capital requirements. Management's belief is based on the Company's operating plan, which in turn is based on assumptions that may prove to be incorrect. If the Company's financial resources are insufficient the Company may require additional financing in order to execute its operating plan and continue as a going concern. The Company cannot predict whether this additional financing will be in the form of equity or debt, or be in another form. The Company may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In any of these events, the Company may be unable to implement its current plans for expansion, repay its debt obligations as they become due or respond to competitive pressures, any of which circumstances would have a material adverse effect on its business, prospects, financial condition and results of operations.

         Subsequent to December 31, 2001, the Company has undertaken the following initiatives:

         o During February 2002, the Company sold 19 million shares of its common stock at $0.17 per share in exchange for promissory notes maturing at the earlier of i) 90 days from the date of issuance, or ii) 30 days from registration of the shares. Proceeds from this transaction will be $3,230,000.

         o During March 2002, the Company repriced 1.2 million of its common stock warrants for a period of six months. During the term of the warrant repricing program, participating holders are entitled to exercise qualified warrants at an exercise price per share equal to the greater of (1) $0.12 or (2) 50% of the last sale price of shares of Common Stock on the NASDAQ Small Cap Market on the trading date immediately preceding the date of exercise.

Should these financing sources fail to materialize, management would seek alternate funding sources through sale of common and/or preferred stock. Management's plan is to secure adequate funding to bridge to revenue generation from the Company's valuable intellectual property portfolio and PaperClick(TM) internet "switching" software. To this end, the Company has retained the law firm of Baniak Pine & Gannon to pursue potential license agreements, and plans to implement a sales strategy for PaperClick(TM) upon receipt of adequate funding.

4.    CONTRACT ACCOUNTING

      NeoMedia periodically enters into long-term software development and consultation agreements with certain customers. As of December 31, 2001, 2000 and 1999, certain contracts were not completed and information regarding these uncompleted contracts was as follows:


                                                                         2001          2000
                                                                         ----          ----
         Costs Incurred on Contracts ..........................         $    50       $   321

         Profit to Date .......................................              15         1,087
                                                                        -------       -------
             Total Costs and Estimated Earnings ...............              65         1,408

         Less - Billings to Date ..............................             (35)       (1,368)
                                                                        -------       -------
             Costs and Estimated Earnings in Excess of Billings         $    30       $    40
                                                                        =======       =======


The above are included in the accompanying consolidated balance sheets under the following captions:

                                                                    2001   2000
                                                                   ------  ----
         Costs and Estimated Earnings in Excess of Billings ....   $ 43    $ 89
         Billing in Excess of Costs and Estimated
                                                                           ----
           Earnings ............................................    (13)    (49)
                                                                   ----    ----
         Costs and Estimated Earnings in Excess of Billings, Net   $ 30    $ 40
                                                                   ====    ====



5.       PROPERTY AND EQUIPMENT

      As of December 31, 2001, 2000 and 1999, property and equipment consisted of the following:

                                                             2001         2000
                                                             ----         ----
                                                              (In thousands)
         Furniture and fixtures ..................         $  643       $  314
         Leasehold improvements ..................            109          124
         Equipment
                                                              326          504
                                                           ------        -----
              Total ..............................          1,078          942
         Less accumulated depreciation ...........           (608)        (577)
         Less property and equipment held for sale           (265)           -
                                                           ------         ----
              Total property and equipment, net ..         $  205       $  365
                                                           ======         ====

6.    INTANGIBLE ASSETS

      As of December 31, 2001 and 2000, intangible assets consisted of the following:

                                                        2001             2000
                                                        ----             ----
                                                            (in thousands)
         Capitalized and purchased software costs    $  8,520          $  6,418
         Customer list ..........................          --             1,143
         Repurchased license rights and other ...          --             3,520
         Patents and related costs ..............       3,125             3,026
                                                     --------          --------
         Total ..................................      11,645            14,107
         Less accumulated amortization ..........      (6,290)           (5,064)
         Less intangible assets held for sale ...      (1,027)
                                                     --------          --------
         Total intangible assets, net ...........    $  4,328          $  9,043
                                                     ========          ========

      At December 31, 1999, the Company had a liability of $1,862,500 to the seller of a patent purchased by the Company in 1998. The liability was settled by the Company in cash during 2000. The patent is being amortized over seventeen years.

7.    FINANCING AGREEMENTS

      The Company has an agreement with a commercial finance company that provides short-term financing for certain computer hardware and software purchases. Under the agreement, there are generally no financing charges for amounts paid within 30 or 45 days, depending on the vendor used to source the product. Under this agreement there are two separate lines of credit. The first line has credit availability of $750,000. The second line has credit availability of up to $2,000,000, based upon the Company's customer credit rating. Borrowings are collateralized by all inventory, property and equipment, and accounts receivable. In addition, as of December 31, 2000, a $750,000 letter of credit was issued to the benefit of the commercial finance company. At December 31, 2000, NeoMedia collateralized this letter with a restricted cash balance of $750,000. As of December 31, 2001 and 2000, amounts due under this financing agreement included in accounts payable were $2,344,000 and $1,101,000, respectively.


8.    LONG-TERM DEBT

      As of December 31, 2001 and 2000, long-term debt consisted of the following:


                                                                              2001     2000
                                                                              ----     ----
                                                                              (In thousands)
         Note payable to International Digital Scientific, Inc. (IDSI), non-interest bearing with interest imputed at 9%,
              due with minimum monthly installments of $16,000 through
              March 2005 ..............................................       $ 624      $ 816
         Less:  unamortized discount ..................................         (84)      (140)
                                                                              -----      -----
              Total long-term debt ....................................         540        676
         Less:  current portion .......................................        (150)      (137)
                                                                              -----      -----
         Long-term debt, net of current portion .......................       $ 390      $ 539
                                                                              =====      =====

      The long-term debt repayments for each of the next five fiscal years ending December 31 are as follows:

                                                                 (In thousands)

      2002......................................................   $     192

      2003......................................................         192

      2004......................................................         192

      2005......................................................          48

      2006......................................................           -
                                                                     -------

      Total.....................................................     $   624
                                                                     -------


      In October 1994, the Company purchased, via seller financing, certain computer software from IDSI. The aggregate purchase price was $2,000,000 and was funded by the seller with an uncollateralized note payable, without interest, in an amount equal to the greater of: (i) 5% of the collected gross revenues of NeoMedia Migration for the preceding month; or (ii) the minimum installment payment as defined, until paid in full. The minimum installment payment is the amount necessary to provide an average monthly payment for the most recent twelve month period of $16,000 per month. The present value of $2,000,000 discounted at 9% (the Company's then incremental borrowing rate) for 125 months was approximately $1,295,000, the capitalized cost of the assets acquired. The discount is being accreted to interest expense over the term of the note. The software acquired was amortized over its estimated useful life of three years. As of December 31, 2001 and 2000, the balance of the note payable, net of unamortized discount, was $540,000 and $676,000, respectively.


9.    INCOME TAXES

      For the years ended December 31, 2001, 2000 and 1999, the components of income tax expense were as follows:

                                              2001    2000       1999
                                              ----    ----       ----
                                                   (In thousands)
         Current ....................         $         $         $
                                              -         -         --
         Deferred....................         -
                                                        -         --
                                              -         -         --
         Income tax expense/(benefit)         $         $         $
                                              =         =         ==


      As of December 31, 2001, 2000 and 1999, the types of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts which gave rise to deferred taxes, and their tax effects were as follows:


                                                                              2001            2000            1999
                                                                              ----            ----            ----
                                                                                          (In thousands)
         Accrued employee benefits .............................         $     62          $     30          $     31
         Provisions for doubtful accounts ......................               26               182               337
         Deferred revenue ......................................               --                13                --

         Capitalized software development costs and fixed assets              676               284                98
         Net operating loss carryforwards (NOL) ................           22,916            15,021            12,724
         Research and Development Credit .......................               --               --
                                                                                                                   91
         Accruals ..............................................              470               864                51
         Loss on disposal of Qode business unit ................            1,060                --                --
         Other .................................................               --                17                 8
         Alternative minimum tax credit carryforward ...........               45                45                45
                                                                         --------          --------          --------
         Total deferred tax assets .............................           25,255            16,456            13,385
         Valuation Allowance ...................................          (25,255)          (16,456)          (13,385)
         -------------------------------------------------------         --------          --------          --------
         Net deferred income tax asset .........................         $     --          $     --          $    --
                                                                         ========          ========          ========

      Because it is more likely than not that NeoMedia will not realize the benefit of its deferred tax assets, a valuation reserve has been established against them.

      For the years ended December 31, 2001, 2000 and 1999, the income tax benefit differed from the amount computed by applying the statutory federal rate of 34% as follows:

                                                                                 2001            2000           1999
                                                                                 ----            ----           ----
                                                                                            (In thousands)
         Benefit at federal statutory rate ............................        $(8,659)        $(1,839)        $(3,561)
         State income taxes, net of federal ...........................         (1,009)
                                                                                                  (196)           (380)
         Foreign income taxes, net of federal .........................            --
                                                                                                  --                61
         Exercise of non-qualified stock options ......................            (17)         (1,874)
                                                                                                                  (176)
         Permanent difference - write-off of Digtal Convergence stock .          1,190             --               --
         Permanent and other, net .....................................           (304)           (860)            (12)
         Change in valuation allowance ................................          8,799           3,071           5,766
                                                                               -------         -------         -------
         Income tax expense/(benefit) .................................        $    --         $    --         $    --
                                                                               =======         =======         =======


      As of December 31, 2001, NeoMedia had net operating loss carryforwards for federal tax purposes totaling approximately $57.3 million which may be used to offset future taxable income, or, if unused expire between 2011 and 2020. As a result of certain of NeoMedia's equity activities occurring during the year ended December 31, 1997, NeoMedia anticipates that the annual usage of its pre-1998 net operating loss carryforwards may be further restricted pursuant to the provisions of Section 382 of the Internal Revenue Code.

10.   TRANSACTIONS WITH RELATED PARTIES

         In January 1999, Edna Fritz, spouse of William Fritz, purchased 82,372 shares of the Company's common stock at a price of $3.03 per share. In January 1999, William Fritz purchased 42,857 shares of the Company's common stock at a price of $3.50 per share. As part of these purchases, Edna Fritz received a total of 8,237 warrants to purchase stock at $3.04 per share and William Fritz received 4,286 warrants to purchase stock at $3.50 per share.

         In June 1999, the Company sold a license for the right to utilize its Neolink Information Server to Daystar Services L.L.C. ("Daystar") a Tennessee limited liability company, owned in part by an officer and one of the Company's board members, for $500,000. The original business purpose of the sale was to generate revenue through the sale of an exclusive license to Daystar. In April 2000, in anticipation of either a potential acquisition of the Company by Digital:Convergence ("DC") (which subsequently did not occur), or a long-term intellectual property license with DC, the Company purchased substantially all the assets of Daystar, including the rights to the license it sold to Daystar in 1999, for approximately $3.5 million of our common stock. In order to enter into a 10-year intellectual property license agreement with DC, the Company was required to re-purchase the exclusive license agreement. Additional Daystar assets purchased were to be employed in our MLM/Affinity licensing program. The assets purchased were recorded as intangible assets at approximately $3.5 million on the accompanying consolidated balance sheets. The Company believes this transaction was conducted on terms as good as favorable as those would have been derived from an arm's length negotiation.

         In July 1999, the Company paid professional fees in the amount of $73,000 to James J. Keil, a director of the Company, for services related to the recruitment of the Company's President and Chief Operating Officer and one sales representative.

         During the years ended December 31, 1999 and 1998, the Company leased from William E. Fritz a trade show booth for rental payments totaling $31,000 and $34,000, respectively. The lease expired during 1999.

         During each of the years ended December 31, 2000 and 1999, the Company leased office and residential facilities from related parties for rental payments totaling $5,000 and $13,000, respectively. The lease expired during 2000.

         During October 2001, the Company borrowed $4,000 from Charles W. Fritz, its Chairman and Chief Executive Officer, under a note payable bearing interest at 10% per annum with a term of six months.

         The Company believes this transaction was conducted on terms as good as favorable as those would have been derived from an arm's length negotiation.

11.   COMMITMENTS AND CONTINGENCIES

      NeoMedia leases its office facilities and certain office and computer equipment under various operating leases. These leases provide for minimum rents and generally include options to renew for additional periods. For the years ended December 31, 2001, 2000 and 1999, NeoMedia's rent expense was $1,246,000, $1,067,000 and $1,268,000, respectively.

      The following is a schedule of the future minimum lease payments under non-cancelable operating leases as of December 31, 2001:



                                                                 Payments
                                                              (In thousands)
      2002.............................................           $   844
      2003.............................................               473
      2004.............................................                56
      2005.............................................                 2
      2006.............................................                 -
                                                                  --------
      Total............................................           $ 1,375
                                                                  ========

      Of the $844,000 minimum lease payment due in 2002, approximately $205,000 relates to leases for Qode Universal Commerce Solution equipment that will be assumed by the Finx Group, Inc. upon consummation of The Finx Group's letter of intent with the Company.

      As of December 31, 2001, none of the Company's employees were under contract. Additionally, the Company was not party to any long-term consulting agreements as of December 31, 2001.

Legal Proceedings

      The Company is involved in various legal actions arising in the normal course of business, both as claimant and defendant. While it is not possible to determine with certainty the outcome of these matters, it is the opinion of management that the eventual resolution of the following legal actions could have a material adverse effect on the Company's financial position or operating results.

      On September 6, 2001, AirClic, Inc. ("AirClic") filed suit against the Company in the Court of Common Pleas, Montgomery County, Pennsylvania, seeking, among other things, the accelerated repayment of a $500,000 loan it advanced to the Company under the terms of a letter of intent entered into between AirClic and the Company. The letter of intent was subsequently abandoned on the basis of the Company's alleged breach of certain representations made by the Company in the promissory note issued by the Company to AirClic in respect of such advance. The note issued by the Company in respect of AirClic's $500,000 advance is secured by substantially all of the Company's intellectual property, including its core physical world-to-Internet technologies. If the Company is deemed to have defaulted under the note, and does not pay the judgment, AirClic, which is one of the NeoMedia's key competitors, could acquire the Company's core intellectual property, which would have a material adverse effect on the Company's business, prospects, financial condition, and results of operations. The Company is vigorously defending this lawsuit and has interposed counterclaims against AirClic. The lawsuit is in its preliminary stages and, as such, at this time it is difficult to assess the outcome. Whether or not AirClic is successful in asserting its claims that the Company breached certain representations made by the Company in the note, the note became due and payable in accordance with its terms on January 11, 2002. Based on the cash currently available to the Company, payment of the note and related interest would have a material adverse effect on the Company's financial condition. If the Company faisl to pay such note, AirClic could proceed against the Company's intellectual property securing the note, which would have a material adverse effect on the Company's business, prospects, financial condition, and results of operations. The Company is aggressively seeking bridge financing to enable it to pay the principal and interest remaining under the note following the resolution of the counterclaims against AirClic. The Company has not accrued any additional liability over and above the note payable and related accrued interest.

         AirClic has also filed suit against the Company in the United States District Court for the Eastern District of Pennsylvania. In this second action, AirClic seeks a declaration that certain core intellectual property securing the note issued by the Company to AirClic, some of which is patented and others for which a patent application is pending is invalid and unenforceable. Any declaration that the Company's core patented or patentable technology is invalid and unenforceable would have a material adverse effect on the Company's business, prospects, financial condition, and results of operations. The Company is vigorously defending against this lawsuit as well. The Company has not accrued any liability in connection with this matter.

      On June 26, 2001, the Company filed a $3 million lawsuit in the U.S. District Court, Northern District of Texas, Dallas Division, against Digital:Convergence Corporation for breach of contract regarding a $3 million promissory note due on June 24, 2001 that was not paid. The Company is seeking payment of the $3 million note plus interest and attorneys fees. The Company has not accrued any gain contingency related to this matter.

      In April 2001, the former President and director of NeoMedia filed a lawsuit against the Company and several of its directors. The suit was filed in the Circuit Court of the Twentieth Judicial Circuit for Sarasota, Florida. The claim alleges the individual was fraudulently induced into accepting employment and that the Company breached the employment agreement. The individual's employment with the Company ended in January 2001. The Company believes the claim is without merit and is vigorously defending itself. Final outcome of this matter is uncertain and a range of loss cannot reasonably be estimated. The Company has accrued approximately $347,000 in severance and incentive payments payable to Mr. Goins. The Company has not accrued any additional liability related to the suit.

      On August 20, 2001, Ripfire, Inc. filed suit against the Company in the San Francisco County Superior Court seeking payment of $138,000 under a software license agreement entered into between the Company and Ripfire in May 2001 relating to implementation of the Qode Universal Commerce Solution. The Company has entered into a letter of intent with the Finx Group, Inc. to sell certain assets and liabilities relating to Qode. As part of the letter of intent, the Finx Group will assume all liabilities up to $138,000 relating to the Ripfire contract. Accordingly, the Company has not accrued a liability in the accompanying financial statements. The Company, along with the Finx Group, is currently negotiating settlement of this matter.

      On October 3, 2001, Headway Associates, Ltd. filed a complaint for damages in the Circuit Court of the Seventeenth Judicial Circuit for Broward County, Florida. Headway Associates, Ltd. is seeking payment of all amounts due under the terms the lease agreement of the Ft. Lauderdale office of NeoMedia's Qode business unit. The lease commenced on March 3, 2000 and terminates on March 31, 2005. On February 25, 2002, Headway agreed to accept $100,000 cash payment over a two-month period for settlement of all past-due and future amounts owed under the lease. This amount is accrued in the accompanying financial statements.

      On November 30, 2001, Orsus Solutions USA, Inc., filed a summons seeking payment in full of approximately $525,000 relating to a software and services contract associated with implementation of the Qode Universal Commerce Solution. The Company has entered into a letter of intent with the Finx Group, Inc. to sell certain assets and liabilities relating to Qode. As part of the letter of intent, the Finx Group will assume all liabilities up to $530,000 relating to the Orsus contract. Accordingly, the Company has not accrued a liability in the accompanying financial statements. The Company, along with the Finx Group, is currently negotiating settlement of this matter.

      On March 20, 2002, IOS Capital, Inc. filed a summons seeking full payment of approximately $38,700 relating to past due and future payments under an office equipment lease. The Company has returned the equipment and intends to settle the past due amounts. As of December 31, 2001, the Company had recorded a liability of approximately $10,000 relating to this matter.


12.   DEFINED CONTRIBUTION SAVINGS PLAN

      NeoMedia maintains a defined contribution 401(k) savings plan. Participants may make elective contributions up to established limits. All amounts contributed by participants and earnings on these contributions are fully vested at all times. The plan provides for matching and discretionary contributions by NeoMedia, although no such contributions to the plan have been made to date.

13.   EMPLOYEE STOCK OPTION PLAN

      Effective February 1, 1996, NeoMedia adopted the 1996 Stock Option Plan making available for grant to employees of NeoMedia options to purchase up to 1,500,000 shares of NeoMedia's common stock. The stock option committee of the board of directors has the authority to determine to whom options will be granted, the number of options, the related term, and exercise price. The option exercise price shall be equal to or in excess of the fair market value per share of NeoMedia's common stock on the date of grant. These options granted expired ten years from the date of grant. These options vest 100% one year from the date of grant.

      Effective March 27, 1998, NeoMedia adopted the 1998 Stock Option Plan making available for grant to employees of NeoMedia options to purchase up to 8,000,000 shares of NeoMedia's common stock. The stock option committee of the board of directors has the authority to determine to whom options will be granted, the number of options, the related term, and exercise price. The option exercise price may be less than the fair market value per share of NeoMedia's common stock on the date of grant. Options granted during 2000 and 1999 were granted at an exercise price equal to fair market value on the date of grant. Options generally vest 20% upon grant and 20% per year thereafter. The options expire ten years from the date of grant.

      Effective January 1, 1996, NeoMedia adopted SFAS No. 123, "Accounting for Stock-Based Compensation" defines a fair-value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, SFAS 123 also allows an entity to continue to measure compensation cost for stock-based compensation plans using the intrinsic-value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Entities electing to continue using the accounting method in APB 25 must make pro forma disclosures of net income and earnings per share as if the fair-value method of accounting had been adopted. Because NeoMedia elected to continue using the accounting method in APB 25, no compensation expense was recognized in the consolidated statements of operations for the years ended December 31, 2000 and 1999 for stock-based employee compensation.

      For grants in 2001, 2000 and 1999, the following assumptions were used:
(i) no expected dividends; (ii) a risk-free interest rate of 4.5% for 2001, 6% for 2000 and 5% for 1999; (iii) expected volatility of 135% for 2001, 80% for 2000 and 70% for 1999 and (iv) an expected life of 5 years for options granted in 2001 and 4 years for options granted in 2000 and 1999. The fair-value was determined using the Black-Scholes option-pricing model.

      The estimated fair value of grants of stock options and warrants to non-employees of NeoMedia is charged to expense in the consolidated financial statements. These options vest in the same manner as the employee options granted under the 1998 Stock Option Plan.

         Utilizing the assumptions detailed above, our net loss and loss per share, as reported, would have been the following pro forma amounts ($ in thousands except per share data).

                                                2001          2000        1999
                                                ----          ----        ----
       Net Loss
            As reported....................... $25,469        $5,409     $10,472
            Pro forma......................... $27,888        $7,498     $11,731
       Net loss per share
            As reported.......................   $1.55        $0.39      $  1.01
            Pro forma.........................   $1.70        $0.54      $  1.13


      A summary of the status of NeoMedia's 1996 and 1998 stock option plans as of and for the years ended December 31, 2001, 2000 and 1999 is as follows:


                                                         2001                  2000                    1999
                                             ------------------     -----------------      -------------------
                                                      Weighted               Weighted                 Weighted
                                                       Average               Average                  Average
                                                      Exercise               Exercise                 Exercise
                                           Shares      Price     Shares       Price        Shares        Price
                                             (In                   (In                     (In
                                          thousands)            thousands)               thousands)
   Outstanding at beginning of year ....    4,294     $  4.71     3,418        $ 4.43     3,164       $ 4.40
   Granted .............................    3,499        2.00     1,192          4.87     1,721         4.71
   Exercised ...........................      (38)       3.60      (170)         2.83      (599)        1.77
   Forfeited ...........................   (3,541)       4.13      (146)         5.78       868)        5.79
                                           ------     -------    ------       -------     -----       ------
   Outstanding at end of year ..........    4,214      $ 2.96     4,294       $  4.71     3,418       $ 4.43
   =====================================   ======     =======    ======       =======     ======      ======

   Options exercisable at year-end .....    2,452                  2,140                  1,398
   Weighted-average fair value of
   options granted during the year......   $ 1.81                 $ 3.05                  $2.68
   Available for grant at the end
   of the year.........................     4,158                  4,116                  5,162

      The following table summarizes information about NeoMedia's stock options outstanding as of December 31, 2001:

                                  Options Outstanding                                  Options Exercisable
   -----------------------------------------------------------------------       ----------------------------
                                                Weighted-        Weighted-                          Weighted-
                                                 Average          Average                            Average
        Range of                 Number         Remaining        Exercise            Number         Exercise
     Exercise Prices           Outstanding  Contractual Life       Price           Exercisable        Price
   ------------------       --------------- ----------------     ---------       ---------------    --------
                             (In thousands)                                      (In thousands)
   $   -- to  $  0.84             1,441        9.4 years         $    0.24              667         $    0.28
     1.88 to     2.91               767        8.0 years              2.52              429              2.52
     3.25 to     4.98             1,055        7.9 years              3.81              619              3.76
     5.06 to     7.88               836        7.2 years              6.15              632              6.25
     8.44 to    10.88               115        7.7 years              8.89              105              8.92
   ---------  -------            ------        ---------         ---------           ------         ---------
   $ 0.84 to  $ 10.88             4,214        8.3 years         $    2.96            2,452         $    3.46
   =========  =======             =====        =========         =========            =====         =========

      In December 1999, the Company issued 20,000 options to buy shares of the Company's common stock to an outside consultant at a price of $7.00 per share for consulting services rendered, and recognized $28,200 in expense in its 1999 consolidated financial statements. These options vest in the same manner as the employee options granted under the 1998 Stock Option Plan. All these options were outstanding at December 31, 2000 and 1999. Of these options, 8,000 and 4,000 were vested at December 31, 2000 and 1999, respectively.

      In October 2000, the Company issued 80,000 warrants to buy shares of the Company's common stock to an outside consultant at a price of $4.13 per share for consulting services rendered, and recognized approximately $253,000 in expense in its 2000 consolidated financial statements. These warrants vest in the same manner as the employee options granted under the 1998 Stock Option Plan. All these warrants were outstanding at December 31, 2001. Of these warrants, 16,000 were vested at December 31, 2001.

      In September 2001, the Company issued 150,000 options to buy shares of the Company's common stock to an outside consultant at a price of $0.20 per share for consulting services rendered, and recognized $18,800 in expense in the 2001 consolidated financial statements. The warrants vest 40% upon grant and the remaining 60% one year from the grant date. As of December 31, 2001, all 150,000 warrants were outstanding and 60,000 were vested.

Warrants

Warrant activity as of December 31, 2001, 2000 and 1999, is as follows:



Balance December 31, 1998                1,639,832

    Warrants issued                      1,118,630

     Warrants exercised                     82,100
                                         ---------

Balance December 31, 1999                2,676,362

     Warrants issued                     1,787,073

     Warrants exercised                    495,600
                                        ----------

Balance December 31, 2000                3,967,835

     Warrants issued                       887,512

     Warrants exercised                    505,450

     Warrants expired                    1,110,000
                                         ---------

Balance December 31, 2001                3,239,897
                                         =========


      During 2000, the Company issued 1,400,000 warrants as part of a ten year license of the Company's intellectual property. These warrants were immediately vested and exercisable. The associated expense is being recognized over the life of the contract. During 2000, $118,000 was recorded as a reduction of the license revenue related to the contract.

      During 2001, the Company re-priced approximately 1.5 million additional warrants subject to a limited exercise period and other conditions, including certain warrants issued in connection with NeoMedia's initial public offering in 1996, which expired at the end of 2001. The repricing program allowed the warrant exercise price to be reduced to 33 percent of the closing sale price of the Company's common stock (subject to a minimum) on the day prior to the date of exercise for a period of six months from the date the repricing program began. The exercise of the warrants and sale of the underlying common stock was at the discretion of a broker selected by the Company, within the parameters of the repricing arrangement. In accordance with FASB Interpretation, FIN 44, Accounting for Certain Transactions Involving Stock Transactions, the award was accounted for as variable from the date of modifications on May 1, 2001. Accordingly, $181,000 was recorded in during 2001 as compensation expense.

      In June 2001, the Board of Directors approved the issuance of 404,900 warrants to an outside consultant at an exercise price of $2.09. The Company recognized an expense of approximately $742,000 related to this transaction, which is included in general and administrative expense in the accompanying consolidated statements of operations. The Company used the Black-Scholes option-pricing model to value the shares, with the following assumptions: (i) no expected dividends (ii) a risk-free interest rate of 4.5% (iii) expected volatility of 135% and (iv) an expected life of 3 years.

      The following table summarizes information about warrants outstanding at December 31, 2001, all of which are exercisable:

                                                             Weighted
                                                         Average       Weighted
                                                        Remaining      Average
                    Range of                Warrants     Contractual   Exercise
                 Exercise Prices         Outstanding   Life (Years)     Price
                 ---------------         -----------   ------------     -----
                 $0.10 to $5.50               927           2.6          $2.51
                 $5.51 to $6.99             1,558           3.5          $6.02
                 $7.00 to $9.99               524           1.0           $8.04
                $10.00 to $15.00              231           1.1          $12.74
                                            -----           ---          ------
                 $0.10 to $15.00            3,240           2.7          $ 5.82
                                            =====           ===          ======


14.   SEGMENT INFORMATION

      Beginning with the year ended December 31, 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 supersedes Financial Accounting Standards Board's SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the way that business enterprises report information about operating segments in annual financial statements. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers.

      The Company is organized into two business segments: (a) NeoMedia ISS, and
(b) NeoMedia CIS. Performance is evaluated and resources allocated based on specific segment requirements and measurable factors. Management uses the Company's internal income statements to evaluate each business unit's performance. Assets of the business units are not available for management of the business segments or for disclosure.

      Operational results for the two segments for the years ended December 31, 2001, 2000 and 1999 are presented below (in thousands):

                                                 NeoMedia ISS      NeoMedia CIS
                                                  (formerly         (formerly
                                                NeoMedia ASP)      NeoMedia SI)       Consolidated
                                                -------------      ------------       ------------
Year Ended December 31, 2001
     Net Sales
         Qode Business Unit...................       $ 13              $   -              $ 13
          Paperclick/Amway/MLM.................
                                                      140                                  140
         Software and equipment resales
            and related services..............          -               8,002             8,002
                                                    -----              ------             -----
         Total gross sales....................        153               8,002             8,155
          Less: Qode Business Unit Sales......        (13)                  -               (13)
                                                    -----               -----             -----
          Total net sales.....................        140               8,002             8,142
                                                    =====               =====             =====

      Loss from Continuing Operations.........    (17,639)             (1,129)          (18,768)
      Loss from operations of and disposal of
          discontinued business unit..........     (6,701)                  -            (6,701)
      Net Loss................................    (24,340)             (1,129)          (25,469)

Year Ended December 31, 2000
     Net Sales................................      $8,083            $19,482           $27,565
     Net Loss.................................      (4,225)            (1,184)           (5,409)

Year Ended December 31, 1999
     Net Sales................................        $795           $24,461            $25,256
     Net Loss.................................      (5,916)           (4,556)           (10,472)


15.   QUARTERLY INFORMATION (UNAUDITED)

         The summarized quarterly financial data presented below reflects all adjustments which, in the opinion of management, are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented.

                                           (dollars in thousands except per share data)
                                    -----------------------------------------------------------
                                       Total       Fourth      Third       Second       First
2001
----
   Total net sales ................    $ 8,142    $  4,459     $   908     $ 1,237     $ 1,538
   Gross profit ...................   ($   724)   $    597    ($   503)   ($   404)   ($   414)
   (Loss) before income taxes
        and discontinued operations   ($18,768)   $    771    ($ 5,072)   ($11,042)   ($ 3,425)
   Net (loss) .....................   ($25,469)   ($ 1,692)   ($ 9,310)   ($11,042)   ($ 3,425)
   Net (loss) per share:
        basic and diluted .........   ($  1.55)   ($  0.11)   ($  0.60)   ($  0.72)   ($  0.24)


2000
----
   Total net sales ................    $27,565    $  9,875    $  4,049    $  9,547    $  4,094
   Gross profit ...................    $ 9,032    $  7,571    $     42    $    879    $    540
   (Loss) before income taxes
        and discontinued operations   ($ 5,409)   $  2,667    ($ 3,555)   ($ 2,085)   ($ 2,436)
   Net (loss) .....................   ($ 5,409)   $  2,667    ($ 3,555)   ($ 2,085)   ($ 2,436)
   Net (loss) per share:
        basic and diluted .........   ($  0.39)   $   0.21    ($  0.25)   ($  0.15)   ($  0.19)

   1999
   ----
   Total net sales ................    $25,256    $  5,091    $  5,019    $  7,342    $  7,804
   Gross profit ...................    $ 2,786    ($   156)   ($    11)   $  1,269    $  1,684
   (Loss) before income taxes
        and discontinued operations   ($10,472)   ($ 3,881)   ($ 2,937)   ($ 1,888)   ($ 1,766)
   Net (loss) .....................   ($10,472)   ($ 3,881)   ($ 2,937)   ($ 1,888)   ($ 1,766)
   Net (loss) per share:
        basic and diluted .........   ($  1.01)   ($  0.34)   ($  0.27)   ($  0.19)   ($  0.20)



16.   COMMON STOCK

      On October 24, 2001, the Company filed a proxy statement with the SEC to request a shareholder vote to increase the number of the Company's authorized shares of common stock from 50,000,000 shares to 100,000,000 and increase the number of the Company's authorized shares of preferred stock from 10,000,000 shares to 25,000,000. The shareholder meeting was held on December 11, 2001. This resolution did not pass as a result of the failure to secure favorable votes from holders of a majority of the outstanding shares.

      The proxy also requested approval to sell 19,000,000 shares of common stock to accredited investors in exchange for limited recourse promissory notes accruing interest at a rate of 6% per annum, with a term of three months, providing for mandatory repayment of principal in the amount of the proceeds of any sale of the shares of common stock (or other securities or assets issued in respect of such shares of common stock) purchased by means of such promissory notes, with sole recourse under the event of default under the promissory note limited to recovery of the shares of common stock purchased (or other assets or securities issued in respect thereof) by means of such promissory note. This resolution passed. During the fourth quarter of 2001, the Company issued 3,000,000 of the 19,000,000 shares at $0.08 per share in exchange for limited recourse promissory notes as described above. The Company has recorded a stock subscription receivable of $240,000 as of December 31, 2001 with respect to these shares. Subsequent to December 31, 2001, the Company has cancelled the 3,000,000 shares issued in 2001 and re-issued them, along with 16,000,000 additional shares, at a price of $0.17 per share, subject to the same terms described above.

      During the year ended December 31, 2001, the Company issued through private placements 3,490,750 shares of the Company's Common Stock for proceeds of $1,637,000.

      During the year ended December 31, 2000, the Company issued through private placements 1,415,279 shares of the Company's Common Stock for proceeds of $9,203,000. In connection with these private placements, the Company also issued 387,073 warrants with strike prices ranging from $6.00 to $12.74. These warrants were immediately vested and have a life of three to five years.

      In 1999, an unrelated third party converted their $2.0 million note receivable from the Company into shares of the Company's common stock at a price of $4.00 per share. The unrelated third party also received 200,000 warrants. These warrants were 100% vested upon issuance. Of these warrants, 100,000 were issued at $5.00 and 100,000 were issued at $7.00. All 200,000 warrants had a three-year expiration and were subsequently exercised in 2000.


17.   PREFERRED STOCK

         In June 2001, the Company entered into a one-year license agreement with About.com, Inc. to provide the Qode Universal Commerce Solution(TM) to About.com's estimated 36 million worldwide users. The Company and About.com intended to promote the co-branded shopping service throughout the About.com network. In June 2001, About.com ran banner ads on its site promoting the Qode Universal Commerce Solution(TM). As part of the emerging About.com and NeoMedia relationship, About.com received 452,489 shares of our Series B Convertible Preferred Stock, par value $0.01 per share, of the 500,000 total Series B Convertible Preferred shares which we are authorized to issue, in consideration for these promotions. Each share was convertible into one share of NeoMedia common stock. We recorded an expense of $882,000 associated with this transaction in the second quarter in sales and marketing expense in the accompanying consolidated statements of operations. The agreement with About.com was terminated on August 31, 2001, in anticipation of the sale of the Qode assets to the Finx Group, Inc. Subsequent to December 31, 2001, the Series B Convertible Preferred Stock issued to About.com automatically converted to 452,289 shares of NeoMedia common stock on January 2, 2002.

18.   SUBSEQUENT EVENTS

      Subsequent to December 31, 2001, the following events have occurred:

         o During January 2002, certain of the Company's shareholders filed a complaint with the Securities and Exchange Commission, alleging that the shareholders were not included in the special shareholders meeting of November 25, 2001, to vote on the issuance of 19 million shares of NeoMedia common stock. On March 11, the Company filed its response claiming that the Company had fully complied with all of its obligations under the laws and regulations administered by the Securities and Exchange Commission, as well as with its obligation under Delaware General Corporation Law.

         o During February 2002, the Company sold 19 million shares of its common stock at $0.17 per share in exchange for promissory notes maturing at the earlier of i) 90 days from the date of issuance, or ii) 30 days from registration of the shares. During 2001, the Company had issued 3 million shares to unrelated investors at $0.08 per share payable in the same manner. Those shares were cancelled and re-issued as part of the 19 million share offering in 2002.

         o During February 2002, the Company issued 1,646,987 shares of its common stock to two separate vendors as settlement of past due liabilities and future payments relating to equipment leases.

         o During March 2002, the Company requested a hearing before a Nasdaq listing qualifications panel to review a staff determination issued by Nasdaq. The determination indicated that as of December 31, 2001 the Company did not comply with either the minimum $2 million net tangible assets or the minimum $2.5 million stockholders' equity requirement for continued listing, and that the company's shares were therefore subject to delisting. NeoMedia responded by requesting a hearing before a Nasdaq listing panel to review the staff determination. The hearing is scheduled for April 18, 2002.

         o During March 2002, the Company repriced 1.2 million of its common stock warrants for a period of six months. During the term of the warrant repricing program, participating holders are entitled to exercise qualified warrants at an exercise price per share equal to the greater of (1) $0.12 or (2) 50% of the last sale price of shares of Common Stock on the NASDAQ Small Cap Market on the trading date immediately preceding the date of exercise.

                                             (Outside back cover page)

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by the Delaware General Corporation Law ("DGCL"), we have included in our Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to NeoMedia or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or
(iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the rights of NeoMedia and its stockholders (through stockholders' derivative suits on behalf of NeoMedia) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of NeoMedia or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

The certificate of incorporation and the by-laws of NeoMedia provide that we are required and permitted to indemnify our officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of NeoMedia in which indemnification would be required or permitted.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission
Registration Fee.............................................. $   946.00
Legal fees and expenses.......................................  25,000.00
Accounting fees and expenses..................................  25,000.00
Miscellaneous.................................................   1,000.00
                                                                 --------

Total......................................................... $51,946.00
                                                               ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         Set forth below in chronological order is information regarding the numbers of shares of Common Stock sold by the Company, the number of warrants issued by the Company, and the principal amount of debt instruments issued by the Company since November 16, 1998, the consideration received by the Company for such shares, warrants, and debt instruments and information relating to the section of the Act or rule of the Securities and Exchange Commission under which exemption from registration was claimed. None of these securities was registered under the Act. Except as otherwise indicated, no sales of securities involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. Neither the Company nor any entity acting on its behalf offered or sold the referenced securities by means of any general solicitation or advertising.

         Each of such transactions was exempt from registration under the Act by virtue of the provisions of Section 4(2) and/or Section 3(a)(9) of the Act. Each purchaser of the securities described below has represented that he/she/it understands that the securities acquired may not be sold or otherwise transferred absent registration under the Act or the availability of an exemption from the registration requirements of the Act and that such purchaser was an "accredited investor," as defined in Rule 501(a) of Regulation D under the Act. Each certificate evidencing the securities purchased by each purchaser bears a legend to the effect that such securities may not be sold or otherwise transferred absent registration under the Act or the availability of an exemption from the registration requirements of the Act.

         All share numbers set forth below give effect to all stock splits and reverse stock splits effected prior to the date of the filing of this Registration Statement.

         In November 1998, NeoMedia borrowed $500,000, in two separate notes from unrelated third parties. These notes were due in November, 1999 with an interest rate of 20%. One $250,000 note was extended until January 6, 2000, and the other was extended until February 25, 2000. These notes were secured by 375,000 shares of NeoMedia's common stock by placing them in an escrow account. These shares were considered issued but not outstanding for 1999. As part of obtaining the financing, 37,500 stock warrants, exercisable at $2.00 per share, were issued to the lender. These warrants were exercised in February 2000. During 2000, both notes were repaid and the 375,000 shares securing the notes have been released from escrow and retired by the Company.

         In January, 1999, NeoMedia issued 82,372 shares of NeoMedia's common stock to an individual related party at a price of $3.04 per share. In connection with the sale, NeoMedia also issued 8,237 warrants with an exercise price of $3.04. The gross proceeds of such transaction were approximately $250,000.

         In January, 1999, NeoMedia issued warrants to purchase 230,000 shares of common stock at a price of $2.13 per share to an outside consultant for services performed.

         In January and February, 1999, NeoMedia issued an aggregate of 145,000 shares of NeoMedia's common stock at a price of $3.50 per share to five individual and one institutional unrelated parties. In connection with the sale, NeoMedia also issued an aggregate of 3,000 warrants with an exercise price of $3.50. The gross proceeds of such transaction were approximately $507,500. In connection with the sale, NeoMedia also issued as a commission 280,000 warrants to purchase shares of NeoMedia common stock at an exercise price of $2.13 per share

         In January, 1999, NeoMedia issued 42,857 shares of NeoMedia's common stock at a price of $3.50 per share to an individual related party. In connection with the sale, NeoMedia also issued 4,286 warrants with an exercise price of $3.50. The gross proceeds of such transaction were approximately $150,000.

         In February, 1999, NeoMedia issued 250,000 shares of NeoMedia's common stock at a price of $4.00 per share to A.T. Cross Company, an unrelated party. In connection with the sale, NeoMedia also issued 100,000 warrants with an exercise price of $5.00. The gross proceeds of such transaction were $1,000,000.

         In April, 1999, NeoMedia issued an aggregate of 1,000,000 shares of NeoMedia's common stock at a price of $3.45 per share to two individual and three institutional unrelated parties. The gross proceeds of such transaction were approximately $3,450,000. In connection with the sale, NeoMedia issued as a commission 175,000 warrants to purchase shares of NeoMedia common stock at an exercise price of $3.45 per share.

         In April, 1999, NeoMedia issued warrants to purchase 50,000 shares of common stock at a price of $0.01 per share to an outside institution for services performed.

         In May, 1999, NeoMedia issued an aggregate of 65,000 shares of NeoMedia's common stock at a price of $4.75 per share to two individual unrelated parties. In connection with the sale, NeoMedia also issued an aggregate of 6,500 warrants with an exercise price of $5.00. The gross proceeds of such transaction were approximately $309,000. In connection with the sale, NeoMedia paid commissions of $3,375 cash plus 3,250 warrants to purchase shares of NeoMedia common stock at an exercise price of $5.00 per share.

         In June, 1999, NeoMedia issued 250,000 shares of NeoMedia's common stock at a price of $4.00 per share to A.T. Cross Company, an unrelated party. In connection with the sale, NeoMedia also issued 100,000 warrants with an exercise price of $7.00. The gross proceeds of such transaction were approximately $1,000,000.

         In September, 1999, NeoMedia issued an aggregate of 210,000 shares of NeoMedia's common stock at a price of $7.00 per share to one individual and two institutional unrelated parties. The gross proceeds of such transaction were approximately $1,470,000. In connection with the sale, NeoMedia issued as a commission 105,000 warrants to purchase shares of NeoMedia common stock at an exercise price of $6.00 per share.

         In September, 1999, NeoMedia issued an aggregate of 275,231 shares of NeoMedia's common stock at a price of $5.75 per share to two individual and three institutional unrelated parties. In connection with the sale, NeoMedia also issued an aggregate of 27,523 warrants with an exercise price of $6.75. The gross proceeds of such transaction were approximately $1,583,000. In connection with the sale, NeoMedia paid commissions of $30,000 cash, and also issued 11,172 shares of its common stock valued at $6.19 per share and 10,000 warrants to purchase shares of NeoMedia common stock at an exercise price of $6.19 per share.

         In October, 1999, NeoMedia issued 15,000 shares of NeoMedia's common stock at a price of $4.38 per share to an individual unrelated party. In connection with the sale, NeoMedia also issued 1,500 warrants with an exercise price of $4.38. The gross proceeds of such transaction were approximately $66,000.

         In November, 1999, NeoMedia issued an aggregate of 143,334 shares of NeoMedia's common stock at a price of $3.75 per share to two individual and two institutional unrelated parties. In connection with the sale, NeoMedia also issued an aggregate of 5,067 warrants with an exercise price of $5.50, 1,267 warrants with an exercise price of $4.75, 5,333 warrants with an exercise price of $4.67, and 2,667 warrants with an exercise price of $5.84. The gross proceeds of such transaction were approximately $538,000. In connection with the sale, NeoMedia paid commissions of approximately $35,000.

         In January, 2000, NeoMedia issued an aggregate of 301,368 shares of NeoMedia's common stock at a price of $3.75 per share to ten individual and four institutional unrelated parties. In connection with the sale, NeoMedia also issued an aggregate of 12,570 warrants with an exercise price of $7.19, 5,400 warrants with an exercise price of $6.44, and 12,167 warrants with an exercise price of $7.37. The gross proceeds of such transaction were approximately $1,130,000. In connection with the sale, NeoMedia issued as commissions 9,502 shares of its common stock valued at $7.09 per share.

         In February, 2000, NeoMedia issued 39,535 shares of NeoMedia's common stock at a price of $6.88 per share to one individual and one institutional unrelated party. In connection with the sale, NeoMedia also issued 2,500 warrants with an exercise price of $12.74 and 1,454 warrants with an exercise price of $9.56. The gross proceeds of such transaction were approximately $272,000.

         In February, 2000, NeoMedia issued 50,000 shares of NeoMedia's common stock at a price of $6.00 per share to an institutional unrelated party. In connection with the sale, NeoMedia also issued 2,982 warrants with an exercise price of $10.06. The gross proceeds of such transaction were approximately $300,000.

         In February, 2000, NeoMedia issued 37,500 shares of NeoMedia common stock upon the exercise of outstanding warrants at a price of $2.00 per share. The gross proceeds of such transaction were approximately $75,000.

         In March, 2000, NeoMedia issued an aggregate of 1,000,000 shares of NeoMedia's common stock at a price of $7.50 per share to 20 individual and one institutional unrelated party. The gross proceeds of such transaction were approximately $7,500,000. In connection with the sale, NeoMedia issued as a commission 125,000 warrants to purchase shares of NeoMedia common stock at an exercise price of $7.50 per share, 125,000 warrants to purchase shares of NeoMedia common stock at an exercise price of $15.00 per share, and 100,000 warrants to purchase shares of NeoMedia common stock at an exercise price of $7.20 per share.

         In May, 2000, NeoMedia issued 187,500 shares of NeoMedia common stock upon the exercise of outstanding warrants at a price of $7.38 per share. The gross proceeds of such transaction were approximately $1,383,000.

         In October, 2000, NeoMedia issued warrants to purchase 1,400,000 shares of common stock at a price of $6.00 per share to Digital:Convergence Corporation as consideration for a 10-year intellectual property license agreement.

         In March and April 2001, NeoMedia issued 316,500 shares of NeoMedia's common stock at a price of $3.40 per share to an institutional unrelated party. The gross proceeds of such transaction were approximately $1,076,000. In connection with the sale, NeoMedia issued as a commission 50,000 warrants to purchase shares of NeoMedia common stock at an exercise price of $3.56 per share.

         In March, 2001, NeoMedia issued 18,000 shares of NeoMedia's common stock at a price of $3.41 per share to an institutional unrelated party. The gross proceeds of such transaction were $61,000.

         In March, 2001, NeoMedia issued 156,250 shares of NeoMedia's common stock at a price of $3.20 per share to an institutional unrelated party. The gross proceeds of such transaction were $500,000.

         In March, 2001, NeoMedia issued an aggregate of 170,000 shares of NeoMedia common stock upon the exercise of outstanding warrants at a price of $2.13 per share. The gross proceeds of such transaction were approximately $362,000.

         In April, 2001, NeoMedia issued warrants to purchase 50,000 shares of common stock at a price of $0.01 per share to an outside institution for services performed

         In May, 2001, NeoMedia issued an aggregate of 320,050 shares of NeoMedia common stock upon the exercise of outstanding warrants at a price of $2.00 per share. The gross proceeds of such transaction were $641,000.

         In June, 2001, NeoMedia issued an aggregate of 4,100 shares of NeoMedia common stock upon the exercise of outstanding warrants at a price of $2.00 per share. The gross proceeds of such transaction were $8,000.

         In July, 2001, NeoMedia issued an aggregate of 11,300 shares of NeoMedia common stock upon the exercise of outstanding warrants at a price of $2.00 per share. The gross proceeds of such transaction were $23,000.

         In January 2002, the Company issued 452,489 shares of common stock to About.com, Inc. The shares were issued upon conversion of 452,489 shares of Series B Preferred Stock issued to About.com, Inc. as payment for advertising expense incurred during 2001.

         In January 2002, NeoMedia issued 1,646,987 shares of common stock to two unrelated vendors as settlement of past-due accounts payable and future payments under equipment lease agreements. There were no cash proceeds to NeoMedia in these transactions.

         In February 2002, NeoMedia issued 19,000,000 shares of NeoMedia's common stock at a price of $0.17 per share to five individuals and two institutional unrelated parties. The shares were issued in exchange for limited recourse promissory notes maturing at the earlier of i.) 90 days from the date of issuance, or ii.) 30 days from the date of registration of the shares. The gross proceeds of such transaction will be approximately $3,040,000 upon maturity of the notes, as a purchase price of $0.01 per share, or $190,000 in aggregate, was paid in cash.


ITEM 27.  EXHIBITS.

(a)  Exhibits

       (1) The following exhibits required by Item 601 of Regulation S-B to be filed herewith are hereby incorporated by reference:

Exhibit
  No.            Description
  ---            -----------

3.1 Restated Certificate of Incorporation of DevSys, Inc. (Incorporated by reference to Exhibit 3.3 to NeoMedia's Registration Statement, No. 333-5534 (the "Registration Statement")).

3.2 By-laws of DevSys, Inc. (Incorporated by reference to Exhibit 3.4 to NeoMedia's Registration Statement).

3.3 Certificate of Amendment to Certificate of Incorporation of DevSys, Inc. changing its name to NeoMedia Technologies, Inc. (Incorporated by reference to Exhibit 3.13 to NeoMedia's Registration Statement).

3.4 Form of Certificate of Amendment to Certificate of Incorporation of NeoMedia Technologies, Inc. authorizing a reverse stock split (Incorporated by reference to Exhibit 3.14 to NeoMedia's Registration Statement).

3.5 Form of Certificate of Amendment to Restated Certificate of Incorporation of NeoMedia Technologies, Inc. increasing authorized capital and creating preferred stock. (Incorporated by reference to Exhibit 3.5 of NeoMedia's Form 10-KSB for the year ended December 31, 2000)

3.6   Certificate of Designation of Series B 12% Convertible Preferred Stock.

4.1 Form of Certificate for Common Stock of DevSys, Inc. (Incorporated by reference to Exhibit 4.1 to NeoMedia's Registration Statement).

4.2   Form of Joseph Charles' Warrant Agreement (Incorporated by reference to
      Exhibit 4.2 to NeoMedia's Registration Statement).

4.3   Form of Principal Stockholder's Warrant (Incorporated by reference to
      Exhibit 4.6 to NeoMedia's Registration Statement).

4.4 Form of Placement Agent's Warrant for the Purchase of Shares of Common Stock and Warrants (Incorporated by reference to Exhibit 4.8 to NeoMedia's Registration Statement).

4.5   Form of Warrant to Charles W. Fritz (Incorporated by reference to Exhibit
      4.10 to NeoMedia's Form 10-KSB for the year ended December 31, 1997)

4.6 Form of Warrant to Dominick & Dominick, Incorporated (Incorporated by reference to Exhibit 4.11 to NeoMedia's Form 10-KSB for the year ended December 31, 1997)

4.7   Form of Warrant to Compass Capital, Inc. (Incorporated by reference to
      Exhibit 4.12 to NeoMedia's Form 10-KSB for the year ended December 31,
      1997)

4.8   Form of Warrant to Thornhill Capital, L.L.C. (Incorporated by reference to
      Exhibit 4.10 to NeoMedia's Form 10-KSB for the year ended December 31,
      1997)

4.9 Form of Warrant to Southeast Research Partners, Inc. (Incorporated by reference to Exhibit 4.14 to NeoMedia's Form 10-KSB for the year ended December 31, 1997)

4.10 Form of Warrant to Joseph Charles & Associates, Inc. (Incorporated by reference to Exhibit 4.15 to NeoMedia's Form 10-KSB for the year ended December 31, 1997)

10.1 Form of Nonsolicitation and Confidentiality Agreement (Incorporated by reference to Exhibit 10.2 to NeoMedia's Registration Statement).

10.2 Employment Agreement dated May 1, 1996 between Dev-Tech Associates, Inc. and Charles W. Fritz (Incorporated by reference to Exhibit 10.3 to NeoMedia's Registration Statement).

10.3 Employment Agreement dated April 1, 1996 between Dev-Tech Associates, Inc. and Robert T. Durst, Jr. (Incorporated by reference to Exhibit 10.4 to NeoMedia's Registration Statement).

10.4 Employment Agreement dated May 1, 1996 between Dev-Tech Associates, Inc. and Charles T. Jensen (Incorporated by reference to Exhibit 10.5 to NeoMedia's Registration Statement).

10.5 Dev-Tech Associates, Inc. Annual Incentive Plan for Management (Incorporated by reference to Exhibit 10.43 to NeoMedia's Registration Statement).

10.6 Dev-Tech Associates, Inc. 401(k) Plan and amendments thereto (Incorporated by reference to Exhibit 10.50 to NeoMedia's Registration Statement).

10.7 First Amendment and Restatement of NeoMedia Technologies, Inc. 1996 Stock Option Plan (As Established Effective February 1, 1996, and as amended through November 18, 1996) (Incorporated by reference to Exhibit 10.60 to NeoMedia's Registration Statement).

10.8 Agreement of Lease Between First Union National Bank of Florida and NeoMedia Technologies, Inc. Dated November 27, 1996 (Incorporated by reference to Exhibit 10.43 to NeoMedia's Form 10-KSB for the year ended December 31, 1996).

10.9 Agreement for Wholesale Financing (Security Agreement) Between IBM Credit Corporation and NeoMedia Technologies, Inc. Dated February 20, 1997 (Incorporated by reference to Exhibit 10.47 to NeoMedia's Form 10- KSB for the year ended December 31, 1996).

10.10 Collateralized Guaranty Between IBM Credit Corporation and NeoMedia Migration, Inc. Dated February 20, 1997 (Incorporated by reference to
      Exhibit 10.48 to NeoMedia's Form 10-KSB for the year ended December 31,
      1996).

10.11 NeoMedia Technologies, Inc. 1998 Stock Option Plan (Incorporated by reference to Appendix A to NeoMedia's Form 14A Filed on February 18,
      1998).

10.12 Amendment to NeoMedia Technologies 1998 Stock Option Plan (Incorporated by reference to text of NeoMedia form 14A filed on July 2, 1999)

10.13 Employment Agreement dated August 2, 1999 between NeoMedia Technologies, Inc. and William Goins (incorporated by reference to exhibit 10.32 of NeoMedia's Form 10-KSB for the year ended December 31, 1999.)

10.14 Licensing Agreement between Digital:Convergence Corporation and NeoMedia Technologies, Inc. (Incorporated by reference to Exhibit 10.1 of NeoMedia Form 10-QSB filed on October 30, 2000)

10.15 Sale and Purchase Agreement between Qode.com, Inc. and NeoMedia Technologies, Inc. (Incorporated by reference to Exhibit 10.1 of NeoMedia Form 8K filed on March 15, 2001)

10.16 Warrant repricing letter dated March 19, 2002. (Incorporated by reference to Exhibit 1.2 of NeoMedia Form 8K filed on April 2, 2002)

10.17 Option repricing letter dated April 3, 2002. (Incorporated by reference to Exhibit 1.2 of NeoMedia Form 8K filed on April 15, 2002)

10.18 Intellectual Property licensing agreement between NeoMedia and A.T. Cross Company

10.19 Intellectual Property licensing agreement between NeoMedia and Symbol Technologies, Inc.

10.20 Sponsorship and advertising agreement between NeoMedia and About.com, Inc.

10.21 Letter of Intent regarding proposed strategic transaction between NeoMedia and AirClic, Inc.

10.22 Form of Promissory note issued to AirClic, Inc.

10.23 Form of limited recourse promissory note issued in exchange for 19 million shares of common stock

10.24 Nasdaq Staff Determination Letter with respect to de-listing of NeoMedia securities from the Nasdaq SmallCap market

10.25 Revised warrant repricing letter dated April 3, 2002

20 Subsidiaries (Incorporated by reference to description of Company's subsidiaries contained in Part I of this registration statement.)

     Consents:

Exhibit
   No.            Description
  ---            -----------

  5      Opinion of Reitler Brown LLC
23.2     Consent of Arthur Andersen LLP
23.3     Consent of Ernst & Young LLP
23.4     Consent of Stonefield Josephson LLP
23.5     Consent of Reitler Brown LLC (included in Exhibit 5 opinion letter)

       ITEM 17.  UNDERTAKINGS.

A.    The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Pre-effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida on April 22, 2002.

                           NEOMEDIA TECHNOLOGIES, INC.

                            By: /s/ Charles W. Fritz
                                Charles W. Fritz
                                Chief Executive Officer and
                                Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, this Form S-1/A has been signed below by the following persons in the capacities and on the dates indicated:

Signatures                 Title                                       Date
----------                 -----                                       ----

/s/ Charles W. Fritz       Chief Executive Officer,
--------------------
Charles W. Fritz           Chairman of the Board and Director    April 22, 2002

/s/ William E. Fritz       Secretary and Director                April 22, 2002
--------------------

William E. Fritz

/s/ Charles T. Jensen      Chief Financial Officer,
---------------------
Charles T. Jensen          Treasurer and Director                April 22, 2002

/s/ A. Hayes Barclay       Director                              April 22, 2002
--------------------
Hayes Barclay

/s/ James J. Keil          Director                              April 22, 2002
-----------------
James J. Keil